As filed with the Securities and Exchange Commission on November 12, 1998
                           Registration No. 333-52049

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                                AMENDMENT NO. 1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             ALCHEMY HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

     Florida                          3730                       59-1886450
 (State or other                (Primary Standard            (IRS Identification
 jurisdiction of                   Industrial                      Number)
incorporation or                 Classification
  organization)                   Code Number)

                   3025 N.E., 188th Street, Aventura, Florida
               33180, (305) 932-9230 (Address, including ZIP Code,
                  and telephone number, including area code, of
                    registrant's principal executive offices)

                             Craig Barrie, President
                             Alchemy Holdings, Inc.
                             3025 N.E., 188th Street
                             Aventura, Florida 33180
                                 (305) 932-9230
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Steven A. Sanders, Esq.
                       Beckman, Millman & Sanders, L.L.P.
                                 116 John Street
                            New York, New York 10038
                                 (212) 406-4700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and the effective time of the merger (the "Merger") of Cigarette Racing Team, Inc. ("Cigarette") with and into Alchemy Holdings, Inc., f/k/a Hawk Marine Power, Inc., ("Alchemy") pursuant to the Agreement and Plan of Merger, dated as of _______________, 1998 (the "Merger Agreement"), by and among Cigarette and Alchemy, as described in the enclosed Proxy Statement/ Prospectus included as
Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                     Proposed        Proposed
                                                                                      maximum         maximum
Title of each class of securities                                  Amount to be    offering price    aggregate          Amount of
       to be registered                                            registered(1)    per unit(2)    offering price   registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value ..............................        4,719,450        $  2.00        $9,438,900        $2,624.01
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, Series A, $10,000 par value ................              100        $10,000        $1,000,000        $  278.00
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, Series B, $10,000 par value ................              100        $10,000        $1,000,000        $  278.00
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants, no par value ..............................        1,000,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
    underlying Class A Warrants (3) .........................        1,000,000        $  3.00        $3,000,000        $  834.00
------------------------------------------------------------------------------------------------------------------------------------
Class B Warrants, no par value ..............................        1,000,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
    underlying Class B Warrants (4) .........................        1,000,000        $  4.00        $4,000,000        $1,112.00
------------------------------------------------------------------------------------------------------------------------------------
Class X Warrants, no par value ..............................          180,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
     underlying the Class X Warrants (5) ....................          180,000        $  2.00        $  360,000        $  100.08
------------------------------------------------------------------------------------------------------------------------------------
Options .....................................................           50,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
     underlying the Options (6) .............................           50,000        $  2.00        $  100,000        $   27.80
------------------------------------------------------------------------------------------------------------------------------------

Total .......................................................                                                          $5,253.89
====================================================================================================================================

(1) This registration statement relates to shares of Common Stock of Alchemy to be retained by holders of Alchemy's Common Stock in the proposed merger of Cigarette Racing Team, Inc. with and into Alchemy, with Alchemy continuing as the surviving corporation of the merger.

(2) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457 (f) under the Securities Act of 1933, as amended, based on the proposed offering price to existing holders of Alchemy's Common Stock.

(3) Reserved for issuance upon exercise of the Class A Common Stock Purchase Warrants.

(4) Reserved for issuance upon exercise of the Class B Common Stock Purchase Warrants.

(5) Reserved for issuance upon exercise of the Class X Common Stock Purchase Warrants.

(6) Reserved for issuance upon exercise of the underlying non-qualified stock options.

ALCHEMY HEREBY RESERVES THE RIGHT TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL ALCHEMY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8 (a), MAY DETERMINE.

                             ALCHEMY HOLDINGS, INC.
                             3025 N.E., 188th Street
                             Aventura, Florida 33180
                                 (305) 932-9230

                                ___________, 1998

To the Shareholders of Alchemy Holdings, Inc.:

     A Special Meeting of the Shareholders (the "Alchemy Special Meeting") of Alchemy Holdings, Inc., formally known as Hawk Marine Power, Inc., a Florida corporation ("Alchemy"), will be held at 9:00 a.m., local time, on _________________, 1998, at the offices of Alchemy located at 3025 N.E., 188th Street, Aventura, Florida 33180.

     At the Alchemy Special Meeting, you will be asked to consider and vote upon a proposal to (i) approve and adopt the Agreement and Plan of Merger, dated as of ___________, 1998 (the "Merger Agreement"), by and among Alchemy, Cigarette Racing Team, Inc., a Florida corporation ("Cigarette"), and Cigarette Boats, Inc., a Delaware corporation which is a wholly-owned subsidiary of Alchemy (the "Merger Sub" or "Sub"), and the transactions contemplated thereunder, including a merger pursuant to which the Merger Sub will be merged with and into Cigarette (the "Merger"), whereby, among other things, Cigarette will survive the Merger and become a wholly-owned subsidiary of Alchemy. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Alchemy Common Stock; (ii)retire 2,000,000 shares of Alchemy Common Stock held by Offshore Racing, Inc. ("Offshore") in exchange for $1,000,000 worth of Alchemy Preferred Stock, Series B; and (iii) approve and adopt an Employee Incentive Stock Option Plan.

     In connection with the Merger, each share of Cigarette Common Stock, $.01 par value ("Cigarette Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon filing of required documentation with the Secretary of the State of Florida and the Secretary of the State of Delaware (the "Effective Time"), will be converted into one (1) share (the "Exchange Ratio") of Alchemy's Common Stock, par value $.001 per share ("Alchemy Common Stock"). Based upon the number of shares of Cigarette Common Stock and Alchemy Common Stock outstanding at October 31, 1998, an aggregate of approximately 4,719,450 shares of Alchemy Common Stock would be issued in connection with the Merger, representing approximately 87.0% of the total number of shares of Alchemy Common Stock outstanding after giving effect to such issuance. To receive their Alchemy Common Stock, Cigarette shareholders holding shares, evidenced by certificates, must, after the Merger, deliver their Cigarette Common Stock certificates (or a bond in respect thereof) in the manner described in the attached Joint Proxy Statement/ Prospectus. Notwithstanding the above Cigarette shareholders who vote against the Merger and choose to exercise their appraisal rights pursuant to the Florida Business Corporation Act, will not receive Alchemy Common Stock, but will receive the "fair value" as defined in section 607.1301 of the FBCA. See "The Meetings-Cigarette Shareholders' Appraisal Rights.

     At the Effective Time, each share of Cigarette Preferred Stock, Series A ("Cigarette Preferred Stock, Series A"), issued and outstanding as of the Effective Time of the Merger will be converted into one (1) share of Alchemy's Preferred Stock, Series A ("Alchemy Preferred Stock, Series A"), possessing somewhat different rights, terms and conditions as the Cigarette Preferred Stock, Series A exclusive of dividends accrued prior to the closing of the Merger. Alchemy will also issue 100 shares of Alchemy Preferred Stock, Series B ("Alchemy Preferred Stock, Series B") to Offshore Racing, Inc. in connection with the Merger. Based upon the number of shares of Cigarette Preferred Stock outstanding at October 31, 1998 and with the additional issuance of Alchemy Preferred Stock, Series B, an aggregate of approximately 200 shares of Alchemy Preferred Stock would be issued in connection with the Merger.

     In addition, at the Effective Time, each outstanding Class A Warrant, Class B Warrant and Class X Warrant of Cigarette, no par value, with 5 year terms, respectively (individually, the "Cigarette Class A Warrants","Cigarette Class B Warrants" and "Cigarette Class X Warrants"), will be assumed by Alchemy and become Alchemy warrants to purchase, on substantially the same terms and conditions as were applicable under such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants, the number of whole shares of Cigarette Common Stock (rounded down to the nearest whole number) that the holder of such Cigarette Class A Warrants, Cigarette Class B Warrants and Class X Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants in full, immediately prior to the Effective Time ("Alchemy Class A Warrants", "Alchemy Class B Warrants" and "Alchemy Class X Warrants"). The exercise price of the Alchemy Class A Warrants will equal $3.00 per share of Alchemy Common Stock and the exercise price of the Alchemy Class B Warrants will equal $4.00 per share of Alchemy Common Stock. Based upon the number of Cigarette Class A Warrants outstanding at October 31, 1998,

1,000,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Cigarette Class A Warrants in connection with Alchemy's assumption of such warrants. Based upon the number of Cigarette Class B Warrants outstanding at October 31, 1998, 1,000,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Cigarette Class B Warrants in connection with Alchemy's assumption of such warrants. Based on the number of Alchemy Class X Warrants outstanding at October 31, 1998, 180,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Alchemy Class X Warrants.

     Both Alchemy shareholders and Cigarette shareholders must vote on the transactions contemplated by the Merger Agreement. The holders of the Alchemy Common Stock must vote, pursuant to the rules of the OTC-Bulletin Board, on the issuance of shares of Alchemy Common Stock in connection with the Merger. The Alchemy shareholders must approve the Merger Agreement. Cigarette shareholders will consider the Merger Agreement at a separate meeting to be held on _____________, 1998.

     BY VOTING FOR THE MERGER AGREEMENT A SHAREHOLDER ASSENTS TO ALL TERMS SET FORTH THEREUNDER. ONE SUCH TERM RESTRICTS FROM TRANSFER THE SHARES OF ALCHEMY COMMON STOCK RECEIVED PURSUANT TO THE MERGER FOR A PERIOD OF TWELVE MONTHS FROM THE EFFECTIVE DATE AS THAT TERM IS DEFINED IN SECTION 1.2 OF THE MERGER AGREEMENT (THE "LOCKUP PERIOD"). DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF THE SURVIVING CORPORATION SHALL HAVE THE EXCLUSIVE RIGHT TO RELEASE ANY OR ALL OF THE SHAREHOLDERS OF THE NEWLY ISSUED ALCHEMY COMMON STOCK FOR ANY NECESSARY REASON.

     THE ALCHEMY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTEREST OF, ALCHEMY AND ITS SHAREHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ALCHEMY COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Subject to the satisfaction of certain conditions, holders of Common Stock will be entitled to the appraisal rights provided under Florida law in connection with the Merger as described in the accompanying Proxy Statement/ Prospectus.

     IT IS VERY IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by the shareholders at the Alchemy Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus, which you should read carefully, more fully describes the terms of the Merger Agreement and the Merger and includes information about Alchemy and Cigarette. The Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus.

     All shareholders are cordially invited to attend the Alchemy Special Meeting in person. If you attend the Alchemy Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. If you require assistance in completing your proxy card or have questions about voting procedures, please contact Adam Schild, Alchemy's Secretary, at (305) 932-9230.

                                   Sincerely,

                                  CRAIG BARRIE
                                    President

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ALCHEMY SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                             ALCHEMY HOLDINGS, INC.
                             3025 N.E., 188th Street
                             Aventura, Florida 33180
                                 (305) 932-9230

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held on __________, 1998

To the Shareholders of Alchemy Holdings, Inc.:

     PLEASE TAKE NOTICE that a special meeting of shareholders (the "Alchemy Special Meeting") of Alchemy Holdings, Inc., a Florida corporation ("Alchemy"), will be held on _____________, _____________, 1998, at the principal executive offices of Alchemy located at 3025 N.E., 188th Street, Aventura, Florida 33180 commencing at 9:00 am., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of  .....................................  , 1998, by and
          among Cigarette Racing Team, Inc., a Florida corporation ("Cigarette"), Cigarette Boats, Inc., a Delaware corporation and a wholly-owned subsidiary of Alchemy ("Merger Sub"), and Alchemy, pursuant to which, among other things, (a) Merger Sub will be merged with and into Cigarette, whereby Cigarette will be the surviving corporation and will become a wholly-owned subsidiary of Alchemy (the "Merger") and (b) each outstanding share of common stock, $0.01 par value per share, of Cigarette ("Cigarette Common Stock") will be converted into one (1) share of common stock, $0.001 par value, of Alchemy ("Alchemy Common Stock");

     2. To consider and vote upon a proposal to approve and adopt an Employee Incentive Stock Option Plan; and

     3. To transact such other business as may properly come before the Alchemy Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the Merger, or any postponement or adjournment thereof.

     The Merger and related transactions are more fully described in the Joint Proxy Statement/Prospectus and the annexes thereto, including the Merger Agreement, accompanying this Notice. Any action may be taken on any of the foregoing proposals at the Alchemy Special Meeting on the date specified above or on any date to which the Alchemy Special Meeting may be properly postponed or adjourned. Shareholders of record at the close of business on October 31, 1998 are entitled to notice of and to vote at the Alchemy Special Meeting and any adjournment or postponement thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Alchemy Common Stock. The list of shareholders entitled to vote at the Alchemy Special Meeting will be available for examination ten (10) days prior to the Alchemy Special Meeting at the principal executive offices of Alchemy, 3025 N.E., 188th Street, Aventura, Florida 33180.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.

                                             By Order of the Board of Directors

                                                        CRAIG BARRIE
                                                          President

Aventura, Florida
__________, 1998


BY VOTING FOR THE MERGER AGREEMENT A SHAREHOLDER ASSENTS TO ALL TERMS SET FORTH THEREUNDER. ONE SUCH TERM RESTRICTS FROM TRANSFER THE SHARES OF ALCHEMY COMMON STOCK RECEIVED PURSUANT TO THE MERGER FOR A PERIOD OF TWELVE MONTHS FROM THE EFFECTIVE DATE AS THAT TERM IS DEFINED IN SECTION 1.2 OF THE MERGER AGREEMENT (THE "LOCKUP PERIOD"). DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF THE SURVIVING CORPORATION SHALL HAVE THE EXCLUSIVE RIGHT TO RELEASE ANY OR ALL OF THE SHAREHOLDERS OF THE NEWLY ISSUED ALCHEMY COMMON STOCK FOR ANY NECESSARY REASON.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ALCHEMY SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. PLEASE DO NOT SEND ANY ALCHEMY STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                             ALCHEMY HOLDINGS, INC.
                                       and
                           CIGARETTE RACING TEAM, INC.

                              JOINT PROXY STATEMENT

                        ALCHEMY HOLDINGS, INC. PROSPECTUS

     This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relates to the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of __________________, 1998, by and among Alchemy Holdings, Inc., a Florida corporation ("Alchemy"), Cigarette Boats, Inc., a Delaware corporation and a wholly-owned subsidiary of Alchemy ("Merger Sub"), and Cigarette Racing Team, Inc., a Florida corporation ("Cigarette"), which provides for Cigarette to become a wholly-owned subsidiary of Alchemy by means of a merger with Merger Sub (the "Merger") and for the shareholders of Cigarette to become shareholders of Alchemy. Alchemy and Cigarette are referred to collectively herein as the "Companies." Alchemy and Cigarette are referred to herein, after the consummation of the Merger and the transactions contemplated thereby, as the "Combined Company."

     This Joint Proxy Statement/Prospectus is being furnished to holders of Alchemy Common Stock, par value $0.001 per share ("Alchemy Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Alchemy (the "Alchemy Board") for use at a Special Meeting of Alchemy shareholders (the "Alchemy Special Meeting") to be held on __________, 1998, at the principal executive offices of Alchemy located at 3025 N.E., 188th Street, Aventura, Florida 33180, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof. At the Alchemy Special Meeting, the Alchemy shareholders will be asked to vote (i) to approve the issuance of Alchemy Common Stock in connection with the Merger, (ii) to approve and adopt an Employee Incentive Stock Option Plan and (iii) to transact such other matters as may properly come before the Alchemy Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any postponement or adjournment thereof. However a motion to postpone or adjourn the meeting will not be entertained by the shareholders in the event that: (i) A satisfactory number of shares were represented at such meeting; and (ii) the majority of such shares were voted against the Merger.

     This Joint Proxy Statement/Prospectus is also being furnished to holders of Cigarette Common Stock, $0.01 par value per share ("Cigarette Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Cigarette (the "Cigarette Board") for use at a special meeting of Cigarette shareholders (the "Cigarette Special Meeting") to be held on __________, 1998, at the principal executive offices of Cigarette located at 3131 N.E. 188th Street, Aventura, Florida 33180, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof. The Cigarette Special Meeting and the Alchemy Special Meeting are referred to collectively herein as the "Special Meetings." At the Cigarette Special Meeting, the Cigarette shareholders will be asked to vote (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and (ii) to transact such other matters as may properly come before the Cigarette Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, to establish a quorum or to obtain additional votes in favor of the Merger or any postponement or adjournment thereof. However a motion to postpone or adjourn the meeting will not be entertained by the shareholders in the event that: (i) A satisfactory number of shares were represented at such meeting; and (ii) the majority of such shares were voted against the Merger.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Alchemy for use in connection with the offer and issuance of shares of Alchemy Common Stock pursuant to the Merger. Upon the consummation of the Merger, which will occur upon the filing of required documentation with the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware (the "Effective Time"), each outstanding share of Cigarette Common Stock (other than treasury shares and shares owned by Alchemy or its subsidiaries) will be converted into one (1) share of Alchemy Common Stock (the "Exchange Ratio"). At the Effective Time, each outstanding no par value Class A Warrant, no par value Class B Warrant and no par value Class X Warrant of Cigarette (individually, the "Cigarette Class A Warrants", the "Cigarette Class B Warrants" and the "Cigarette Class X Warrants", collectively the" Cigarette Warrants"), will be assumed by Alchemy and become Alchemy warrants to purchase, on substantially the same terms and conditions as were applicable under such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants, the number of whole shares of Cigarette Common Stock (rounded down to the nearest whole number) that the holder of such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants in full, immediately prior to the Effective Time ("Alchemy Class A Warrants", "Alchemy Class B Warrants" and "Alchemy Class X Warrants" respectively). Each of the Cigarette Warrants has a term of 5 years. Such terms will be the same for the respective Alchemy Warrants. The exercise price of the Alchemy Class A Warrants will equal $3.00 per share of Alchemy Common Stock. The exercise price of the Alchemy Class B Warrants will equal $4.00 per share of Alchemy Common Stock. The exercise price of Alchemy Class X Warrants will equal $2.00 per share of

Alchemy Common Stock. Based upon the number of Cigarette Class A Warrants outstanding at October 31, 1998, 1,000,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Cigarette Class A Warrants in connection with Alchemy's assumption of such warrants. Based upon the number of Cigarette Class B Warrants outstanding at October 31, 1998, 1,000,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Cigarette Class B Warrants in connection with Alchemy's assumption of such warrants. Based on the number of Cigarette Class X Warrants outstanding at October 31, 1998, approximately 180,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Alchemy Class X Warrants. Additionally, 50,000 shares of Alchemy Common Stock will be registered and reserved for issuance (the "Option Shares"). The Option Shares underlie 50,000 non-qualified stock options exercisable at a price of $2.00. Based upon the number of shares of Alchemy Common Stock and Cigarette Common Stock outstanding at October 31, 1998, an aggregate of approximately 4,719,450 shares of Alchemy Common Stock would be issued in connection with the Merger, representing approximately 87.0% of the total number of shares of Alchemy Common Stock outstanding after giving effect to such issuance. In addition, at the Effective Time, each share of Cigarette Preferred Stock, Series A, ("Cigarette Preferred Stock"), issued and outstanding as of the Effective Time of the Merger will be converted into one (1) share of Alchemy's Preferred Stock, Series A, ("Alchemy Preferred Stock") possessing the similar rights, terms and conditions as the Cigarette Preferred Stock. Based upon the number of shares of Cigarette Preferred Stock outstanding at October 31, 1998, an aggregate of approximately 200 shares of Alchemy Preferred Stock would be issued in connection with the Merger. All information contained in this Joint Proxy Statement/Prospectus relating to Cigarette has been supplied by Cigarette, and all information relating to Alchemy has been supplied by Alchemy.

     The outstanding shares of Alchemy Common Stock are listed on the OTC-Bulletin Board under the symbol "ALCH"; as a condition to the merger, the shares of Alchemy Common Stock to be issued pursuant to the Merger must be approved for listing on the OTC- Bulletin Board, upon official notice of issuance. The last reported sale price of Alchemy Common Stock on the OTC-Bulletin Board on November 9, 1998 was $4.50 per share. Because the Exchange Ratio is fixed, a change in the market price of Alchemy Common Stock before the Merger may affect the market value of the Alchemy Common Stock to be received by the shareholders of Cigarette in the Merger. The trading price of Alchemy Common Stock is subject to volatility. See "Risk Factors - Risks Relating to the Merger - Fixed Exchange Ratio." Neither Alchemy nor Cigarette is entitled to terminate the Merger Agreement based on changes in the per share trading price of Alchemy Common Stock.

     See "Risk Factors" beginning on page 11, for certain information that should be considered by Alchemy shareholders and Cigarette shareholders.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of Alchemy and Cigarette on or about__________, 1998.

The date of this Joint Proxy Statement/Prospectus is _________________, 1998.

     Dissenter's Rights. Pursuant to Section 607.1302(a) of the Florida 1989 Business Corporation Act, a copy of which is attached hereto as Exhibit 99.1, any holder of Cigarette Common Stock who objects to the Merger will be entitled to dissent and exercise appraisal rights. That section enables an objecting shareholder to be paid, in cash, the value of his Cigarette Common Stock as determined by FBCA Section 607.1301, provided that the following conditions are satisfied:

     (a) Such shareholder must not vote in favor of the Merger, nor submit a proxy in which directions are given to vote in favor of the Merger. Failure to vote against the Merger shall constitute a waiver of that shareholder's appraisal rights.

     (b) Within 10 days after the date on which the vote is taken approving the Merger, such shareholder must make written demand on Cigarette for payment of the fair value of such shareholder's shares.

     Within 10 days after the Merger is effected, Cigarette shall give written notice ("Notice") thereof to each dissenting shareholder who has satisfied paragraphs (a) and (b) hereof, and Cigarette shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by Cigarette to be the fair value thereof.

     Cigarette shall also notify each dissenting shareholder that within 20 days after Cigarette gives Notice, any dissenting shareholder(s) must file with Cigarette a notice of such election, stating the name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares in order to perfect his rights. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certified shares with Cigarette simultaneously with the filing of the election to dissent. Cigarette may restrict the transfer of uncertified shares from the date that the shareholder's election to dissent is filed with the corporation.

     In the event that Cigarette and the dissenting shareholder(s) do not agree with the value Cigarette places on such shareholder's shares, then Cigarette, within 30 days after the receipt of a written demand from any such shareholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Alchemy is located requesting that the fair value of such shares be found and determined. If Cigarette fails to initiate such a proceeding, then any dissenting shareholder may do so in the name of the corporation.

     Notwithstanding the foregoing, a dissenting shareholder may withdraw his appraisal demand so long as Cigarette consents thereto.

NO PERSON HAS BEEN AUTHORIZED BY ALCHEMY OR CIGARETTE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALCHEMY OR CIGARETTE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

BY VOTING FOR THE MERGER AGREEMENT A SHAREHOLDER ASSENTS TO ALL TERMS SET FORTH THEREUNDER. ONE SUCH TERM RESTRICTS FROM TRANSFER THE SHARES OF ALCHEMY COMMON STOCK RECEIVED PURSUANT TO THE MERGER FOR A PERIOD OF TWELVE MONTHS FROM THE EFFECTIVE DATE AS THAT TERM IS DEFINED IN SECTION 1.2 OF THE MERGER AGREEMENT (THE "LOCKUP PERIOD"). DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF THE SURVIVING CORPORATION SHALL HAVE THE EXCLUSIVE RIGHT TO RELEASE ANY OR ALL OF THE SHAREHOLDERS OF THE NEWLY ISSUED ALCHEMY COMMON STOCK FOR ANY NECESSARY REASON.

                                                          TABLE OF CONTENTS

AVAILABLE INFORMATION.............................................................................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................................2
         TRADEMARKS...............................................................................................................2
         FORWARD LOOKING STATEMENTS...............................................................................................2

SUMMARY ..........................................................................................................................3
         Introduction.............................................................................................................3
         The Companies............................................................................................................3
                  Alchemy ........................................................................................................3
                  Cigarette.......................................................................................................3
                  Cigarette Boats, Inc. ("Merger Sub")............................................................................4
         The Proposed Merger......................................................................................................4
         Date and Place of Meetings...............................................................................................5
         Shareholders Entitled to Vote............................................................................................5
         Purposes of the Alchemy and Cigarette Special Meetings...................................................................5
                  Alchemy Special Meeting.........................................................................................5
                  Cigarette Special Meeting.......................................................................................5
         Votes Required; Voting Agreements........................................................................................6
                  Alchemy  .......................................................................................................6
                  Cigarette.......................................................................................................6
         Recommendations of the Board of Directors................................................................................6
         Reasons for the Merger...................................................................................................6
                  Joint Reasons...................................................................................................6
         No Solicitation..........................................................................................................6
         Representations and Warranties; Covenants................................................................................6
         Conditions to the Merger.................................................................................................7
         Amendment and Waiver.....................................................................................................7
         Potential for Conflicts of Interest......................................................................................7
         Termination..............................................................................................................7
         Transfer of Cigarette Stock Certificates.................................................................................8
         Appraisal Rights.........................................................................................................8
         Certain Federal Income Tax Consequences .................................................................................8
         Accounting Treatment.....................................................................................................8
         Governmental and Regulatory Matters......................................................................................8
         Restrictions on Resale of Alchemy Common Stock...........................................................................8
         Risk Factors.............................................................................................................9

RISK FACTORS.....................................................................................................................10
         Risks Related to Alchemy and Cigarette..................................................................................10
                  No History of Profitable Operations............................................................................10
                  Modification of Accountants' Reports...........................................................................10
                  Intense competition............................................................................................10
                  Nature of the Recreational Boat and Marine Engine Industry.....................................................10
                  Dependence on New Products and Additional Capital..............................................................10
                  Fluctuation in Results Due to Seasonality and Weather..........................................................10
                  Alchemy's reliance on the General Motors Corporation...........................................................10
                  Dependence on a Limited Number of Customers....................................................................11
                  Impact of Environmental and Other Regulatory Matters...........................................................11
                  Product Liability..............................................................................................11
                  Dependence on Key Personnel....................................................................................11
                  Risk of Technological Obsolescence.............................................................................11
                  Risks Associated with Intellectual Property Rights.............................................................11

         Market and Other Risks Relating to the Merger...........................................................................11
                  Fixed Exchange Ratio...........................................................................................12
                  Volatility of Trading Price....................................................................................12
                  Penny Stock Regulation.........................................................................................12
                  Potential Dilution of Interest.................................................................................12
                  Integration of Other Acquired Businesses.......................................................................12
                  Substantial Expenses Associated with the Merger................................................................12
                  Possible Adverse Affect on Customer Buying Patterns............................................................12
         Risks Relating to the Merger............................................................................................13
                  Fixed Exchange Ratio...........................................................................................13
                  Volatility of Trading Price....................................................................................13
                  Potential Dilution of Interest.................................................................................13
                  Integration of Other Acquired Businesses.......................................................................13
                  Transaction Charges............................................................................................13
                  Possible Adverse Affect on Customer Buying Patterns............................................................13
         Alchemy-Related Risk Factors............................................................................................13
                  Competition....................................................................................................13
                  Nature of the Recreational Boat and Marine Engine Industry.....................................................14
                  No History of Profitable Operations of Alchemy.................................................................14
                  Fluctuation in Results Due to Seasonality and Weather..........................................................14
                  Impact of Economic Conditions..................................................................................14
                  Alchemy's reliance on the General Motors Corporation ("General Motors")........................................14
                  Dependence on a Limited Number of Customers....................................................................14
                  Impact of Environmental and Other Regulatory Matters...........................................................14
                  Production Liability...........................................................................................15
                  Penny Stock Regulation.........................................................................................15
                  Cigarette Related Risk Factors.................................................................................15
         Interests of Certain Persons............................................................................................15
                  Interests in Alchemy Common Stock and Options..................................................................16
                  Cigarette Warrant Holders......................................................................................16
                  Management.....................................................................................................16
         Risks Associated with the OTC-Bulletin Board............................................................................16

SELECTED HISTORICAL AND UNAUDITED
         COMPARATIVE PER SHARE DATA..............................................................................................17
         Recent Share Prices.....................................................................................................19

THE MEETINGS.....................................................................................................................20
         MATTERS TO BE CONSIDERED AT THE MEETINGS................................................................................20
         TIME AND PLACE; RECORD DATE.............................................................................................21
         REQUIRED VOTE...........................................................................................................21
         RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM.............................................................................21
         CIGARETTE SHAREHOLDERS' APPRAISAL RIGHTS................................................................................21
         SOLICITATION OF PROXIES.................................................................................................21

THE MERGER.......................................................................................................................22
         Background of the Merger................................................................................................22

         Reasons for the Merger..................................................................................................23
         Joint Reasons for the Merger............................................................................................24
         Recommendation of the Alchemy Board.....................................................................................24
         Interests in Alchemy Common Stock.......................................................................................24
         Interests in Cigarette Common Stock.....................................................................................24
         Recommendation of Cigarette's Board.....................................................................................24
         Factors Considered by Alchemy's Board...................................................................................24
         Factors Considered by Cigarette's Board.................................................................................25
         Interests of Certain Persons in the Merger..............................................................................25
         Retirement of Offshore Shares...........................................................................................25
         Future Employment Agreements............................................................................................25
         Description of Alchemy's Securities.....................................................................................25
                  Capital Stock..................................................................................................25
                  Common Stock...................................................................................................25
                           General  .............................................................................................25
                           Voting Rights.........................................................................................25
                           Dividend Policy.......................................................................................25
                           Miscellaneous Rights and Provisions...................................................................26
                           Shares Eligible for Future Sale.......................................................................26
                  Preferred Stock................................................................................................26
                           Preferred Stock outstanding...........................................................................26
                  Warrants and Options...........................................................................................26
         Indemnification and Insurance...........................................................................................27
         Federal Income Tax Consequences.........................................................................................28
                  Dissenter's Rights.............................................................................................28

THE MERGER AGREEMENT.............................................................................................................30
         The Merger..............................................................................................................30
         Shareholders' Rights....................................................................................................30
         Conversion of Securities................................................................................................30
         Representations and Warranties of Merger Sub, Cigarette and Alchemy.....................................................31
         Certain Covenants and Agreements........................................................................................32
         No Solicitation.........................................................................................................33
         Indemnification and Insurance...........................................................................................33
         Conditions..............................................................................................................34
         Termination.............................................................................................................34
         Amendment and Waiver....................................................................................................35
         Reasons for the Merger..................................................................................................36
         Securities of Alchemy...................................................................................................37
                  Market Price of Dividends on Alchemy's Common Stock............................................................37
                  Holders  ......................................................................................................38
                  Dividends......................................................................................................38
                           Common Stock..........................................................................................38
                           Preferred Stock.......................................................................................38
                  Miscellaneous Rights and Provisions............................................................................39
                  Shares Eligible for Future Sale................................................................................39

BUSINESS ........................................................................................................................40
         The Companies...........................................................................................................40
                  Alchemy Holdings, Inc. ........................................................................................40
                           General Development of Business.......................................................................40
                           Products .............................................................................................40
                           Manufacturing Operations..............................................................................41
                           Marketing, Sales and Distribution.....................................................................42
                           Employees.............................................................................................42

                           Facilities............................................................................................42
                           Competitive Conditions in the High-Performance Marine Engine Industry.................................42
                  Cigarette Racing Team, Inc. ...................................................................................42
                           Facilities............................................................................................43
                           Competitive Conditions in the Power Boat Manufacturing Industry.......................................43

ALCHEMY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS.....................................................................................44
         Liquidity and Capital Resources.........................................................................................44

CIGARETTE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS.....................................................................................45

LEGAL PROCEEDINGS................................................................................................................46
         Paramount Pictures Corporation..........................................................................................46
         HRH Tunku Abraham Ismail................................................................................................46
         Mr. Fredy Link..........................................................................................................46
         Magnum Marine...........................................................................................................46
         Tomas Arencibia.........................................................................................................46
         Mark Donato and Steven Donato...........................................................................................46

ALCHEMY MANAGEMENT...............................................................................................................47
         CRAIG BARRIE - PRESIDENT/DIRECTOR.......................................................................................47
         BERTON LOROW - VICE PRESIDENT/DIRECTOR..................................................................................47
         ADAM SCHILD - SECRETARY/DIRECTOR........................................................................................47

EXECUTIVE COMPENSATION...........................................................................................................48
         Compensation Pursuant to Plans .........................................................................................48

CIGARETTE MANAGEMENT.............................................................................................................48
         CRAIG BARRIE - PRESIDENT................................................................................................48
         ADAM SCHILD - SECRETARY/DIRECTOR........................................................................................49
         EXECUTIVE COMPENSATION..................................................................................................50

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................................51
         Sales to Cigarette......................................................................................................51
         Alchemy's and its Affiliates' Potential Conflicts with Mr. Craig Barrie.................................................51
         Alchemy's Lack of Chief Financial Officer...............................................................................51
         Interested Directors....................................................................................................51
         Relationships With Jeffrey Friedman and Central Manufacturing...........................................................51
         OTAM Licensing Agreement................................................................................................52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT..............................................................................................................53
         Title of Class..........................................................................................................53
         Common Stock............................................................................................................53
         Preferred...............................................................................................................53

UNDERTAKINGS.....................................................................................................................54

FINANCIALS.......................................................................................................................55

EXHIBIT INDEX....................................................................................................................56

SIGNATURES.......................................................................................................................57

                              AVAILABLE INFORMATION

     Alchemy Holdings, Inc. ("Alchemy") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined below), the exhibits and schedules forming a part thereof, and the additional reports, proxy statements and other information filed by Alchemy with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Alchemy Common Stock is presently traded on the OTC-Bulletin Board. Reports and other information concerning Alchemy can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, certain of the documents filed by Alchemy with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") on the Commission's World Wide Web site at http://www.sec.gov.

     Alchemy has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Alchemy Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Certain portions of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected without charge at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission set forth above. The omitted portions of the Joint Proxy Statement/Prospectus may also be obtained through EDGAR at http://www.sec.gov.

     Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents and reports subsequently filed by Alchemy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the completion date of the offering under this Joint Proxy Statement/Prospectus shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

TRADEMARKS

     Cigarette Racing Team, the Cigarette Racing Team logo, the Cafe Racer Script logo, Decathlon, Firefox, Hard Candy, Revolution 188, Rough Rider, the Squadron XII logo and Top Gun are trademarks of Cigarette or its subsidiaries.

     This Joint Proxy Statement/Prospectus also includes other trademarks and trade names which are the property of their respective owners.

FORWARD LOOKING STATEMENTS

     OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE, ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 11 HEREIN, WHICH SHAREHOLDERS OF ALCHEMY AND CIGARETTE RACING TEAM, INC. ("CIGARETTE") SHOULD CAREFULLY REVIEW.

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary does not contain a complete description of the Agreement and Plan of Merger, dated as of _________, 1998 (the "Merger Agreement"), a copy of which is attached hereto as Annex A. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Annexes hereto. Shareholders of Alchemy and shareholders of Cigarette are urged to read carefully this Joint Proxy Statement/Prospectus and the Annexes in their entirety.

     Information contained in this Joint Proxy Statement/Prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "project," "continue," "potential" or "opportunity" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth under the caption "RISK FACTORS" in this Joint Proxy Statement/Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those results in such forward-looking statements.

     With respect to Alchemy, references to any fiscal year refer to Alchemy's fiscal year ended September 30. With respect to Cigarette, references to any fiscal year refer to Cigarette's fiscal year ended September 30.

Introduction

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Alchemy Board of Directors (the "Alchemy Board") of proxies from holders of Alchemy Common Stock for use at the special meeting of Alchemy shareholders (the "Alchemy Special Meeting") and by the Cigarette Board of Directors (the "Cigarette Board") in connection with the solicitation of proxies from holders of Cigarette Common Stock for use at the special meeting of Cigarette shareholders (the "Cigarette Special Meeting"). At the Cigarette Special Meeting, the holders of Cigarette Common Stock will be asked to approve and adopt the Merger Agreement by and among Cigarette, Alchemy and Cigarette Boats, Inc. (the "Merger Sub") and to approve the merger whereby Cigarette will become a wholly owned subsidiary of Alchemy (the "Merger"). At the Alchemy Special Meeting, the holders of Alchemy Common Stock will be asked to approve the issuance of shares of Alchemy Common Stock in connection with the Merger. As a result of the Merger, Cigarette will become a wholly-owned subsidiary of Alchemy.

The Companies

     Alchemy. Alchemy, formally known as Hawk Marine Power, Inc., a Florida corporation, is engaged in the design, production and sale of high performance marine engines for installation in high speed recreational powerboats and offshore racing boats. Alchemy manufactures its own line of seven (7) high output, all gasoline 8 cylinder engines, as well as customized engines which are produced solely for racing. Alchemy's engines are hand built from component parts and are sold primarily to premium boat manufacturers. Alchemy's high performance engines have established a distinctive reputation among powerboat enthusiasts, for performance, speed and endurance.

     On October 25, 1983, Swift Development, Inc. ("Swift") was incorporated under the laws of the State of Utah. On August 6, 1986, Swift acquired all of the outstanding common stock of Hawk Marine Power, Inc., a Florida corporation. The transaction was a reverse acquisition of Swift and the company's name was subsequently changed to that of the substantive acquirer Hawk Marine Power, Inc. In connection with the acquisition, Swift was reincorporated in Florida. On May 12, 1997, Hawk Marine Power, Inc. changed its name to Alchemy Holdings, Inc. Alchemy's principal executive offices are located at 3025 N.E., 188th Street, Aventura, Florida 33180. Its telephone number at that address is (305) 932-9230.

     Cigarette. Cigarette, a Florida corporation, designs, manufactures and sells offshore recreational boats and related accessories under the Cigarette brand name. The well-known Cigarette name has become synonymous with offshore racing boats. Cigarette's principal product line consists of eight models in six sizes, from 20 to 46 feet in length, at current prices ranging from $80,000 to $800,000. Cigarette is currently in the process of designing and manufacturing 50 and 60 foot models which will exceed the $800,000 threshold and which are projected to be in production by March of 1999 and 2000, respectively.

     Cigarette was reincorporated as New CRT, Inc., on May 26, 1994, under the laws of the State of Florida. Such reincorporation was in  connection  with  a  change  of  ownership  of  Cigarette  from  Central
Manufacturing, Inc. to the entity which subsequently sold it to current ownership. On June 1, 1994, New CRT, Inc. changed its name to Cigarette Racing Team, Inc. Cigarette's principal executive offices are located at 3131 N.E. 188th Street, Aventura, Florida 33180. Its telephone number is (305) 931-4564. The sole director of Cigarette is also a director of Alchemy. The two officers of Cigarette are also officers of Alchemy. Cigarette is a privately held company with approximately 30 shareholders. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Cigarette Boats, Inc. ("Merger Sub"). Merger Sub, a Delaware corporation, is a newly-formed, wholly-owned subsidiary of Alchemy formed solely for the purpose of the Merger. Merger Sub has no material assets or liabilities and has not engaged in any material operations since its incorporation. Merger Sub's principal executive offices are located at 3025 N.E., 188th Street, Aventura, Florida 33180. Its telephone number at that address is (305) 932-9230.

The Proposed Merger

     At the Effective Time, pursuant to the Merger Agreement, (i) Merger Sub will be merged with and into Cigarette, whereupon Cigarette will be the surviving corporation and will become a wholly-owned subsidiary of Alchemy, (ii) each share of Cigarette Preferred Stock, Series A ("Cigarette Preferred Stock, Series A"), issued and outstanding as of the Effective Time of the Merger will be converted into one (1) share of Alchemy's Preferred Stock, Series A ("Alchemy Preferred Stock, Series A") possessing similar rights, terms and conditions as the Cigarette Preferred Stock, Series A, (iii) each share of Cigarette Preferred Stock, Series B ("Cigarette Preferred Stock, Series B"), issued and outstanding as of the Effective Time of the Merger will be converted into one (1) share of Alchemy Preferred Stock, Series B ("Alchemy Preferred Stock, Series B") possessing similar rights, terms and conditions as the Cigarette Preferred Stock, Series B and (iv) each issued and outstanding share of Cigarette Common Stock will be converted into one (1) share of Alchemy Common Stock. Based upon the number of shares of Cigarette Preferred Stock outstanding at October 31, 1998, an aggregate of approximately 200 shares of Alchemy Preferred Stock would be issued in connection with the Merger. All information contained in this Joint Proxy Statement/Prospectus relating to Cigarette has been supplied by Cigarette, and all information relating to Alchemy has been supplied by Alchemy.

     Alchemy management anticipates that Central Manufacturing, Inc., an Alabama corporation, ("Central") will receive 1,000,000 shares of Alchemy Common Stock and $1,000,000 of Alchemy Preferred Stock, Series B in exchange for the forgiveness and cancellation of Cigarette's indebtedness to Central. It is also expected by Alchemy management that pursuant to the Merger, Offshore Racing, Inc., a foreign corporation, ("Offshore") will retire 2,000,000 shares of Alchemy Common Stock in exchange for its receipt of $1,000,000 of Alchemy Preferred Stock, Series B.

     Alchemy management anticipates that Piparo Enterprises, Inc. ("Piparo"), a creditor of Cigarette, will receive 78,450 shares of Alchemy Common Stock in exchange for the forgiveness and cancellation of all Cigarette indebtedness to Piparo.

     Mr. Fredy Link, a creditor of Cigarette and a judgement holder, will receive approximately $89,000 as result of the Merger in exchange for the forgiveness and cancellation of all debts from Cigarette to Mr. Link and his associated business entities. The satisfaction of the debt herein is expected to take place within 120 days of the Effective Time. See "Legal Proceedings".

     HRH Tunku Abraham Ismail, a creditor of Cigarette and a judgement holder, will receive approximately $348,000 as a result of the Merger in exchange for the forgiveness and cancellation of all debts from Cigarette to that party. The satisfaction of the debt herein is expected to take place within 120 days of the Effective Time. See "Legal Proceedings".

     At the Effective Time, each outstanding Class A Warrant, Class B Warrant and Class X Warrant of Cigarette (individually, the "Cigarette Class A
Warrants", the "Cigarette Class B Warrants" and the "Cigarette Class X Warrants"), will be assumed by Alchemy and become Alchemy warrants to purchase, on the same terms and conditions as were applicable under such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants, respectively, the number of whole shares of Cigarette Common Stock (rounded down to the nearest whole number) that the holder of such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants, respectively, would have been entitled to receive pursuant to the Merger had such holder exercised such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants in full, immediately prior to the Effective Time ("Alchemy Class A Warrants", "Alchemy Class B Warrants" and "Alchemy Class X Warrants"). The exercise price of the Alchemy Class A Warrants will equal $3.00 per share of Alchemy Common Stock. The exercise price of the Alchemy Class B Warrants will equal $4.00 per share of Alchemy Common Stock. The exercise price of Alchemy Class X Warrants will equal $2.00 per share.

     Based upon the number of shares of Alchemy Common Stock and Cigarette Common Stock outstanding at October 31, 1998, an aggregate of approximately 4,719,450 shares of Alchemy Common Stock would be issued in connection with the Merger, representing approximately 87.0% of the total number of shares of Alchemy Common Stock outstanding after giving effect to such issuance. Based upon the number of Cigarette Class A Warrants outstanding at October 31, 1998, approximately 1,000,000 additional shares of Alchemy Common Stock would be reserved for insurance to holders of Cigarette Class A Warrants in connection with Alchemy's assumption of such warrants. Based upon the number of Cigarette Class B Warrants outstanding at October 31, 1998, approximately 1,000,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Cigarette Class B Warrants in connection with Alchemy's assumption of such warrants. Based on the number of Alchemy Class X Warrants outstanding at October 31, 1998, approximately 180,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Alchemy Class X Warrants.

     It is anticipated that the Merger will become effective as promptly as practicable after the requisite shareholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived (if allowed by applicable law).

     Alchemy and Cigarette may each have the right (subject to certain limitations) to terminate the Merger Agreement if the Merger is not consummated on or before March 31, 1999.

     See "The Merger -Regulatory Approvals" and "The Merger Agreement - Termination."

     Following the Merger, the pre-Merger directors of Alchemy will be the officers and directors of the combined company of Alchemy and Cigarette (the "Combined Company") after the Effective Time.

Date and Place of Meetings

     The Alchemy Special Meeting will be held on _______________, 1998 at Alchemy's' principal executive offices at 3025 N.E., 188th Street, Aventura, Florida 33180, commencing at 9:00 a.m., local time.

     The Cigarette Special Meeting will be held on ___________, 1998 at Cigarette's principal executive offices located at 3131 N.E. 188th Street, Aventura, Florida 33180, commencing at 9:00 a.m., local time.

Shareholders Entitled to Vote

     Holders of record of shares of Alchemy Common Stock at the close of business on October 31, 1998 (the "Alchemy Record Date"), are entitled to notice of and to vote at the Alchemy Special Meeting. At such date, there were 2,702,394 shares of Alchemy Common Stock outstanding, each of which will be entitled to one (1) vote on each matter to be acted upon or which may properly come before the Alchemy Special Meeting.

     Holders of record of shares of Cigarette Common Stock at the close of business on October 31, 1998 (the "Cigarette Record Date"), are entitled to notice of and to vote at the Cigarette Special Meeting. At such date, there were 3,719,450 shares of Cigarette Common Stock outstanding, each of which will be entitled to one (1) vote on each matter to be acted upon or which may properly come before the Cigarette Special Meeting.

Purposes of the Alchemy and Cigarette Special Meetings

     Alchemy Special Meeting. The purpose of the Alchemy Special Meeting is for holders of the Alchemy Common Stock (i) to approve the issuance of shares of Alchemy Common Stock pursuant to the Merger Agreement and in connection with the Merger; (ii) to approve and adopt an Employee Incentive Stock Option Plan; and
(iii) to transact such other business as may properly come before the Alchemy Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional or postponement thereof. See "The Meetings."

     Cigarette Special Meeting. The purpose of the Cigarette Special Meeting is for holders of Cigarette Common Stock (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereunder and (ii) to transact such other business as may properly come before the Cigarette Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, to establish a quorum or to obtain additional votes in favor of the Merger, or any postponement or adjournment thereof. See "The Meeting".

Votes Required; Voting Agreements

     Although the Merger Agreement has not been executed and therefore ratified by either Cigarette and Alchemy, the parties to such agreement expect to finalize and execute the Merger Agreement prior to the Registration Statement's effectiveness. The effectiveness of the Registration Statement is a condition subsequent to the Merger Agreement. However, the Merger must be ratified by the shareholders of both Cigarette and Alchemy and the management of Cigarette is unaware of any voting trust agreement between its shareholders.

     Alchemy. The approval of the issuance of Alchemy Common Stock in connection with the Merger will require the affirmative vote of the holders of a majority of the shares of Alchemy Common Stock present in person or represented by proxy at the Alchemy Special Meeting and entitled to vote. The approval of the issuance of Alchemy Common Stock in connection with the Merger is required by the rules of the OTC-Bulletin Board governing corporations with securities listed on the OTC-Bulletin Board. As of October 31, 1998, directors and executive officers of Alchemy and their respective affiliates may be deemed to be beneficial owners of approximately 0% of the outstanding shares (excluding shares subject to stock options) of Alchemy Common Stock.

     Cigarette. The approval and adoption of the Merger Agreement by Cigarette shareholders will require the affirmative vote of the holders of a majority of the outstanding shares of Cigarette Common Stock entitled to vote. Each of the directors, officers and control shareholders of Cigarette advised Cigarette that he or she has agreed to vote in favor of the Merger and therefore, their approval of the Merger is assured.

Recommendations of the Board of Directors

     The Alchemy Board has unanimously approved the Merger Agreement and the issuance of shares of Alchemy Common Stock in connection with the Merger and believes that the Merger is fair to, and in the best interest of, Alchemy and its shareholders and, therefore, unanimously recommends that the shareholders of Alchemy vote for the issuance of such shares of Alchemy Common Stock. See "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors".

     The Cigarette Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interest of, Cigarette and its shareholders and, therefore, unanimously recommends that the holders of Cigarette Common Stock vote for approval and adoption of the Merger Agreement. See "The Merger -- Reasons for the Merger; Recommendations of the Board of Directors".

Reasons for the Merger

     Certain statements made in the following paragraphs regarding the potential benefits that could result from the Merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

     Joint Reasons. The Alchemy Board and the Cigarette Board concluded that (i) the goals and philosophies of the Companies are compatible and consistent, (ii) the products of the Companies are complementary, (iii) the post-Merger entity (the "Combined Entity") has the potential to offer customers a wider variety of services and products than it could offer independently, (iv) the Merger would be positively received by customers of each of the two companies, (v) both companies' respective shareholders would benefit by the enhanced ability of the Combined Entity to compete in the marketplace, and (vi) the economic advantages as a result of increased operating efficiencies are substantial. See "The Merger -- Factors Considered by the Board of Alchemy" and "Factors Considered by the Board of Cigarette".

No Solicitation

     Under the terms of the Merger Agreement, Cigarette has agreed that it will not engage in certain activities relating to, or which could result in, a proposal to be acquired by a third party, except under certain limited circumstances related to the performance by the Cigarette Board of its fiduciary obligations under Florida law. See "The Merger Agreement -- No Solicitation".

Representations and Warranties; Covenants

     Under the Merger Agreement, Alchemy and Cigarette made a number of representations regarding their respective capital structures, operations, financial condition and other matters. Each party agreed as to itself and its subsidiaries that, until consummation of the Merger or the earlier termination of the Merger Agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, provide the other with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the Merger. See "The Merger Agreement -- Representations and Warranties" and "-- Certain Covenants and Agreements".

Conditions to the Merger

     The respective obligations of Alchemy, Merger Sub and Cigarette to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and adopted by the shareholders of Alchemy, and the issuance of Alchemy Common Stock in connection with the Merger shall have been approved by the shareholders of Alchemy; (b) all governmental authorizations, consents, orders or approvals shall have been obtained except where the failure to obtain such consents, orders or approvals would not have an Alchemy Material Adverse Effect or a Cigarette Material Adverse Effect (as such terms are defined in the Merger Agreement), as the case may be; (c) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of a stop order or proceedings seeking a stop order;
(d) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect nor shall there be any proceeding seeking any of the foregoing that prevents, or seeks to prevent, the consummation of the Merger;
(e) no action shall be taken, nor any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger; (f) the Alchemy Common Stock to be issued, or reserved for future issuance, in the Merger shall have been approved for quotation on the OTC-Bulletin Board; (g) Alchemy shall have received a written opinion from Beckman, Millman & Sanders, L.L.P. ("BMS"), counsel to Alchemy, and Cigarette shall have received a written opinion from Beckman, Millman & Sanders, L.L.P., counsel to Cigarette, each such opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code") (see "The Merger - Certain Federal Income Tax Consequences"); (h) the representations and warranties of the other party set forth in the Merger Agreement shall have been true and correct at the time of signing the Merger Agreement and shall be true and correct as of the Effective Time, except for changes contemplated by the Merger Agreement or where failure to be true and correct would not be reasonably likely to have an Alchemy Material Adverse Effect or a Cigarette Material Adverse Effect, as the case may be; (i) Alchemy or Cigarette as the case may be shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; and (j) no Material Adverse Effect with respect to either party shall have occurred since the date of the Merger Agreement. See "The Merger Agreement".

Amendment and Waiver

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Cigarette and Alchemy, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. Specifically, but not exclusively, amendments to the Merger Agreement which adversely affect the rights of shareholders must be approved by the shareholders.

     At any time prior to the Effective Time, either Alchemy or Cigarette, by action taken or authorized by their respective Boards of Directors, as the case may be, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or delivered pursuant to the Merger Agreement, and (iii) waive compliance by the other party with any condition or agreement contained in the Merger Agreement.

Potential for Conflicts of Interest

     One director of Alchemy comprises Cigarette's entire Board. As there is a substantial overlap of management between Cigarette and Alchemy, a potential conflict of interest may arise which may negatively affect the negotiations of the Merger terms. There is a certain increased risk that either companies' management may determine, prior to the execution of the Merger Agreement, that the Merger is not in the best interests of that particular party.

Termination

     The Merger Agreement is subject to termination by mutual written consent of Alchemy and Cigarette if the Merger is not consummated before March 31, 1999. The Merger Agreement is also subject to termination by Alchemy or Cigarette upon the occurrence of any of the following: a court order permanently restraining, enjoining or otherwise prohibiting the Merger, failure of the other party to obtain shareholder approval or, under certain circumstances, a breach by the other party of a representation, warranty, covenant or agreement of the other party contained in the Merger Agreement. In addition, Alchemy may terminate the Merger Agreement if (i) the Cigarette Board withdraws or adversely modifies its recommendation of the Merger Agreement; or (ii) the Cigarette Board approves one of a limited number of certain types of alternative transactions. Cigarette may terminate the Merger Agreement in the event of (i) a merger or consolidation to which Alchemy is a party, if the shareholders of Alchemy immediately prior to the effective date of such merger or consolidation have beneficial ownership of less than 50% of the total combined voting power of Alchemy's then issued and outstanding voting securities by any person, entity or group; or (ii) the sale of all or substantially all of the assets of Alchemy to any person or entity that is not a subsidiary of Alchemy. See "The Merger Agreement -- Termination".

Transfer of Cigarette Stock Certificates

     If the Merger becomes effective, Cigarette will as soon as reasonably practicable deliver a letter of transmittal with instructions to all holders of record of Cigarette Common Stock immediately prior to the Merger for use in surrendering their stock certificates in exchange for certificates representing shares of Alchemy Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF CIGARETTE COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM CIGARETTE. WARRANT AGREEMENTS NEED NOT BE SURRENDERED. See "The Merger Agreement - Conversion of Securities".

Appraisal Rights

     Each shareholder of Cigarette Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Florida law, including
Section 607.1302 of the Florida Business Corporation Act (the "FBCA"). A shareholder who wishes to exercise such rights must deliver to Cigarette, within the requisite time period prior to the vote being taken on the Merger at the Cigarette Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger. The full text of Sections 607.1302 and .1320 are attached as Annex _________ to this Joint Proxy Statement/Prospectus. See "The Meetings--Cigarette Shareholders' Appraisal Rights" for a further discussion of such rights and the legal consequences of voting shares of Cigarette Common Stock in favor of the Merger.

Certain Federal Income Tax Consequences

     The Merger is intended to be a tax-free reorganization for federal income tax purposes, so that no gain or loss would generally be recognized by Alchemy or Cigarette and no gain or loss would generally be recognized by Cigarette shareholders. Cigarette shareholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger to the individual shareholder. It is a condition to the Merger that Alchemy and Cigarette shall have each received an opinion of their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. For a further discussion of federal income tax consequences of the Merger, see "The Merger - Certain Federal Income Tax Consequences". See also "The Merger Agreement Conditions".

Accounting Treatment

     The Merger will be accounted for as a purchase transaction/reverse acquisition of Alchemy by Cigarette. The legal and capital structure of Alchemy will survive, but Cigarette will be treated as the accounting acquirer. See "Pro Forma Financial Information."

Governmental and Regulatory Matters

     At any time before or after the Effective Time of the Merger, the Antitrust Division, the FTC or any state or foreign government may take such action under the federal, state or foreign antitrust laws as it deems necessary or desirable in the public interest, including seeking to impose conditions on Alchemy with respect to the business operations of the Combined Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. The Merger must also satisfy the requirements of federal and certain state securities laws. See "The Merger -- Governmental and Regulatory Matters."

Restrictions on Resale of Alchemy Common Stock

     BY VOTING FOR THE MERGER AGREEMENT A SHAREHOLDER ASSENTS TO ALL TERMS SET FORTH THEREUNDER. ONE SUCH TERM RESTRICTS FROM TRANSFER THE SHARES OF ALCHEMY COMMON STOCK RECEIVED PURSUANT TO THE MERGER FOR A PERIOD OF TWELVE MONTHS FROM THE EFFECTIVE TIME AS THAT TERM IS DEFINED IN SECTION 1.2 OF THE MERGER AGREEMENT (THE "LOCKUP PERIOD"). DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF THE SURVIVING CORPORATION SHALL HAVE THE EXCLUSIVE RIGHT TO RELEASE ANY OR ALL OF THE SHAREHOLDERS OF THE NEWLY ISSUED ALCHEMY COMMON STOCK FOR ANY NECESSARY REASON.

     Shares of Alchemy Common Stock received by those shareholders of Cigarette who are deemed to be affiliates of Cigarette may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each affiliate of Cigarette has agreed not to offer, sell, pledge, transfer or otherwise dispose of any shares of Alchemy Common Stock distributed pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and provided that an opinion of counsel, satisfactory to Alchemy, has been provided to Alchemy to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In addition, each affiliate of Cigarette has agreed not to sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to (i) any shares of Alchemy Common Stock or Cigarette Common Stock owned or subject to vested options as of the date of the Merger Agreement or
(ii) any shares of Alchemy Common Stock issued to such person in the Merger or otherwise beneficially owned by such person, except in each case for amounts of Alchemy Common Stock and Cigarette Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission, until Alchemy has publicly released combined financial results of Alchemy and Cigarette for a period of at least 30 days of combined operations. See "The Merger Restrictions on Resale of Alchemy Common Stock."

Risk Factors

See "Risk Factors" for a discussion of certain factors pertaining to the Merger, the businesses of Alchemy and Cigarette and of the Combined Company. The "Risk Factors" have been grouped into two broad classifications as follows: (A) Risks Related to the Combined Company: (i) No history of profitable operations; (ii) Modification of accountant's report; (iii) Intense competition; (iv) Nature of the recreational boat and marine engine industry; (v) Dependence on new products and additional capital; (vi) Seasonality of the marine industry and related risk of potential fluctuation of quarterly operating results; (vii) Alchemy's reliance on General Motors; (viii) Dependence on a limited number of customers;
(ix) Potential adverse environmental impact; (x) Product liability; (xi) Dependence on key personnel; (xii) Risk of technological obsolescence; (xiii) Risks associated with intellectual property rights; (xiv) Impact of economic conditions; (B) Market and Other Risks Related to the Merger: (i) Market risks associated with a fixed exchange ratio; (ii) Volatility of the trading price of Alchemy common stock; (iii) Risks associated with penny stock regulation; (iv) Potential dilution of interest; (v) Risks associated with the integration of other acquired businesses of Alchemy and Cigarette; (vi) Substantial expenses associated with the Merger; (vii) Possible adverse effect on customer buying patterns.

                                  RISK FACTORS

     The following factors should be considered carefully by each holder of Common Stock in connection with the voting upon the Merger and the Merger Agreement and in connection with the approving the issuance of shares of Common Stock in connection with the Merger. The following discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "project" or "continue," "potential" or "opportunity" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

Risks Related to Alchemy and Cigarette:

     No History of Profitable Operations. Prior to the Merger, both Alchemy and Cigarette have incurred recurring losses from operations. At June 30, 1998 the cumulative losses from inception were $9,705,771 for Alchemy and $7,674,5111 for Cigarette. There can be no assurance that future operations will be profitable.

     Modification of Accountants' Reports. The financial statements of both Alchemy and Cigarette included in this Joint Proxy Statement/Prospectus have each been prepared on a going concern basis. Each Company's ability to continue as a going concern is dependent upon restructuring its debt, obtaining adequate financing for its operations on acceptable terms and attaining profitable operations. The independent auditor's report on each Company's financial statements has been modified to include an explanatory paragraph relating to the issues that raise substantial doubt about their abilities' to continue as going concerns.

     Intense competition. Success in the recreational boat and marine engine industry is largely dependent on a company's ability to sell high quality boats and engines at attractive prices with ample customer service and support. Cigarette's competitors in the boat industry for product sales are companies such as Magnum, Mako and Sea Ray. After the Merger, Cigarette's competitors in the marine engine industry will include companies such as Caterpillar, Mercury Marine and Volvo-Penta. Certain of the Combined Company's competitors have significantly greater financial resources than the Combined Company. Competition for product sales is also based upon the Combined Company's ability to attract independent dealers who are willing to distribute and market its products.

     Nature of the Recreational Boat and Marine Engine Industry. The recreational boat and marine engine industries are highly speculative and historically have involved a substantial degree of risk. The sales success of a boat and engine depends on unpredictable and changing factors such a general economic climate, competition and market acceptance, which may bear little or no correlation to the Combined Company's production and other costs. Acceptance of the Combined Company's products represents a response not only to the boat and engine design and performance, but also to the level of advertising and promotion by the distributor, the availability of competition products, general economic conditions and public taste, and other intangible factors, all of which change rapidly and cannot be predicted with certainty. Historically, recreational boat companies have suffered substantially in poor general economic conditions. Therefore, there is a substantial risk that some or all of the Combined Company's products may not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

     Dependence on New Products and Additional Capital. The recreational boat industry is capital intensive. Average boat manufacturing costs rise each year as the cost of parts and labor continue to increase. Further, competitiveness in the recreational boat industry requires that new products be introduced to the market place in a constant and consistent manner. There is no assurance that Cigarette will be able to produce new products which generate the same levels of revenue that the present products produce.

     Fluctuation in Results Due to Seasonality and Weather. The marine industry is highly seasonal with retail sales strongest in the months of February through July. Between July and the following January, manufacturers' shipments depend on dealers' restocking activity and request for new season models presented at trade shows and through promotional programs. Both companies' fiscal years end on September 30, and, as a result, management estimates that more than one-half of sales could occur in its second and third quarters. Accordingly, annual results would be materially and adversely affected if sales were to fall below expected seasonal levels during that period. The Companies' business is also significantly affected by weather patterns. Unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season particularly in the northeast

     Alchemy's Reliance on the General Motors Corporation . Alchemy relies on General Motors to manufacture and supply the engine blocks used in most of Alchemy's engines. In the event that a strike or other work stoppage occurs which is either anticipated or otherwise at General Motors, the manufacture or distribution of such engine blocks may be adversely affected thereby resulting in a significant decline in Alchemy's ability to sell engines. However, Alchemy believes that the lack of any formal agreement with General Motors allows management the flexibility to choose other suppliers in the event that the above occurs.

     Dependence on a Limited Number of Customers. The Combined Company's dependence on a limited number of customers results in an unstable economic environment. In the event that the Combined Company is unable to sell its products to anticipated or previous customers the Combined Company's revenue base may be significantly affected. Further, in the event that market interest in the Combined Company's products decrease for whatever reason, the Combined Company may not have significant resources to remain a viable business entity.

     Impact of Environmental and Other Regulatory Matters. The Combined Company's operations are subject to numerous federal, state and local laws and regulations relating to the environment and health, safety and other regulatory matters. Certain materials used in boat and engine manufacturing are classified by federal and state governments as "hazardous materials." Control of these substances is regulated by the Environmental Protection Agency ("EPA") and state environmental protection agencies which require reports and inspect facilities to monitor compliance. In addition, under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), any generator of hazardous waste sent to a hazardous waste disposal site is potentially responsible for the clean up and remediation cost required for such site in the event that the site is not properly closed by the owner or operator, irrespective of the amount of waste sent to the site. The Combined Company believes that it will obtain all material permits and that its facilities and operations will be in substantial compliance with all material applicable laws and regulations. Nevertheless, future events, such as changes in or modified interpretations of existing laws or regulations or enforcement policies, may give rise to additional compliance costs that could have a material adverse effect on the Combined Company. Pursuant to the 1990 amendments to the Clean Air Act, the EPA has been studying the impact of marine engines on the environment. The EPA is currently establishing air emissions standards for new marine engines, which regulations are expected to become effective in 1998. Such regulations could have a material adverse effect on the Combined Company's business.

     Product Liability. While management of Alchemy believes that its engines are safe in normal operation, any motorized product can give rise to product liability claims. Alchemy maintains product liability insurance in the amount of $1,000,000 per incident. Additionally, Alchemy maintains a $2,000,000 umbrella policy. Alchemy has never been the subject of any claim or law suit regarding product liability associated with its engines, although there can be no assurance that product liability claims associated with injury to property or persons directly or indirectly attributable to Alchemy's engines may not be asserted at a future date.

     Dependence on Key Personnel. The Companies' success is dependent on technical and other contributions of key employees, including any individuals who will join the Combined Company in connection with the Merger. There can be no assurance that the Companies can continue to recruit and retain such key personnel. Failure to successfully recruit and retain such personnel could have a material adverse affect on the Companies' business, financial condition and results of operations.

     Risk of Technological Obsolescence. Cigarette's products are designed for high tolerance applications. In order to ensure the customer's safety and enjoyment when using its products, Cigarette relies on cutting edge technologies. In the event that the appropriate technologies advance to the point where Cigarette is unable to take advantage of such changes, its products may become obsolete in the market place.

     Risks Associated with Intellectual Property Rights. A substantial portion of Cigarette's revenue is derived from Cigarette's intellectual property rights associated with its name and the names of its products. A specific example of such intellectual property rights is evidenced by the licensing agreement to which both Alchemy (f/k/a Hawk Marine Power, Inc.) and Offshore Racing Team, Inc. are parties. See "Offshore Racing Team, Inc. - Licensing Agreement". Impact of Economic Conditions. The marine industry is subject to economic cycles. Purchase of marine products historically have been dependent on discretionary spending by consumers, which may be adversely affected by recessionary economic conditions. The marine industry experienced a severe decline between 1989 and 1992. Any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on the Combined Company's business. Similarly, rising interest rates could adversely impact consumers' ability or willingness to obtain financing from third-party lenders, which could adversely affect the Combined Company's ability to sell its products.

Market and Other Risks Relating to the Merger:

     Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Cigarette Common Stock will be converted into one (1) share of Alchemy Common Stock. Accordingly, the market value of the consideration to be received by the shareholders of Cigarette upon the Merger will depend entirely on the market price of Alchemy Common Stock at the Effective Time. The closing price for Alchemy Common Stock on the OTC-Bulletin Board on the latest practicable trading day before the printing of this Proxy Statement/ Prospectus, 1998 was $4.50. There can be no assurance that the market price of Alchemy Common Stock on and after the Effective Time will not be lower than any previous price for such stock.

     Volatility of Trading Price. The trading price of Alchemy's stock after the Merger has been effected may be affected by the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of smaller and medium-sized publicly traded companies have exhibited a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of the Combined Company's shares in any given period. Such shortfalls may result from events that are beyond the Combined Company's immediate control. The trading price of the Combined Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the boating industry and related businesses in general, which may not have any direct relationship with the Combined Company's business or prospects.

     Penny Stock Regulation. The Securities and Exchange Commission (the "Commission") has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, shareholders in this offering may find it more difficult to sell such securities.

     Potential Dilution of Interest. A number of shares equal to approximately 87.0% of Alchemy's outstanding Common Stock after giving effect to the Merger will be issued to the shareholders and creditors of Cigarette upon consummation of the Merger. The issuance of Alchemy Common Stock in the Merger and the exercise of the Class A, Class B, Class X and Class Y Warrants, respectively, which may cause an additional dilution of interest, may negatively impact the price of Alchemy Common Stock. There can be no assurance that Alchemy's Common Stock price will not be negatively effected.

     Integration of Other Acquired Businesses. Although Alchemy's Board of Directors believes that the Merger would successfully yield a powerhouse in the offshore powerboat and recreational powerboat world, there can be no assurance that products, technologies, distribution channels, key personnel and businesses of other acquired companies will be effectively integrated into the Combined Company's business or product offerings, or that such integration will not adversely affect the Combined Company's business, financial condition or results of operations. There can also be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to the Combined Company's sales or earnings, or that the sales and earnings from combined businesses will not have a material adverse effect on the business, financial condition and results of operations of the Combined Company.

     Substantial Expenses Associated with the Merger. Alchemy estimates that it will incur direct transaction costs of approximately $150,000 associated with the Merger. In addition, it is expected that after the Merger, the Combined Company will incur additional significant costs, which are not currently reasonably estimable, associated with integrating Cigarette. Although management expects that the elimination of duplicate expenses as well as other efficiencies related to the integration of the businesses may offset the direct transaction costs and other integration-related charges over time, there can be no assurance that such net benefit will be achieved in the near term, if at all.

     Possible Adverse Affect on Customer Buying Patterns. As a result of the Merger, the Companies' customers may decide to purchase boats and motors elsewhere based upon unanticipated problems with product availability, design limitations or otherwise. Such a response by the Companies' customers would adversely affect profitability.

     The following factors should be considered carefully by each holder of Common Stock in connection with the voting upon the Merger and the Merger Agreement and in connection with the approving the issuance of shares of Common Stock in connection with the Merger. The following discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "project" or "continue," "potential" or "opportunity" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

Risks Relating to the Merger

     Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Cigarette Common Stock will be converted into one (1) share of Alchemy Common Stock. Accordingly, the market value of the consideration to be received by the shareholders of Cigarette upon the Merger will depend entirely on the market price of Alchemy Common Stock at the Effective Time. The closing price for Alchemy Common Stock on the OTC-Bulletin Board on the latest practicable trading day before the printing of this Proxy Statement/ Prospectus, 1998 was $_____________ . There can be no assurance that the market price of Alchemy Common Stock on and after the Effective Time will not be lower than such price.

     Volatility of Trading Price. The trading price of Alchemy's stock after the Merger has been effected may be affected by the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of smaller and medium-sized publically traded companies have exhibited a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of the Combined Company's shares in any given period. Such shortfalls may result from events that are beyond the Combined Company's immediate control. The trading price of the Combined Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publically held companies in the boating industry and related businesses in general, which may not have any direct relationship with the Surviving Corporation's business or prospects.

     Potential Dilution of Interest. A number of shares equal to approximately 87.0% of Alchemy's outstanding Common Stock after giving effect to the Merger will be issued to the shareholders and creditors of Cigarette upon consummation of the Merger. The issuance of Alchemy Common Stock in the Merger and the exercise of the Class A, Class B and Class X Warrants, respectively, may cause a dilution of earnings per share which may negatively impact the price of Alchemy Common Stock. There can be no assurance that Alchemy's Common Stock price will not be negatively impacted.

     Integration of Other Acquired Businesses. Although Alchemy's Board of Directors believe that the Merger would successfully yield a powerhouse in the offshore powerboat and recreational powerboat world, there can be no assurance that products, technologies, distribution channels, key personnel and businesses of previously acquired companies will be effectively integrated into the Combined Company's business or product offerings, or that such integration will not adversely affect the Combined Company's business, financial condition or results of operations. There can also be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to the Combined Company's sales or earnings, or that the sales and earnings from combined businesses will not be a material adverse effect on the business, financial condition and results of operations of the Combined Company.

     Transaction Charges. Alchemy estimates that it will incur direct transaction costs of approximately $150,000 associated with the Merger, which will be charged to operations upon consummation of the Merger. In addition, it is expected that after the Merger, the Combined Company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating Cigarette. Although Alchemy expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the businesses may offset the direct transaction costs and other integration-related charges over time, there can be no assurance that such net benefit will be achieved in the near term, if at all.

     Possible Adverse Affect on Customer Buying Patterns. As a result of the Merger, Alchemy's customers may decide to purchase boats and motors elsewhere based upon unanticipated problems with product availability, design limitations or otherwise. Such a response by Alchemy's customers would adversely affect Alchemy's profitability.

Alchemy-Related Risk Factors

     Competition. Success in the recreational boat and marine engine industry is largely dependent on a company's ability to sell high quality boats and engines at attractive prices with ample customer service and support. Cigarette's competitors in the boat industry for product sales are companies such as Magnum, Mako and Sea Ray. After the Merger, Cigarette's competitors in the marine engine industry will include companies such as Caterpillar, Mercury Marine and Volvo-Penta. Certain of the Combined Company's competitors, have significantly greater financial resources than the Combined Company. Competition for product sales is also based upon the Combined Company's ability to attract independent dealers who are willing to distribute and market its products.

     Nature of the Recreational Boat and Marine Engine Industry. The recreational boat and marine engine industries are highly speculative and historically have involved a substantial degree of risk. The sales success of a boat and engine depends on unpredictable and changing factors such a general economic climate, competition and market acceptance, which may bear little or no correlation to the Combined Company's production and other costs. Acceptance of the Combined Company's products represents a response not only to the boat and engine design and performance, but also to the level of advertising and promotion by the distributor, the availability of competition products, general economic conditions and public taste, and other intangible factors, all of which change rapidly and cannot be predicted with certainty. Historically, recreational boat companies had suffered substantially in poor general economic conditions. Therefore, there is a substantial risk that some or all of the Combined Company's products may not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

     No History of Profitable Operations of Alchemy. Prior to the Merger, Alchemy's boat business had no operating revenues or history attributable to the manufacturing of boats. Further, no certain prospects of future profitable operations are presently expected.

     Fluctuation in Results Due to Seasonality and Weather. The marine industry is highly seasonal with retail sales strongest in the months of February through July. Between July and the following January, manufacturers' shipments depend on dealers' restocking activity and request for new season models presented at trade shows and through promotional programs. The Combined Company's business is also significantly affected by weather patterns. Unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season particularly in the Northeast.

     Impact of Economic Conditions. The marine industry is subject to economic cycles. Purchase of marine products historically has been dependent on discretionary spending by consumers, which spending may be adversely affected by recessionary economic conditions. The marine industry experienced a severe economic decline between 1989 and 1992. Any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on the Combined Company's business. Similarly, rising interest rates could adversely impact consumers' ability or willingness to obtain financing from third-party lenders, which could adversely affect the Combined Company's ability to sell its products.

     Alchemy's reliance on the General Motors Corporation ("General Motors"). Alchemy relies on General Motors to manufacture and supply the engine blocks used in most of Alchemy's engines. In the event that a strike or other work stoppage occurs which is either anticipated or otherwise at General Motors, the manufacture or distribution of such engine blocks may be adversely affected thereby resulting in a significant decline in Alchemy's ability to sell engines. However, Alchemy believes that the lack of any formal agreement with General Motors allows management the flexibility to choose other suppliers in the event that the above occurs.

     Dependence on a Limited Number of Customers. The Combined Company's dependence on a limited number of customers results in an unstable economic environment. In the event that the Combined Company is unable to sell its products to anticipated or previous customers the Combined Company's revenue base may be significantly impacted. Further, in the event that market interest in the Combined Company's products decrease for whatever reason, the Combined Company may not have significant resources to remain a viable business entity. Additionally, in the event that Alchemy's financial structure is detrimentally impacted, Alchemy's management may determine that the Merger is no longer practicable.

     Impact of Environmental and Other Regulatory Matters. The Combined Company's operations are subject to numerous federal, state and local laws and regulations relating to the environment and health, safety and other regulatory matters. Certain materials used in boat and engine manufacturing are classified by federal and state governments as "hazardous materials." Control of these substances is regulated by the Environmental Protection Agency ("EPA") and state environmental protection agencies which require reports and inspect facilities to monitor compliance. In addition, under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), any generator of hazardous waste sent to a hazardous waste disposal site is potentially responsible for the clean up and remediation cost required for such site in the event that the site is not properly closed by the owner or operator, irrespective of the amount of waste sent to the site. The Combined Company believes that it will obtain all material permits and that its facilities and operations will be in substantial compliance with all material applicable laws and regulations. Nevertheless, future events, such as changes in or modified interpretations of existing laws or regulations or enforcement policies, may give rise to additional compliance costs that could have a material adverse effect on the Combined Company.

     Pursuant to the 1990 amendments to the Clean Air Act, the EPA has been studying the impact of marine engines on the environment. The EPA is currently establishing air emissions standards for new marine engines, which regulations are expected to become effective in 1998. Such regulations could have a material adverse effect on the Combined Company's business.

     Production Liability. While management of Alchemy believes that its engines are safe in normal operation, any motorized product can give rise to product liability claims. Alchemy maintains product liability insurance in the amount of $1,000,000 per incident. Additionally, Alchemy maintains a $2,000,000 umbrella policy. Alchemy has never been the subject of any claim or law suit regarding product liability associated with its engines, although there can be no assurance that product liability claims associated with injury to property or persons directly or indirectly attributable to Alchemy's engines may not be asserted at a future date.

     Penny Stock Regulation. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, shareholders in this offering may find it more difficult to sell such securities.

Cigarette Related Risk Factors.

     Fluctuation in Results Due to Seasonality and Weather. The marine industry is highly seasonal with retail sales strongest in the months of February through July. Between July and the following January, manufacturers' shipments depend on dealers' restocking activity and request for new season models presented at trade shows and through promotional programs. Cigarette's fiscal year ends on September 30, and, as a result, Cigarette estimates that more than one-half of sales to dealers should occur in its second and third quarters. Accordingly, Cigarette's annual results would be materially and adversely affected if sales were to fall below expected seasonal levels during that period. Cigarette's business is also significantly affected by weather patterns. Unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season particularly in the northeast.

     Cigarette's Dependence on New Products and Additional Capital. The recreational boat industry is capital intensive. Average boat manufacturing costs rise each year as the cost of parts and labor continue to increase. Further, competitiveness in the recreational boat industry requires that new products be introduced to the market place in a constant and consistent manner. There is no assurance that Cigarette will be able to produce new products which generate the same levels of revenue that the present products produce.

     Risk of Technological Obsolescence. Cigarette's products are designed for high tolerance applications. In order to ensure the customer's safety and enjoyment when using its products, Cigarette relies on cutting edge technologies. In the event that the appropriate technologies advance to the point where Cigarette is unable to take advantage of such changes, its products may become obsolete in the market place.

     Risks Associated with Intellectual Property Rights. A substantial portion of Cigarette's revenue is derived from Cigarette's intellectual property rights associated with its name and the names of its products. A specific example of such intellectual property rights is evidenced by the licensing agreement to which both Alchemy (f/k/a Hawk Marine Power, Inc.) and Offshore Racing Team, Inc. are parties. See "Offshore Racing Team, Inc. - Licensing Agreement".

     Dependence on Key Personnel. Cigarette's success is dependent on technical and other contributions of key employees, including any individuals who will join Cigarette in connection with the Merger. There can be no assurance that Cigarette can continue to recruit and retain such key personnel. Failure to successfully recruit and retain such personnel could have a material adverse affect on Cigarette's business, financial condition and results of operations.

Interests of Certain Persons.

     Interests in Alchemy Common Stock and Options. As of September 30, 1998, Offshore Racing, Inc. owns 2,000,000 shares of Alchemy Common Stock or 74% of Alchemy's outstanding Common Stock. However, Alchemy's management anticipates that pursuant to the special directors' meeting of June 4, 1998, and the resolutions promulgated therein, such Common Stock holdings shall be converted into $1,000,000 worth of Preferred Stock, Series B simultaneously with the effectiveness of the Merger.

     Cigarette Warrant Holders. As of October 31, 1998 there were approximately 2,180,000 warrants and 50,000 options to purchase Cigarette Common Stock. If such warrants are exercised the holders of those warrants would cumulatively hold 32.0% of the outstanding shares of Common Stock of Cigarette. Notwithstanding the above, the Cigarette warrants will be converted into Alchemy warrants with similar terms to those of the Cigarette warrants.

     Management. Cigarette's sole Director, Adam Schild, is also a Director of Alchemy. Further, Mr. Schild is the general partner of Winchester Partners, L.P. the largest single shareholder of Cigarette.

Risks Associated with the OTC-Bulletin Board.

     Alchemy's common stock is presently listed on the OTC-Bulletin Board. Thus, the Alchemy Common Stock issued in connection with the Merger will also be listed on the OTC-Bulletin Board. Due to the nature of the limited number of market makers for the Alchemy stock on the OTC-Bulletin Board, a shareholder may find it difficult to: (i) dispose of Alchemy Common Stock; or (ii) obtain accurate quotations as to the market value of such stock. See "Penny Stock Regulation" in this section.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected historical and pro-forma financial data of Alchemy, Cigarette, and the Combined Company, respectively, has been derived from their respective historical audited annual, unaudited interim, and unaudited pro-forma financial statements, and is qualified in its entirety by and should be read in conjunction with such historical and pro-forma financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The pro-forma data gives effect to the Merger and certain other transactions as described in the related notes. The pro-forma information is not necessarily indicative of the operating results or financial position that might occur if the Merger had been consummated at June 30, 1998 or at the beginning of the respective periods indicated, nor is it necessarily indicative of future operating results or financial position.

     No cash dividends have been declared or paid on Alchemy Common Stock or Cigarette Common Stock.


Balance Sheet Data:
                                          September 30, 1997                     June 30, 1998
                                      --------------------------    -----------------------------------------
                                        Alchemy       Cigarette      Alchemy        Cigarette      Pro-Forma
                                      -----------    -----------    -----------    -----------    -----------
Total current assets                  $   266,488    $   501,871    $   769,621    $ 1,291,743    $ 2,061,364
Property  and equipment                    20,965        405,118         19,535        282,854        302,389
Intangible assets and other               211,750      4,972,731        193,527      4,653,699      6,730,750
Total assets                              499,203      5,879,720        982,683      6,228,296      9,094,503

Total current liabilities                 365,168      9,747,865        461,419      9,975,956      5,175,118
Redeemable preferred stock                   --        1,166,667           --        1,204,167           --
Total stockholders' equity (deficit)      134,035     (5,034,812)       521,264     (4,951,827)     3,919,385

Statement of Operations:
                                          Fiscal Year Ended                      Fiscal Year Ended
                                          September 30, 1996                     September 30, 1997
                                      --------------------------    -----------------------------------------
                                        Alchemy       Cigarette      Alchemy        Cigarette      Pro-Forma
                                      -----------    -----------    -----------    -----------    -----------
Net sales                             $ 1,003,446    $ 5,010,125    $ 1,059,498    $ 2,158,406    $ 3,037,789
Net loss                                 (266,632)    (2,085,421)       (92,762)    (2,560,606)    (2,106,736)
Net loss per share                          (7.13)         (0.80)          (.11)          (.91)          (.39)
Weighted Average
 Shares Outstanding                        37,394      2,601,000        851,093      2,819,562      5,421,844

                                          Nine Months Ended                     Nine Months Ended
                                            June 30, 1997                         June 30, 1998
                                      --------------------------    -----------------------------------------
                                        Alchemy       Cigarette      Alchemy        Cigarette      Pro-Forma
                                      -----------    -----------    -----------    -----------    -----------
Net sales                             $   602,309    $   949,909    $   501,919    $ 4,978,665    $ 5,372,509
Net loss                                  (89,258)     (1,511,10        (12,771)    (1,032,853       (641,750)
Net loss per share                           (.23)          (.54)          (.01)          (.29)          (.12)
Weighted Average
 Shares Outstanding                       383,914      2,795,139      2,241,790      3,568,950      5,421,844

                           COMPARATIVE PER SHARE DATA

The following table presents selected comparative per share data of Alchemy and Cigarette based upon annual audited and interim unaudited historical financial statements and unaudited pro-forma financial information contained elsewhere in this Joint Proxy Statement/Prospectus. The pro-forma financial information gives effect to the Merger and certain other transactions and reflects certain assumptions and estimated pro-forma adjustments described in the notes to the pro-forma financial statements. The pro-forma financial data does not purport to be indicative of any actual results that might had occurred had the Merger occurred on the dates indicated or that might result in the future.

                                        ALCHEMY        CIGARETTE       PRO-FORMA
                                        -------        ---------       ---------
Book Value Per Share

June 30, 1998                            $.23           $(1.39)          $.72
September 30, 1997                        .16            (1.79)           N/A

Loss Per Share

Nine Months Ended June 30, 1998          (.01)            (.29)          (.12)
Year Ended September 30, 1997            (.11)            (.91)          (.39)
Year Ended September 30, 1996           (7.13)            (.80)           N/A

Neither Company has ever paid any dividends on any class of its capital stock.

On November 11, 1998, the last quoted price at which Alchemy's common stock traded was $4.375.

Recent Share Prices

     The following table sets forth the closing prices per share of Alchemy Common Stock on the OTC - Bulletin Board on ___________ 1998, the last full trading date prior to the execution and delivery of the Merger Agreement and the public announcement thereof.

                                                                       Alchemy
                                                                    Common Stock

     _______, 1998..............................................    $

     No assurance can be given as to the market prices of Alchemy's Common Stock at any time prior to the Effective Time or as to the market price of Alchemy Common Stock at any time thereafter. The conversion ratio between Alchemy and Cigarette is fixed and is not anticipated to be changed. However, in the event that a reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, occurs, then the conversion ratio shall be correspondingly adjusted, provided however, that any such changes shall be subject to the terms of the Merger Agreement annexed hereto as Annex_______ . Cigarette shareholders are urged to obtain a current market quotation of the Alchemy Common Stock.

Dividends

Neither Alchemy nor Cigarette has ever paid cash dividends related to their respective Common Stocks. Additionally, following the Merger, Alchemy does not anticipate paying cash dividends in the foreseeable future. Additionally, pursuant to the Merger Agreement, Alchemy and Cigarette have agreed not to pay cash dividends pending the consummation of the Merger. If the Merger is not completed, the Alchemy Board intends to continue a policy of retaining all earnings, if any, to finance the expansion of its business.

                                  THE MEETINGS

MATTERS TO BE CONSIDERED AT THE MEETINGS

     The Cigarette Special Meeting and the Alchemy Special Meeting are referred to collectively herein as the "Special Meetings." At the Special Meetings, the Merger Agreement, dated as of _________, 1998, by and among Alchemy, Merger Sub and Cigarette will be considered. The transactions contemplated thereby shall include Cigarette to become a wholly-owned subsidiary of Alchemy by means of a merger with Merger Sub (the "Merger") and for the shareholders of Cigarette to become shareholders of Alchemy. Alchemy and Cigarette are referred to collectively herein as the "Companies." Alchemy and Cigarette are referred to herein, after the consummation of the Merger and the transactions contemplated thereby, as the "Combined Company."

     At the Alchemy Special Meeting, the Alchemy shareholders will be asked to vote (i) to approve the issuance of Alchemy Common Stock in connection with the Merger, (ii) upon a proposal to approve and adopt the Merger Agreement, (iii) to approve and adopt an Employee Incentive Stock Option Plan and (iv) to transact such other matters as may properly come before the Alchemy Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any postponement or adjournment thereof. However, a motion to postpone or adjourn the meeting will not be entertained by the shareholders in the event that: (i) a satisfactory number of shares were represented at such meeting; and (ii) the majority of such shares were voted against the Merger.

     At the Cigarette Special Meeting, the Cigarette shareholders will be asked to (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and (ii) to transact such other matters as may properly come before the Cigarette Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, to establish a quorum or to obtain additional votes in favor of the Merger or any postponement or adjournment thereof. However, a motion to postpone or adjourn the meeting will not be entertained by the shareholders in the event that: (i) a satisfactory number of shares were represented at such meeting; and (ii) the majority of such shares were voted against the Merger.

     Upon the consummation of the Merger, which will occur upon the filing of required documentation with the Secretary of State of the State of Florida and Delaware (the "Effective Time"), each outstanding share of Cigarette Common Stock (other than treasury shares and shares owned by Alchemy or its subsidiaries) will be converted into one (1) share of Alchemy Common Stock (the "Exchange Ratio"). At the Effective Time, each outstanding Cigarette Class A Warrant, Cigarette Class B Warrant and Cigarette Class X Warrant with a par value of $0.01, respectively, will be assumed by Alchemy and become Alchemy warrants to purchase, on substantially the same terms and conditions as were applicable under such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants, respectively, the number of whole shares of Alchemy Common Stock equivalent to the number of Cigarette shares (rounded down to the nearest whole number) that the holder of such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants, respectively, would have been entitled to receive pursuant to the Merger had such holder exercised such Cigarette Class A Warrants, Cigarette Class B Warrants and Cigarette Class X Warrants , respectively, in full, immediately prior to the Effective Time. The exercise price of the Alchemy Class A Warrants will equal $3.00 per share of Alchemy Common Stock, the exercise price of the Alchemy Class B Warrants will equal $4.00 per share of Alchemy Common Stock and the Alchemy Class X Warrants will equal $2.00 per share of Alchemy Common Stock. Based upon the number of Cigarette Class A Warrants outstanding at October 31, 1998, 1,000,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Cigarette Class A Warrants in connection with Alchemy's assumption of such warrants. Based upon the number of Cigarette Class B Warrants outstanding at October 31, 1998, 1,000,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Cigarette Class B Warrants in connection with Alchemy's assumption of such warrants. Based upon the number of Cigarette Class X Warrants outstanding at October 31, 1998, 180,000 additional shares of Alchemy Common Stock would be reserved for issuance to holders of Cigarette Class X Warrants in connection with Alchemy's assumption of such warrants. In addition, at the Effective Time, each share of Cigarette Preferred Stock, Series A and Cigarette Preferred Stock, Series B issued and outstanding as of the Effective Time of the Merger will be converted into one (1) share of Alchemy's Preferred Stock, Series A and Alchemy Preferred Stock, Series B, respectively possessing similar rights, terms and conditions as the Cigarette Preferred Stock. Based upon the number of shares of Cigarette Preferred Stock outstanding at October 31, 1998, an aggregate of approximately 200 shares of Alchemy Preferred Stock would be issued in connection with the Merger. Based upon the number of shares of Alchemy Common Stock and Cigarette Common Stock outstanding at October 31, 1998, an aggregate of approximately 4,719,450 shares of Alchemy Common Stock would be issued in connection with the Merger, representing approximately 87.0% of the total number of shares of Alchemy Common Stock outstanding after giving effect to such issuance. All information contained in this Joint Proxy Statement/Prospectus relating to Cigarette has been supplied by Cigarette, and all information relating to Alchemy has been supplied by Alchemy.

     The outstanding shares of Alchemy Common Stock are listed on the OTC-Bulletin Board under the symbol "ALCH"; as a condition to the Merger, the shares of Alchemy Common Stock which are to be issued in the Merger, must be approved for listing on the OTC-Bulletin Board, upon official notice of issuance. The last reported sale price of Alchemy Common Stock on the OTC-Bulletin Board on November 9, 1998 was $4.50 per share. Because the Exchange Ratio is fixed, a change in the market price of Alchemy Common Stock before the Merger may affect the market value of the Alchemy Common Stock to be received by the shareholders of Cigarette in the Merger. The trading price of Alchemy Common Stock is subject to volatility. See "Risk Factors - Risks Relating to the Merger
- Fixed Exchange Ratio." Neither Alchemy nor Cigarette is entitled to terminate the Merger Agreement based on changes in the per share trading price of Alchemy Common Stock.

     Immediately after the Merger, there will be approximately 5,421,844 shares of Alchemy Common Stock issued and outstanding. Further, an additional 2,180,000 shares of Alchemy Common Stock will be reserved for issuance as underlying shares for the Alchemy Class A, Class B and Class X warrants, respectively. Additionally, 1,000,000 Alchemy Class A Warrants, 1,000,000 Alchemy Class B Warrants, 180,000 Alchemy Class X Warrants, $1,000,000 of Alchemy Preferred Stock, Series A and $1,000,000 of Alchemy Preferred Stock, Series B will be issued and outstanding. An additional 50,000 shares are being registered and will be reserved for issuance underlying 50,000 non-qualified stock options granted in 1998 and exercisable at $2.00 per share. Offshore Racing, Inc. will hold $1,000,000 or equal to 100 shares of Alchemy Preferred Stock, Series B and it is expected that Central Manufacturing, Inc. will hold $1,000,000 or equal to 100 shares of Alchemy Preferred Stock, Series A. THE BOARD HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND NAME CHANGE.

     TIME AND PLACE; RECORD DATE. The Special Meeting of the Shareholders of Alchemy will begin at 9:00 am, local time, at the principal executive offices of Alchemy at 3025 N.E., 188th Street, Aventura, Florida 33180, on ___________, 1998. Shareholders of record at the close of business on the Record Date are entitled to notice of, and vote at, the Special Meeting.

     REQUIRED VOTE. The approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock for Alchemy and Cigarette, respectively entitled to vote at the Special Meetings, provided a quorum is present. If such approval is received, the Effective Time of the Merger is expected to occur as soon as practicable following the Special Meeting.

     RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM. Only holders of Common Stock at the close of business on October 31, 1998 will be entitled to receive notice of and to vote at the Special meeting. At the close of business on the Record Date, Alchemy had outstanding and entitled to vote 702,394 shares of Common Stock. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger. Because the vote on the Merger requires the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock, abstentions will have the same effect as a negative vote on the Merger. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meetings as to any proposal as to which authority to vote is withheld by the broker.

     CIGARETTE SHAREHOLDERS' APPRAISAL RIGHTS. Each shareholder of Cigarette Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Florida law, including the requirements of section
607.1302 and 607.1320 of the FBCA. A shareholder who wishes to exercise such rights must deliver to Alchemy, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger.

     SOLICITATION  OF  PROXIES.   Alchemy  may  solicit  proxies  and  Alchemy's
directors, officers and employees may also solicit proxies by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding such materials to beneficial owners of Common Stock. Such persons will be paid reasonable out-of-pocket expenses.

                 ALCHEMY SHAREHOLDERS SHOULD NOT SEND ANY STOCK
                       CERTIFICATES WITH THEIR PROXY CARDS

                                   THE MERGER

Background of the Merger

     On May 12, 1997 Alchemy held a special meeting of the Board of Directors and decided that in the best interests of Alchemy's shareholders that they would attempt to engage in the business of licensing, designing and marketing of Cigarette merchandise and apparel in addition to its current activities of high performance engine manufacturing, in order to provide Alchemy's current shareholders with the potential of future liquidity in their stock ownership and the possibility of future gain. As such, Alchemy has sought and located management to assist in such a goal.

     In connection therewith, at the Directors meeting, a unanimous consent of the Board of Directors and a majority of the outstanding shareholders represented at the meeting approved that Alchemy adopt a recapitalization pursuant to which the issued and outstanding shares of Alchemy's Common Stock would reverse split on a one for eighty basis so that the shareholders received one share of Alchemy's Common Stock for every eighty shares of Common Stock held.

     Furthermore, the following individuals were elected as officers and directors of Alchemy to serve until their successors are elected or appointed:
Craig N. Barrie, President/Director; Berton J. Lorow, Vice-President/Director and Adam C. Schild, Secretary/Director.

     Additionally, the Company adopted a proposal to amend the Articles of Incorporation of Alchemy and change the name of Alchemy from Hawk Marine Power, Inc. to Alchemy Holdings, Inc. On May 12, 1997, and subsequent to the change of Alchemy's name from Hawk Marine Power, Inc. to Alchemy Holdings, Inc., Alchemy formed a new corporation under the laws of the State of Delaware, a wholly owned subsidiary of Alchemy to be known as "Hawk Marine Power, Inc." to operate its high performance engine manufacturing business.

     Alchemy issued 2,000,000 post-split restricted shares of Alchemy's common stock to Offshore, in exchange for Alchemy's exclusive world-wide right and license to use the trademarks, and service marks of "Cigarette Racing Team, Inc.", for all goods and services other than the use of the trademarks and service marks on any form of watercraft. In conjunction with the purchasing of the licensing agreement, the Company formed a corporation under the laws of the State of Delaware, to be organized as a wholly owned subsidiary of Alchemy to be known as "Cigarette Licensing, Inc." to operate the Company's licensing business. Such issuance became effective on May 19, 1998.

     Lastly, Alchemy issued 200,000 post-split shares of Alchemy's common stock to Alcott, Simpson & Co., Inc., the professionals responsible for the professional services related to and for negotiating, arranging and brokering the licensing and other related transactions described herein on behalf of the Company. Such issuance became effective on May 19, 1998.

     As a result, on May 20, 1997, the split became effective and Alchemy began trading under its new symbol "ALCH" on the OTC Bulletin Board.

     Subsequent to the change of Alchemy's name from Hawk Marine Power, Inc. to Alchemy Holdings, Inc., and subsequent to the formation of the wholly owned subsidiary to be known as "Hawk Marine Power, Inc.", Alchemy sold all of its assets and liabilities of its high performance engine building operation to Alchemy's wholly owned subsidiary Hawk Marine Power, Inc. in exchange for 100 shares of Hawk Marine Power, Inc. The 100 shares exchanged represents 100% of the issued and outstanding shares of Hawk Marine Power, Inc.

     On October 25, 1997, Alchemy's Board of Directors unanimously adopted a resolution allowing Alchemy to enter into a Letter of Intent the result of which would effectively allow Alchemy to acquire all of the issued and outstanding shares of Cigarette.

     On May 12, 1998, Alchemy held a Special Meeting of the Board of Directors wherein the Company determined that in the best interest of the Company's shareholders the Articles of Incorporation should be amended to authorize a class of preferred stock consisting of 10,000,000 shares, $10,000 stated value.

Reasons for the Merger

     Certain statements made in the following paragraphs regarding the potential benefits that could result from the Merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

Joint Reasons for the Merger

     In reaching their decisions to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, the Alchemy Board and the Cigarette Board consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement and the transactions contemplated thereunder. Based on their respective independent reviews of the proposed transactions and the business and operations of the other party, the respective Boards each unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby. The Board of Directors of each of the Companies concluded that (i) the goals and philosophies of the Companies are compatible and consistent, (ii) the products and services of the Companies are complementary, (iii) the post-Merger entity has the potential to offer customers a wider variety of services and products than it could offer independently, (iv) the Merger would be positively received by customers of each of the Companies,
(v) the Companies' respective shareholders would benefit by the enhanced ability of the Combined Entity to compete in the marketplace, and (vi) that there would be economic advantages as a result of increased operating efficiencies are substantial.

Recommendation of the Alchemy Board

     The Alchemy Board has unanimously approved the Merger Agreement and the issuance of Alchemy Common Stock in connection with the Merger and believes that the Merger is fair to, and in the best interests of, Alchemy and its shareholders, and therefore, unanimously recommends that the shareholders of Alchemy vote FOR the issuance of such shares.

Interests in Alchemy Common Stock

     Offshore owns 2,000,000 shares of Alchemy Common Stock the issuance of which became effective on May 19, 1997 pursuant to the terms of Licensing Agreement dated May 12, 1997 (the "Licensing Agreement"). As of May 12, 1996 Offshore and Hawk Marine Power, Inc. ("Hawk") (Alchemy's predecessor) entered into a licensing agreement the term of which is ten years (the "Licensing Agreement"). Pursuant to the Licensing Agreement, Hawk, as the user of the license, agreed to pay to Offshore, as the owner, a royalty equal to between 2.5% and 10% of the gross revenue generated by the use of the rights defined therein. Such royalty is determined by Offshore's particular use of rights granted in the Licensing Agreement. Additionally, Hawk paid a one time fee of 2,000,000 shares of its common stock to Offshore.

Interests in Cigarette Common Stock

     As of October 31, 1998 (i) Winchester Partners, L.P. owned 1,601,000 shares of Cigarette Common Stock, (ii)Masada I, L.P. owned 1,000,000 shares of Cigarette Common Stock and held 180,000 Class X Warrants for an additional 180,000 shares of Cigarette Common Stock, (iii) Mr. Glen Laken and Ms. Lane Laken held a combined 425,000 shares of Cigarette Common Stock, (iv) Mr. Craig Barrie, an officer of Cigarette and Alchemy, and Ms. Patricia Barrie held a combined 25,000 shares.

Recommendation of Cigarette's Board

     The Cigarette Board has unanimously approved the Merger Agreement and the cancellation of certain shares of Cigarette's Common Stock and the exchange of other shares of Cigarette's Common Stock for Alchemy Common Stock in connection with the Merger and believes that Merger is fair and in the best interests of, Cigarette and its shareholders, and therefore, unanimously recommends that the shareholders of Cigarette vote FOR the issuance of such shares.

Factors Considered by Alchemy's Board

     In recommending the Merger to its shareholders, Alchemy's Board considered the following factors: A) Increased Cash Flow; B) Stable Revenue Stream - With Alchemy's control of Cigarette, its largest customer, Alchemy anticipates having a more predictable and consistent revenue stream; C) Increased Visibility - Cigarette's name is accompanied by worldwide recognition;. therefore, Alchemy may realize an immediate intangible benefit from the Merger; and D) Decreased Costs - The Combined Companies will benefit from increased purchasing power and decreased administrative expenses.

Factors Considered by Cigarette's Board

     In recommending the Merger to its shareholders, Cigarette's Board considered the following factors. A) Increased Efficiencies through: 1) Decreased Costs - After the Merger Cigarette will purchase some engines from Alchemy at Alchemy's costs thereby decreasing the cost of both components. 2) Increased Profit Margin - As a result of the decreased costs, Cigarette's profit margin is expected to increase. 3) Sharing of Technologies - Cigarette's research and design department plans to utilize Alchemy's technology thereby allowing Cigarette to more closely match hull designs and engine performance.

Interests of Certain Persons in the Merger

     As referred to in "Interest in Alchemy Common Stock", at the date hereof and at all times prior to the consummation of the Merger, Offshore Racing, Inc. owns 2,000,000 shares or 74.0% of Alchemy's outstanding Common Stock. Pursuant to the special directors' meeting of May 12, 1997, and the resolutions promulgated therein, such Common Stock holdings shall be retired and in exchange for such retirement Alchemy will issue $1,000,000 worth of Alchemy Preferred Stock, Series B simultaneously with the consummation of the Merger.

Retirement of Offshore Shares

     Pursuant to the terms of the License Agreement, Offshore received a one time payment of 2,000,000 shares of Alchemy Common Stock. As a result of the Merger and in exchange for the conversion of 2,000,000 shares of Alchemy Common Stock for $1,000,000 of Alchemy Preferred Stock, Series B, Offshore shall relinquish all rights, title and interest, created by the May 12, 1997 Licensing Agreement.

Future Employment Agreements

     The key employees of the Company are not bound by employment contracts. However, Alchemy anticipates binding its key employees with formal employment agreements. Management is also searching for an individual to fill the position of Chief Financial Officer on a permanent basis and anticipates hiring such by December 31, 1998. Alchemy expects that in formalizing the employment agreements with its key employees, some aspects of their employment including their respective compensation may involve changes.

Description of Alchemy's Securities

     Capital Stock

     Alchemy's authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of Preferred Stock, no par value per share.

     Common Stock

     General. Alchemy has 50,000,000 authorized shares of Common Stock, 2,702,394 of which are issued and outstanding prior to the effectiveness of this Registration Statement. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this Prospectus, when issued and paid for pursuant to this offering, will be validly issued, fully paid and non-assessable.

     Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders. Alchemy's Board of Directors consists of three individuals, each of which serves for a one year staggered term. At each annual meeting of the stockholders, a single director will be elected.

     Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by Alchemy's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. Alchemy has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for Alchemy's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of Alchemy's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Alchemy, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

     Miscellaneous Rights and Provisions. Holders of Common Stock, have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of Alchemy, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of Alchemy after satisfaction of all liabilities, subject to the rights of holders of any Preferred Stock.

     Shares Eligible for Future Sale. Upon completion of this offering, Alchemy will have 7,651,844 shares of Common Stock issued and outstanding. Of these shares, 1,795,844 will be freely tradeable without restriction or further registration under the Securities Act. An additional 3,601,000 shares will be held by "affiliates" of Alchemy (in general, a person who has a control relationship with Alchemy) and which will be subject to the limitations of Rule 144 adopted under the Securities Act. However, all of the shares of Common Stock registered under this registration statement will be restricted from transfer pursuant to the terms of the Merger Agreement for a period of twelve (12) months from the date of effectiveness of this registration statement or at such earlier date as may be permitted by the Surviving Company. Another 2,180,000 shares of Common Stock underlying the Class A, Class B and Class X warrants will be registered under this Registration Statement but not issued. Another 50,000 shares of Common Stock underlying 50,000 options granted to a consultant by Alchemy and pursuant to an option agreement between those parties will be registered under this Registration Statement, but not issued.

Preferred Stock

     Preferred Stock outstanding. Alchemy's Certificate of Incorporation, as amended on February 11, 1998, authorizes the issuance of up to 10,000,000 shares of Alchemy Preferred Stock with a stated value of $10,000 per share. As of September 30, 1998, there were no shares of Alchemy Preferred issued and outstanding.

     Alchemy's Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, Alchemy's Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Alchemy Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Alchemy.

     Series A

     Alchemy expects to issue $1,000,000 of Alchemy Preferred Stock, Series A ("Series A" for the purposes of this section only) to Central Manufacturing, Inc. ("Central") in exchange Alchemy anticipates that it will issue 100 shares of Alchemy Preferred Stock, Series A to Central Manufacturing, Inc. in exchange for that party's forgiveness and cancellation of all debt owed to it by Cigarette pursuant to the terms of the Merger. Series A will bear a 5% cumulative dividend. All shares of Alchemy Common Stock will be of junior rank to Series A with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Alchemy Common Stock will be subject to the preferences and relative rights of the Series A. Series A holders will not be entitled to any voting rights either in person or by proxy. Additionally, Series A shares will be non-convertible, unsecured and unredeemable.

     Series B

     Alchemy expects to issue $1,000,000 of Alchemy Preferred Stock, Series B ("Series B" for the purposes of this section only) to Offshore Racing, Inc. in exchange for the retirement of 2,000,000 shares of Alchemy Common Stock by Offshore Racing, Inc. Series B will bear an 8% cumulative dividend. All shares of Alchemy Common Stock will be of junior rank to Series B with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Alchemy Common Stock will be subject to the preferences and relative rights of the Series B. Series B holders will not be entitled to any voting rights either in person or by proxy. Additionally, Series B shares will be non-convertible, unsecured and unredeemable.

Warrants and Options

     A total of 2,180,000 shares underlying a total of 2,180,000 warrants and options are being offered in this Registration Statement. 1,000,000 shares underlie 1,000,000 Class A warrants which are exercisable at a price of $3.00 for a period of 5 years. 1,000,000 shares underlie 1,000,000 Class B warrants which are exercisable at a price of $4.00 for a period of 5 years. 180,000 shares underlie 180,000 Class X warrants which are exercisable at a price of $2.00 for a period of 5 years. Additionally, 50,000 shares underlying 50,000 non-qualified stock options which are exercisable at a price of $2.00 are being registered pursuant to this Registration Statement.

Indemnification and Insurance

     Pursuant to the Merger Agreement, Alchemy has agreed to indemnify each person who was an officer, director or employee of Cigarette against certain liabilities. See "Merger Agreement - Indemnification and Insurance."

Cigarette and Alchemy Year 2000 Compliance

     Both Cigarette and Alchemy have taken steps to ensure that each company is year 2000 compliant. Both companies' software has been protected and neither company utilizes machines to produce their respective products which are computerized. Neither Alchemy nor Cigarette manufactures products which employ computer chips as part of their ability to perform as designed. Alchemy's primary supplier, Mercury Motors, Inc. ("Mercury"), has indicated to Alchemy that Mercury is year 2000 compliant in all of its operations. Neither company expects the replacement of any machinery due to inherent year 2000 problems.

Federal Income Tax Consequences

     THE FOLLOWING IS A SUMMARY OF THE OPINION PROVIDED BY COUNSEL TO ALCHEMY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS A COMPLETE DESCRIPTION OF ALL THE CONSEQUENCES OF THE MERGER.

     THIS SUMMARY IS BASED UPON RELEVANT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE APPLICABLE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITY AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR SHAREHOLDERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES, OR TO SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, S CORPORATIONS, CERTAIN ESTATES AND TRUSTS, INSURANCE COMPANIES, FOREIGN PERSONS, TAX EXEMPT ORGANIZATIONS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, FINANCIAL INSTITUTIONS, BROKERS, DEALERS OR HOLDERS THAT OWN 10% OR MORE OF THE VOTING POWER OF ALCHEMY) THE COMPANY HAS NOT REQUESTED A RULING FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THESE MATTERS.

     EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE FOREIGN, STATE OR LOCAL LAWS. CONSEQUENTLY, EACH CIGARETTE SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC IMPACT ON EACH SUCH SHAREHOLDER BY FEDERAL, FOREIGN, STATE OR LOCAL LAWS.

     Beckman, Millman & Sanders, L.L.P., counsel to Alchemy has provided its opinion that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, (i) no gain or loss will be recognized by the shareholders of Cigarette upon the exchange of their shares of Cigarette Common Stock solely for shares of Alchemy Common Stock pursuant to the Merger, (ii) the basis of the Alchemy Common Stock received by each shareholder of Cigarette in exchange for shares of Cigarette Common Stock will be the same, immediately after the exchange, as the basis of such shareholder's Cigarette Common Stock exchanged therefor, and (iii) the holding period for any Alchemy Common Stock received in exchange for Cigarette Common Stock will include the period during which the Cigarette Common Stock surrendered for exchange was held, provided such stock was held as a capital asset on the date of the exchange.

     A dissenting Cigarette shareholder who receives only cash (if appropriate pursuant to the appraisal rights procedure under the FBCA) for his shares of Cigarette Common Stock will recognize gain or loss for federal income tax purposes measured by the difference, if any, between such holder's basis in the stock and the amount received by him for his stock. The gain or loss will be characterized for federal income tax purposes as capital gain or loss or as ordinary income. The gain or loss will be characterized as capital if (i) the holder's shares of Cigarette Common Stock are held as capital asset, and (ii) the holder receives cash with respect to all shares of Cigarette Common Stock which he owns, including shares owned by application of the attribution rules of
Section 318 of the Code.

     Section 318 of the Code provides, in part, that a shareholder will be considered to be the owner of shares which are owned by certain corporations, partnerships, trusts and estates in which the shareholder has a beneficial ownership interest, shares which such shareholder has an option to acquire, and shares owned by certain members of his family. Under certain circumstances, the attribution rules with respect to shares attributed from a family member may be waived.

     Dissenter's Rights

     Pursuant to Section 607.1302(a) of the Florida Business Corporation Act, a copy of which is attached hereto as Exhibit 99.1, any holder of Cigarette Common Stock who objects to the Merger will be entitled to dissent and exercise appraisal rights. That section enables an objecting shareholder to be paid, in cash, the value of his Cigarette Common Stock as determined by FBCA Section 607.1301, provided that the following conditions are satisfied:

     (a) Such shareholder must not vote in favor of the Merger, nor submit a proxy in which directions are given to vote in favor of the Merger. Failure to vote against the Merger shall constitute a waiver of that shareholder's appraisal rights.

     (b) Within 10 days after the date on which the vote is taken approving the Merger, such shareholder must make written demand on Cigarette for payment of the fair value of such shareholder's shares.

     Within 10 days after the Merger is effected, Cigarette shall give written notice ("Notice") thereof to each dissenting shareholder who has satisfied paragraphs (a) and (b) hereof, and Cigarette shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by Cigarette to be the fair value thereof.

     Cigarette shall also notify each dissenting shareholder that within 20 days after Cigarette gives Notice, any dissenting shareholder(s) must file with Cigarette a notice of such election, stating the name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares in order to perfect his rights. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certified shares with Cigarette simultaneously with the filing of the election to dissent. Cigarette may restrict the transfer of uncertified shares from the date of the shareholder's election to dissent is filed with the corporation.

     In the event that Cigarette and the dissenting shareholder(s) do not agree with the value Cigarette places on such shareholder's shares, then Cigarette, within 30 days after the receipt of a written demand from any such shareholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Alchemy is located requesting that the fair value of such shares be found and determined. If Cigarette fails to initiate such a proceeding, then any dissenting shareholder may do so in the name of the corporation.

     Notwithstanding the foregoing, a dissenting shareholder may withdraw his appraisal demand so long as Cigarette consents thereto.

     THE ABOVE SECTION IS A ONLY A SUMMARY OF FLORIDA LAW REGARDING DISSENTER'S RIGHTS. FAILURE BY A SHAREHOLDER TO FOLLOW THE REQUIRED PROCEDURE AS DETERMINED BY SECTIONS 607.1301-1320 OF THE FLORIDA BUSINESS CORPORATION ACT FOR PERFECTING HIS DISSENTER'S RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.0 to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders of Alchemy and Cigarette are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

     Although the Merger Agreement has not been executed and therefore ratified by either Cigarette and Alchemy, the parties to such agreement expect to finalize and execute the Merger Agreement prior to the Registration Statement's effectiveness. The effectiveness of the Registration Statement is a condition subsequent to the Merger Agreement. However, the Merger must be ratified by the shareholders of both Cigarette and Alchemy and the management of Cigarette is unaware of any voting trust agreement between its shareholders.

The Merger

     The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the shareholders of Alchemy and Cigarette, the approval of the issuance of shares of Alchemy and cancellation of any Cigarette treasury shares pursuant to the Merger Agreement in connection with the Merger, and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will merge with and into Cigarette, with Cigarette continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Alchemy.

     If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the later of (a) the date and time of the filing of a Certificate of Merger with the Secretary of State for the States of Florida and Delaware, respectively or (b) such later date and time as is agreed in writing by the Merger Sub, Cigarette and Alchemy.

Shareholders' Rights

     The Florida Business Corporation Act does not distinguish between publicly held and closely held corporations. Additionally, neither Cigarette's nor Alchemy's articles of incorporation provide otherwise. Thus, the dissenting rights of holders of Alchemy and Cigarette securities do not materially differ.

Conversion of Securities

     Upon consummation of the Merger, each issued and outstanding share of the capital stock of the Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of Cigarette. All shares of Cigarette Common Stock that are owned by Cigarette as treasury stock or by any Subsidiary of Cigarette and any shares of Cigarette Common Stock owned by Alchemy, Merger Sub or any other wholly-owned Subsidiary (as defined in Section of the Merger Agreement) of Alchemy shall be canceled and retired and shall cease to exist and no stock of Alchemy or other consideration shall be delivered in exchange therefor. All shares of Common Stock, $.001 par value per share, of Alchemy ("Alchemy Common Stock") owned by Cigarette shall remain unaffected by the Merger.

     Subject to terms of the Merger Agreement, each issued and outstanding share of Cigarette Common Stock (other than shares to be canceled in accordance with
Section 2.1 of the Merger Agreement) shall be converted into one (1) (the "Conversion Number") fully paid and nonassessable share of Alchemy Common Stock (the "Exchange Ratio"). All such shares of Cigarette Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Alchemy Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with the terms of the Merger Agreement, without interest. Notwithstanding the above, Cigarette shareholders who vote against the Merger and choose to exercise their appraisal rights pursuant to the FBCA will not receive Alchemy Common Stock, but will receive the fair value thereof.

     If, between the date of the Merger Agreement and the effective date, the outstanding shares of Alchemy Common Stock or Cigarette Common Stock shall have changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the Exchange Ratio shall be correspondingly adjusted; provided, however, that any such changes shall be subject to the terms of the Merger Agreement.

Restriction on Alchemy Shares Issued Pursuant to this Registration Statement

     THE SHARES OF ALCHEMY COMMON STOCK ISSUED PURSUANT TO THIS REGISTRATION STATEMENT AND THE MERGER AGREEMENT WILL BE RESTRICTED FROM TRANSFER FOR A PERIOD OF TWELVE MONTHS FROM THE EFFECTIVE TIME AS THAT TERM IS DEFINED IN SECTION 1.2 OF THE MERGER AGREEMENT (THE "LOCKUP PERIOD"). DURING THE LOCKUP PERIOD THE BOARD OF DIRECTORS OF THE SURVIVING CORPORATION SHALL HAVE THE EXCLUSIVE RIGHT TO RELEASE ANY OR ALL OF THE SHAREHOLDERS OF THE NEWLY ISSUED ALCHEMY COMMON STOCK FOR ANY NECESSARY REASON.

Representations and Warranties of Merger Sub, Cigarette and Alchemy

     The Merger Agreement contains statements that various representations and warranties contained therein are true and correct, except (i) as disclosed or incorporated by reference in filings with the Securities and Exchange Commission by Alchemy or the Merger Sub, as the case may be, made prior to the date of the Merger Agreement and (ii) where the failure of such a representation or warranty to be true and correct would not have a Material Adverse Effect (as defined below) on either Alchemy or Cigarette, taken as a whole, as the case may be, with respect to items (a), (d) to (o), and (q) listed below. In particular, the Merger Sub, Cigarette and Alchemy provided representations and warranties relating to, among other things, (a) the due organization, valid existence and good standing of each of the Merger Sub, Cigarette and Alchemy; (b) the capital structure of each of the Merger Sub, Cigarette and Alchemy; (c) each party's authorization to execute and deliver the Merger Agreement and that the Merger Agreement constitutes a valid and binding obligation of each party enforceable in accordance with its terms, and each party's authority to consummate the transactions contemplated by the Merger Agreement; (d) the absence of conflicts under charters or bylaws, required consents or approvals; (i) the filing by Alchemy of the Registration Statement; (ii) the filing of the required merger documents with the Secretary of State of the State of Florida; (iii) the filing of proxy statement with the Commission by Alchemy and Cigarette; and (iv) any other consents that are not reasonably likely to have a Material Adverse Effect on the ability to consummate the transactions contemplated by the Merger, and violations of any instruments or law; (e) the accuracy and completeness in all material respects of documents and financial statements filed by each of Cigarette and Alchemy with the Commission; (f) the absence of undisclosed liabilities; (g) the absence of certain material adverse changes or events; (h) the accurate preparation and timely filing of all returns and payment of taxes owed and the absence of any material liability for unpaid taxes that have not been accrued or reserved for by the respective parties; (i) title to properties;
(j) title to intellectual property; (k) the absence of a breach or the cancellation of material agreements, contracts and commitments; (l) the absence of litigation; (m) compliance with environmental regulations, the absence of conduct of activities involving hazardous materials and absence of any actions against either party regarding environmental matters or hazardous materials; (n) certain employment tax, labor and employee benefit matters; (o) compliance with laws; (p) the absence of material interested party transactions; and (q) the accuracy of information supplied by each of the Merger Sub, Cigarette and Alchemy in connection with the Registration Statement and the Joint Proxy Statement/Prospectus. In addition, the Merger Agreement contains a representation and warranty by Alchemy as to (r) the interim operations of the Merger Sub, and representations and warranties by Cigarette as to (s) the absence of payments resulting from the Merger and (t) actions taken regarding restrictions applicable to business combinations under the FBCA.

     For purposes of the Merger Agreement, a Material Adverse Effect means any change, event or effect that is materially adverse to the business, operations or results of operations of Alchemy or Cigarette, as the case may be, and such party's subsidiaries taken as a whole; provided, however that any of the following are not deemed to constitute a Material Adverse Effect: (i) adverse changes in or effect on the financial condition, revenues or gross margins of the party (or the direct consequences thereof) to the extent attributable to a delay of, reduction in or cancellation or change in the terms of product licenses by the party's customers, to the extent attributable to a slowdown in a party's sales organization; to the extent attributable to the loss of any key officer or employee of a party to the extent attributable directly and primarily to the transactions contemplated by the Merger Agreement; (ii) adverse changes in the market prices for the party's common stock between the date of the Merger Agreement and the Closing Date; and (iii) the outcome of certain litigation pending against Cigarette and disclosed to Alchemy.

     Timely filing of all returns and payment of taxes owed and the absence of any material liability for unpaid taxes that have not been accrued or reserved for by the respective parties; (i) title to properties; (j) title to intellectual property; (k) the absence of a breach or the cancellation of material agreements, contracts and commitments; (l) the absence of litigation;
(m) compliance with environmental regulations, the absence of conduct of activities involving hazardous materials and absence of any actions against either party regarding environmental matters or hazardous materials; (n) certain employment tax, labor and employee benefit matters; (o) compliance with laws; (p) the absence of material interested party transactions; and (q) the accuracy of information supplied by each of Alchemy and Cigarette in connection with the registration Statement and this Joint Proxy Statement/Prospectus. In addition, the Merger Agreement contains a representation and warranty by Alchemy as to (r) the interim operations of Merger Sub, and representations and warranties by Cigarette as to (s) the absence of payments resulting from the Merger, and (t) actions taken regarding restrictions applicable to "business combinations" under the FBCA.

     For purposes of the Merger Agreement, a Material Adverse Effect means any change, event or effect that is materially adverse to the business, operations or results of operations of Cigarette or Alchemy, as the case may be, and such party's subsidiaries taken as a whole; provided, however that any of the following are not deemed to constitute a Material Adverse Effect; (i) adverse changes in or effect on the financial condition, revenues or gross margins of the party (or the direct consequences thereof) to the extent attributable to a delay of, reduction in or cancellation or change in the terms of product licenses by the party's customers to the extent attributable to a slowdown in a party's sales organization; to the extent attributable to the loss of any key officer or employee of a party to the extent attributable directly and primarily to the transactions contemplated by the Merger Agreement; and (ii) adverse changes in the market prices for the party's common stock between the date of the Merger Agreement and the Closing Date.

Certain Covenants and Agreements

     Pursuant to the Merger Agreement and during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except as otherwise consented to in writing by Alchemy or as contemplated by the Merger Agreement, Cigarette and its subsidiaries have agreed to; (a) carry on Cigarette's business in the ordinary course in substantially the same manner as previously conducted, including the use of reasonable efforts consistent with past practices and policies of Cigarette to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; (b) not accelerate, amend or change the period of exerciseability of Cigarette's Warrants, except as required pursuant to the plan or any related agreement; (c) not transfer or license or otherwise extend, amend or modify any rights to its intellectual property, other than in the ordinary course of business consistent with past practice; (d) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except under certain circumstances; (e) not issue, or authorize or propose the issuance of, any shares of its capital stock or securities convertible into shares of its capital stocks, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions; (f) not agree to engage or engage in material acquisitions (g) not sell, lease, license or otherwise dispose of material properties or assets, except in the ordinary course of business; (h) not increase the compensation or severance payable to its officers or employees (except for increases in accordance with agreements entered into prior to the Merger Agreement and increases consistent with past practices), enter into any collective bargaining agreement or establish, adopt, enter into or amend in any material respect any plan for the benefit of its directors, officers or employees, subject to certain exceptions; (i) not amend its Certificates of Incorporation or Bylaws, except as contemplated by the Merger Agreement; and (j) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue. In addition Cigarette has agreed to confer on a regular basis with Alchemy on material operational matters.

     Pursuant to the Merger Agreement, Alchemy has agreed that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except as otherwise consented to in writing by Cigarette or as contemplated by the Merger Agreement, Alchemy will not, without the prior written consent of Cigarette; (a) declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than stock splits of Alchemy Common Stock or stock dividends payable in shares of Alchemy Common Stock), or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants under certain circumstances; (b) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, subject to certain exceptions; (c) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by the Merger Agreement; (d) acquire or agree to acquire by merger or consolidation with, or by purchase of a substantial equity interest in or substantial portion of the assets of any business or any corporation, partnership or other business organization or division, for consideration having a fair market value (at the time of the public announcement of such acquisition or agreement) in excess of $100,000,000; (e) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Alchemy and its subsidiaries, taken as a whole, except for transactions entered into in the ordinary course of business; and (f) not take any action that would be reasonably likely to result in any of its representations and warranties becoming untrue. In addition, Alchemy has agreed to confer on a regular basis with Cigarette on material operational matters.

No Solicitation

     The Merger Agreement provides that Cigarette will not, directly or indirectly, through any officer, director, employee, representative or agent (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, pursuant to a tender offer) or similar transactions or series of transactions involving Cigarette, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, provide any non-public information to any person or entity relating to, any Acquisitions Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent Cigarette or the Alchemy Board from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by Cigarette after the execution of the Merger Agreement from a person or entity whose initial contact with Cigarette may have been solicited by Cigarette prior to the execution of the Merger Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Cigarette, if and only to the extent that (1) the Cigarette Board believes in good faith (after consultation with and based upon the advice of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to Cigarette's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and the Cigarette Board determines in good faith after consultation with and based upon the advice of outside legal counsel that such action is necessary for Cigarette to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Cigarette Board receives from such persons or entity an executed confidentiality agreement; or
(b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     Upon compliance with the foregoing, following receipt of a Superior Proposal, Cigarette shall be entitled to (i) withdraw, modify or refrain from making its recommendation in favor of the Merger Agreement and the Merger and approve and recommend to the stockholders of Cigarette a Superior Proposal and
(ii) enter into an agreement with such third party concerning a Superior Proposal provided that Cigarette shall concurrently make payment in full to Alchemy of certain termination fees, if any. See"-Termination Fees."

     Cigarette is required to notify Alchemy (orally and in writing) within 24 hours after receiving any Acquisition Proposal, learning of a third party's intent to make an Acquisition Proposal, or receiving any request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

Indemnification and Insurance

     The Merger Agreement provides that Cigarette shall and, from and after the Effective Time, Alchemy and the Surviving Corporation shall, indemnify, defend and hold harmless each person who was an officer, director or employee of Cigarette or any of its subsidiaries as of the date of the Merger Agreement or has been an officer, director or employee of Cigarette or any of its subsidiaries at any time prior to the date thereof (or who becomes a director, officer or employee of Cigarette or any of its subsidiaries prior to the Effective Time) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is a director, officer or employee of Cigarette or any Cigarette subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after, the Effective time ("Indemnified Liabilities"), including, without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent that a corporation is permitted under the FBCA to indemnify its own directors, officers or employees, as the case may be.

     After the Effective Time, Alchemy and the Surviving Corporation will fulfill, assume and honor in all respects the obligations of Cigarette pursuant to Cigarette's Certificate of Incorporation, as amended, and any indemnification agreements existing and in force as of the date of the Merger Agreement with Cigarette's directors and officers.

     Neither Alchemy, the Surviving Corporation nor Cigarette maintain directors' and officers' liability insurance policies. The Surviving Company anticipates that it will procure such insurance at some point subsequent to the Merger.

Conditions

     The respective obligations of Alchemy, Merger Sub and Cigarette to effect the Merger are subject to the following conditions: (a) the Merger Agreement shall have been approved and adopted by the stockholders of Cigarette and Alchemy and the issuance of Alchemy Common Stock in connection with the Merger shall have been approved by the Alchemy stockholders; (b) all authorizations, consents, orders or approvals of any governmental entity required to consummate the Merger shall have been obtained and be in effect, the absence of which would be reasonably likely to have a Material Adverse Effect on either Alchemy or Cigarette, as the case may be; (c) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Alchemy's conduct or operation of the business of Alchemy or Cigarette after the Merger shall have been issued and be in effect, nor shall there be any proceeding brought by any governmental entity seeking any of the foregoing be pending; (d) no action shall be taken, or any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger; (e) the Alchemy Common Stock to be issued in the Merger, or reserved for future issuance, shall have been approved for quotation on the OTC-Bulletin Board; (f) receipt by Alchemy of a written opinion of Beckman, Millman & Sanders, L.L.P. and receipt by Cigarette of an opinion of Beckman, Millman & Sanders, L.L.P. both to the effect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code; (g) the accuracy in all material respects of the representations and warranties of the other party set forth in the Merger Agreement, except for changes contemplated by the Merger Agreement or where the failure to be true and correct would not be reasonably likely to have a material Adverse Effect on Alchemy or Cigarette, as the case may be; (h) the performance by the other party in all material respects of all obligations required to be performed by such party under the Merger Agreement; and (i) no Material Adverse Effect with respect to the other party shall have occurred since the date of the Merger Agreement.

Termination

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Alchemy or the stockholders of Cigarette:

     (a) by mutual written consent of Alchemy and Cigarette; or

     (b) by either Alchemy or Cigarette if the Merger shall not have been consummated by March 31, 1999, provided that the right to terminate the Merger Agreement under this provision is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

     (c) by either Alchemy or Cigarette if a court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect or permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 (Legal Conditions to the Merger) or Article VI (Additional Agreements; Reasonable Efforts) of the Merger Agreement; or

     (d) by either Alchemy or Cigarette if the required approvals of the stockholders of Alchemy or stockholders of Cigarette contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of such stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate the Merger Agreement under this provision is not available to any party where the failure to obtain approval of such party's stockholders or stockholders shall have been caused by the action or failure to act of such party in breach of the Merger Agreement); or

     (e) by Alchemy, if (i) the Cigarette Board shall have withdrawn or modified its recommendation of the Merger Agreement in a manner adverse to Alchemy or shall have publicly announced its intention to do any of the foregoing; (ii) an Alternative Transaction

(as defined below) shall have taken place (including execution of an agreement to engage in the same) or the Cigarette Board shall have recommended to the stockholders of Cigarette an Alternative Transaction; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Cigarette Common Stock is commenced (other than by Alchemy or an Affiliate of Alchemy) and the Cigarette Board has not recommended that the stockholders of Cigarette not tender their shares in such tender or exchange offer within the time period prescribed by Rule 14e-2 promulgated under the Exchange Act; or

     (f) by Alchemy or Cigarette, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach causes the conditions set forth in Article iv of the Merger Agreement (in the case of termination by Alchemy) or
Article III (in the case of termination by Cigarette) not to be satisfied as of the time of such breach, provided that if such breach by such party is curable by such party through the exercise of its reasonable efforts and for so long as such party continues to exercise such reasonable efforts, the other party may not terminate the Merger Agreement under this provision; or

     (g) by Cigarette, in the event of (i) a merger or consolidation to which Alchemy is a party, if the stockholders of Alchemy immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, (ii) the acquisition or direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of Alchemy representing more than 50% of the total combined voting power of Alchemy's then issued and outstanding voting securities by any person, entity or group, as shown on a
Schedule 13D filed with the SEC pursuant to the Exchange Act; or (iii) the sale of all or substantially all of the assets of Alchemy to any person or entity that is not a Subsidiary of Alchemy.

     In the event of any termination of the Merger Agreement  pursuant to clause
(a) above, there will be no liability or obligation on the part of any party to the Merger Agreement or its officers, directors, stockholders or affiliates, except as set forth in Section 8.3 of the Merger Agreement (Fees and Expenses), provided that the provisions of Article IX (Miscellaneous) of the Merger Agreement and the Non-Disclosure Agreement shall remain in full force and effect and survive any such termination. In the event of any termination of the Merger Agreement pursuant to Section 8.1, the Merger Agreement shall be of no further force and effect, except that Section 8.2 (Effect of Termination) and any applicable surviving terms of the Merger Agreement and all terms of the Non-Disclosure Agreement shall remain in full force and effect and survive any termination of the Merger Agreement and nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement.

     Except as described below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided that Alchemy and Cigarette shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this Joint Proxy Statement/ Prospectus (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

     As used in the Merger Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Alchemy or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Cigarette Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Cigarette pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of Cigarette or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of Cigarette, and the entity surviving any merger or business combination including any of them) of Cigarette having a fair market value (as determined by the Cigarette Board in good faith) equal to more than 20% of the fair market value of all the assets of Cigarette immediately prior to such transaction ("Material Asserts"), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Notwithstanding the foregoing, in no event is Cigarette required to pay any termination fees to Alchemy.

Amendment and Waiver

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Cigarette and Alchemy, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

     At any time prior to the Effective Time, either Alchemy or Cigarette, by action taken or authorized by their respective Board of Directors, as the case may be, to the extent legally allowed, (i) may extend the time for the performance of any of the obligations or other acts of the other party, (ii) may waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or delivered pursuant to the Merger Agreement, and (iii) may waive compliance by the other party with any condition or agreement contained in the Merger Agreement.

Reasons for the Merger

     In reaching their decisions to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, the Alchemy Board and the Cigarette Board consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement and the transactions contemplated thereunder. Based on their respective independent reviews of the proposed transactions and the business and operations of the other party, the respective Boards each unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby. The Board of Directors of each of the Companies concluded that (i) the goals and philosophies of the Companies are compatible and consistent, (ii) the products and services of the Companies are complementary, (iii) the post-Merger entity has the potential to offer customers a wider variety of services and products than it could offer independently, (iv) the Merger would be positively received by customers of each of the Companies,
(v) the Companies' respective shareholders would benefit by the enhanced ability of the Combined Entity to compete in the marketplace and (vi) that there would be substantial economic advantages as a result of increased operating efficiencies.

Securities of Alchemy

     Market Price of Dividends on Alchemy's Common Stock

     Alchemy's Common Stock is presently listed on the OTC- Bulletin Board. The following chart sets forth the range of high and low bid information for the five previous fiscal quarters and the most recent price information as of the latest practicable date immediately prior to the effectiveness of this Registration Statement. Such quotations do not reflect interdealer prices, retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


DATES                                        HIGH                         LOW

July 1 - September 30, 1997                  4                            3
October 1 - December 31, 1997                9 1/8                        1 7/8
January 1 - March 31, 1998                   9 3/4                        2 1/2
April 1 - June 30, 1998                      12 3/4                       3 3/4
July 1 - September  30, 1998                 12 3/4                       4 9/16
October 1 - November 10, 1998                ___                          ____

     Holders

     As of October 6, 1998 there were approximately 200 shareholders of unrestricted Alchemy Common Stock and 1 shareholder of Alchemy Preferred Stock. The sole shareholder of more than 5% of Alchemy's Common Stock is Offshore Racing, Inc. which will be retiring its holding in exchange for Alchemy Preferred Stock, Series B upon the ratification of the Merger Agreement.

                                                               % Of Total
                                                               Outstanding Prior To       % of Total Outstanding
Classification                   # Shares Owned                Effectiveness              Post Effectiveness
--------------                   --------------                -------------              ------------------
Offshore Racing, Inc.            2,000,000                     74.00%                     0.00%
(control entity)(1)

Adam Schild (director)           0                             0.00%                      0.00%

Craig Barrie (director)          15,378                        .7%                        .2%

all directors and officers as    15,378                        .7%                        .2%
a group

(1)  Retired

     Dividends

     Common Stock. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by Alchemy's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. Alchemy has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for Alchemy's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of the Alchemy's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Alchemy, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

     Preferred Stock. Alchemy's Certificate of Incorporation, as amended, authorizes the issuance of up to 10,000,000 shares of Preferred Stock. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock by Alchemy could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.

     Series A. There are no shares of Alchemy Preferred Stock, Series A issued and outstanding. Alchemy Preferred Stock, Series A has a stated value of $10,000.00 per share and bears a dividend rate of $500 per share per annum. Such dividends are payable quarterly unless Alchemy elects not to pay the dividend in which such dividend shall be cumulative and shall accrue without interest. No dividend shall be declared or paid on Alchemy Common Stock unless all preferred stock dividends have been paid in full. In the event of any voluntary or involuntary liquidation, the amount to be paid to holders of Alchemy Preferred Stock, Series A shall be $10,000 per share plus all cumulative dividends accrued. Alchemy Preferred Stock, Series A may be repurchased at any time by Alchemy for a purchase price of $10,000 per share plus all dividends payable at the time of repurchase; however, such holders may not force Alchemy to repurchase any shares of Alchemy Preferred Stock, Series A. Alchemy Preferred Stock, Series A has no voting rights. Alchemy anticipates that it will issue 100 shares of Alchemy Preferred Stock, Series A to Central Manufacturing, Inc. in exchange for that party's forgiveness and cancellation of all debt owed to it by Cigarette pursuant to the terms of the Merger. See "SUMMARY - The Proposed Merger".

     Series B. There are no shares of Alchemy Preferred Stock, Series B issued and outstanding. Alchemy Preferred Stock, Series B has a stated value of $10,000.00 per share and bears a dividend rate of $800 per share per annum. Such dividends are payable quarterly unless Alchemy elects not to pay the dividend in which such dividend shall be cumulative and shall accrue without interest. No dividend shall be declared or paid on Alchemy Common Stock unless all preferred stock dividends have been paid in full. In the event of any voluntary or involuntary liquidation, the amount to be paid to holders of Alchemy Preferred Stock, Series B shall be $10,000 per share plus all cumulative dividends accrued. Alchemy Preferred Stock, Series B may be repurchased at any time by Alchemy for a purchase price of $10,000 per share plus all dividends payable at the time of repurchase; however, such holders may not force Alchemy to repurchase any shares of Alchemy Preferred Stock, Series B. Alchemy Preferred Stock, Series B has no voting rights. Alchemy anticipates that it will issue 100 shares of Alchemy Preferred Stock, Series B to Offshore Racing, Inc. in exchange for that party's retirement of 2,000,000 shares of Alchemy Common Stock pursuant to the terms of the Merger. See"SUMMARY - The Proposed Merger".

     Miscellaneous Rights and Provisions. Holders of Common Stock, have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of Alchemy, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of Alchemy after satisfaction of all liabilities, subject to the rights of holders of any Preferred Stock.

     Shares Eligible for Future Sale. Upon completion of this offering, the Company will have approximately 5,421,844 shares of Common Stock issued and outstanding. Of these shares, 702,394 will be freely tradeable without restriction or further registration under the Securities Act. The aforementioned figure does not include any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. The remaining shares of Common Stock registered under this registration statement are freely saleable under the Securities Act, but may not be transferred for twelve (12) months from the date of effectiveness of this registration statement or at such earlier date as may be permitted by the Company. Another 2,180,000 shares of Common Stock underlying the Alchemy Class A Warrants, Alchemy Class B Warrants and Alchemy Class X Warrants will be registered under this registration statement but not issued and 50,000 shares of Alchemy Common Stock underlying such non-qualified purchase options.

     Transfer Agent

     The transfer agent and registrar for the Company Common Stock is Fidelity Transfer Company, 1800 Southwest Temple, Suite 301 - Box 53, Salt Lake City, Utah 84115.

                                    BUSINESS

                                  The Companies

Alchemy Holdings, Inc.

General Development of Business

     Alchemy Holdings, Inc., formally known as Hawk Marine Power, Inc., (the "Company" for the purposes of historical overview only) is engaged in the design, production and sale of high performance marine engines for installation in high speed recreational powerboats and offshore racing boats. The Company manufactures its own line of five high output, all gasoline 8 cylinder engines for high speed recreational powerboats and racing, as well as customized engines which are produced solely for racing boats. The Company's engines are hand built from component parts and are sold primarily to premium boat manufacturers. The Company's high performance engines have established distinctive reputations among power boat enthusiasts for performance, speed and endurance. The Company's engines have received critical acclaim in boating and other publications. The Company regularly exhibits their engines at various international boat shows.

     The Company was incorporated as Swift Development, Inc. ("Swift") under the laws of the State of Utah on October 25, 1983, at which time it sold an aggregate of 750,000 shares in common stock to three individuals for total consideration of $15,000. In March 1984, the Company consummated a private placement offering of shares of common stock pursuant to Regulation D of the Securities Act of 1933, as amended, which resulted in the sale of 752,850 shares of common stock from which the Company received net proceeds of approximately $65,000. In August 1984, the Company's original shareholders contributed an aggregate of 280,112 shares of common stock of the Company.

     On August 6, 1987, the Company acquired all of its outstanding common stock. In connection with the acquisition, the Company changed its name from Swift Development, Inc. to Hawk Marine Power, Inc. The Company was merged into its wholly owned subsidiary, Hawk Marine Power, Inc. effective September 30, 1990. The effect of the transaction was to reincorporate the Company in the state of Florida.

     Immediately prior to the prospectus dated November 11, 1989, the Company filed a Form S-18 with the SEC. On December 11, 1989 and January 17, 1990, the Company completed the public offering of an aggregate of 197,940 Units of its securities consisting of 593,820 shares of common stock and 197,940 warrants. The Company received net proceeds of approximately $969,500 from such public offering.

     On May 19, 1997, the Company changed its name from Hawk Marine Power, Inc. to its present name of Alchemy Holdings, Inc.

Products

     The Company designs, manufacturers and sells high output gasoline 8 cylinder engines and also performs custom work on engines produced by other manufacturers. Engines produced by a predecessor of the Company were initially manufactured in 1979 for use in the offshore speed boat racing circuit which was attaining initial popularity. They were produced to accommodate participants in the offshore racing circuit who required high performance engines. In 1981, Hawk Marine Power, Inc. powered speedboats attained international prominence by winning the U.S. Championship and the World Championship of speed boat racing in conjunction with a predecessor of Cigarette Racing Team, Inc.

     The success of the Company's engines in international competition generated more widespread interest among speedboat as well as other racing enthusiasts. Despite its reputation, the Company has never been able to attain consistent profitable operations or capitalize on a commercial basis from critical recognition received by the Company's engines. The Company intends to continue to focus its operations to serve the upper segment of the powerboat market.

     Following is a more detailed description of Alchemy's engines offered directly and through its authorized dealer network:

     HAWK 600:   An  8-cylinder,  four  stroke,  496  cubic  inch  engine  which produces approximately 600 horsepower and is liquid cooled.

     HAWK 700:   An  8-cylinder,   four-stroke,  556  cubic  inch  engine  which
                 produces approximately 700 horsepower and is liquid-cooled.

     HAWK 750:   An  8-cylinder,   four-stroke,  588  cubic  inch  engine  which
                 produces approximately 750 horsepower and is liquid-cooled.

     HAWK 800:   An  8-cylinder,   four-stroke,  589  cubic  inch  engine  which
                 produces approximately 800 horsepower and is liquid-cooled.

     HAWK 900:   An 8-cylinder,  supercharged four-stroke, 572 cubic inch engine
                 which   produces    approximately   900   horsepower   and   is
                 liquid-cooled.

     HAWK 1000:  An  8-cylinder,   four-stroke,  698  cubic  inch  engine  which
                 produces approximately 1000 horsepower and is liquid-cooled.

     HAWK 1100:  An  8-cylinder,  four  stroke,  698  cubic  inch  engine  which produces approximately 1100 horsepower and is liquid-cooled.

     Alchemy's engines described above may be used for recreational or offshore racing boats. However, Alchemy also manufactures custom engines utilized solely for racing. Alchemy's engines, which usually sell in sets of two or three, range in price from $32,000 to $69,000 per engine.

     Alchemy's engines, to its management's best knowledge, have been produced since 1979, the longest continuous period of any high performance marine engine. Apart from success in various offshore racing events, Alchemy's engines have received critical recognition in various boating publications including BOATING MAGAZINE, MOTOR BOATING AND SAILING and POWERBOAT MAGAZINE, as well as in various consumer publications not specifically published for the benefit of speedboat enthusiasts.

Manufacturing Operations

     Alchemy's engines are manufactured at Alchemy's production facility in Aventura, Florida. The engines are hand built from component parts and in certain instances, are custom designed for individual customers. Alchemy believes the recognition for its high performance engines is attributable to the accumulated experience, knowledge and know-how related to the innovation, design, balancing, assembly and testing of the engine.

     The manufacture of Alchemy's engines consist of three stages: (i) hand tooling and modification of component parts; (ii) assembly of the engine; and
(iii) testing of the engine. Alchemy orders most of the components used in Alchemy's engines directly from manufacturers, distributors and speciality automobile parts suppliers. Specifically, Alchemy purchases its engines directly from Mercury Marine Corporation ("Mercury") which in turn purchases its engine blocks from General Motors. With the exception of Mercury, which supplies the engines to Alchemy, Alchemy does not regard any single supplier essential to its operations. Although the engine blocks are manufactured and supplied by General Motors, Alchemy's management believes that the lack of any contracts or written agreements between Alchemy and either General Motors or Mercury affords Alchemy the flexibility to choose alternate suppliers in the event of a work stoppage or other disruption. Most of the components Alchemy utilizes are available from multiple sources at competitive prices.

     Following assembly of Alchemy's engines, a rigorous tuning and testing program is utilized. The testing is performed both manually and through use of advanced computer technology. At present time, the normal production period and the manufacture of Alchemy's engines is five to ten working days. Alchemy has present production capacity of approximately sixteen (16) engines per month. Alchemy believes its extensive know-how and experience at all stages of production has enabled it to establish a position of leadership.

     Alchemy warrants its engines for up to one year against defects in materials and workmanship, and to date has not experienced more than a limited number of warranty claims.

     As of June 30, 1998, Alchemy accrued approximately $10,000 for anticipated future warranty costs.

Marketing, Sales and Distribution

     Alchemy concentrates its sales of its engines in the high performance recreational speedboat and racing market. Management believes the high-performance segment of the market represents no more than 5% of the entire recreational market. Alchemy sells its engines directly to premium boat manufacturers including Apache Performance Boats, Pantera U.S.A., Jaguar Marine and Cigarette Racing Team, Inc.

     Of those manufacturers, 40% are comprised of offshore racing teams, individual companies or engine rebuilds. In addition to Cigarette, some of Alchemy's customers from this segment include: Pepsi-Mountain Dew team; Rain-X team; Mystifier team; Formula; Scarab; Wellcraft; Cougar; Powerplay; and Apache.

     For the years ended September 30, 1997 and 1996, respectively, sales of Alchemy's engines to Cigarette amounted to approximately 17% and 24%, respectively, of total sales. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Sales to Cigarette."

     Alchemy regularly exhibits its engines at various international boat shows and receives extensive publicity in editorial articles appearing in various boating publications as well as consumer and upscale lifestyle magazines.

Employees

     Alchemy employs twelve full-time employees. Of those twelve employees, three are executives, one is clerical and eight comprise the manufacturing department.

Facilities

     Alchemy's offices and production facilities are located at 3025 N.E. 188th Street, Aventura, Florida 33180. These facilities total 7,500 square feet; 750 square feet of which is office space and the remaining 6,750 square feet encompasses the manufacturing department. Alchemy is in the second year of a five year lease. The property has water frontage on both its North and South sides.

Competitive Conditions in the High-Performance Marine Engine Industry

     The high-performance marine engine industry is highly competitive and largely dependant on a company's ability to sell such engines at attractive prices with ample customer service and support. Alchemy's competitors for product sales are companies such as Mercruiser, Caterpillar, Volvo-Penta and Johnson & Towers. Many of Alchemy's competitors have significantly greater financial resources than Alchemy. Competition for product sales is also based upon Alchemy's ability to reduce expenses while increasing production.

Cigarette Racing Team, Inc.

     Cigarette Racing Team, Inc. was most recently incorporated under the laws of the state of Florida on May 26, 1994. Originally incorporated as an Alabama corporation in 1969, Cigarette has earned a reputation for being an engineering and technological leader in the design and manufacture of its class of powerboats. Cigarette designs, manufacturers and sells its offshore recreational and racing boats and related accessories under the Cigarette brand name.
Cigarette's principal product line consists of eight boat models in six sizes, from 20 to 46 feet in length, at current prices ranging rom $80,000 to $800,000.

     Cigarette boats are manufactured by a core group of highly skilled laborers. Construction of a boat generally takes from 8 to 16 weeks on a one shift per day basis, with overtime. Currently, Cigarette has the capacity to manufacture approximately 120 boats per year (depending on the models), utilizing one shift per day, 5 1/2 days per week. Cigarette boats are made completely by hand and are constructed using the finest tri-axial and bi-axial fiberglass and resins laid up by hand. A variety of materials are used to form the composite structure. The boats are made in molds designed and constructed by Cigarette's own engineering department. This technique, known as "composite construction" allows Cigarette to create a significantly stronger and more resilient structure. The decks are bonded to the hulls using the same axial materials with which the boats are built.

     On June 30, 1997 Robert E. Torter, a resident of the United States, assigned his equity interest of 2,601,000 shares of Cigarette Racing Team, Inc. Common Stock (the "Equity Interest") to Exale Enterprises Ltd. ("Exale"), a foreign corporation organized under the laws of the British Virgin Islands. The 2,601,000 Cigarette Shares constituted 91.23% of Cigarette Common Stock which were issued and outstanding. In exchange for the assignation of the Equity Interest, Exale agreed to transfer 1,000,000 shares of Spa Faucet, Inc., a publicly listed company, assume certain debts to Robert E. Torter and obtain releases from Cigarette to Robert E. Torter of certain liabilities. As a result of an agreement between the parties, Exale represented the interests of Masada, I.L.P ("Masada") and Winchester Partners, L.P. ("Winchester") in the negotiations with Mr. Torter. Thus, on June 30, 1997, Exale then transferred 1,000,000 shares of Cigarette Common Stock to Masada and 1,601,000 shares of Cigarette Common Stock to Winchester.

     There is currently no public market for the securities of Cigarette.

Employees

     Cigarette  employs  fifty-two  full-time  employees.   Of  those  fifty-two
employees, four are executives, six are clerical and forty-two comprise the manufacturing department.

Facilities

     Cigarette's facilities, both headquarters and manufacturing, consist of four buildings located at 3131 N.E. 188th Street, Aventura, Florida 33180. These four structures contain a total of 44,590 square feet. The buildings sit on 3.88 acres of land in a residential area of Aventura. Of the 3.88 acres, approximately 1.5 acres are vacant. Cigarette is immediately surrounded by boat production facilities and marinas. The property has water frontage on both its north and south sides. Cigarette is presently in the fifth year of an eight year lease (the "Cigarette Lease"). The total monthly rent is equal to $28,000. As of the date of this Registration Statement the Cigarette lease is being negotiated so that upon the Merger's Effectiveness, Alchemy will only be liable for the taxes and insurance associated with the property. Alchemy's management expects such costs to equal approximately $12,000 per month.

Competitive Conditions in the Power Boat Manufacturing Industry

     The recreational power boat industry is largely dependent on a company's ability to sell high quality boats at attractive prices with ample customer service and support. Cigarette's competitors for product sales are companies such as Magnum, Mako, Sea Ray, and it competes with these companies in the marketing of its boats. Many of Cigarette's competitors have significantly greater financial resources than Cigarette. Competition for product sales is also based on Cigarette's ability to attract independent dealers who are willing to distribute and market Cigarette's boats.

            ALCHEMY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     For the nine month period ended June 30, 1998, Alchemy reported net sales of $501,919. This compared to net sales of $602,309 for the same period in the 1997 fiscal year. The cost of sales for the first nine months of fiscal year 1998 was $347,498 as compared to $513,314 for the same period in fiscal 1997. The gross margin for the nine month period ended June 30, 1998 was $114,421, as compared to $88,995 for the same period in the 1997 fiscal year. Selling, general and administration expenses for the first nine months of fiscal year 1998 were $107,863 as compared to selling, general and administrative expenses of $165,203 for the same time period in fiscal 1997. The interest expense of the first nine months of fiscal year 1998 was $13,050. Alchemy incurred a net loss of $12,771 for the nine month period ended June 30, 1998 as compared to a net loss of $89,258 for the same period in fiscal year 1997.

     For fiscal year ended September 30, 1997, Alchemy reported net sales of $1,059,498. This compared to net sales of $1,003,446 for fiscal year ended September 30, 1996. Alchemy's cost of sales for fiscal year 1997 was $901,725, as compared to $845,958 for the 1996 fiscal year. The gross margin for fiscal years 1997 and 1996 was $157,773 and $157,488, respectively. Selling, general and administrative expenses for fiscal year 1997 was $231,125, while the same expenses for fiscal year 1996 was $409,707. The interest expense for the 1997 and 1996 fiscal years was $19,410 and $14,413, respectively. The net losses for fiscal years 1997 and 1996, were $92,762 and $266,632, respectively.

     The 5.6% increase in sales in fiscal 1997 is not necessarily indicative of any particular trend; rather, such increase represents a minor change in the product mix combined with a minor increase in volume. Gross margin as a percentage of sales decreased by 0.7% to 14.9% in fiscal year 1997, principally as a result of the change in product mix. The decrease in selling, general and administrative expenses from fiscal years 1997 to 1996 was the result of new management's institution of several cost cutting measures. Such beneficial effect is expected to continue in future periods.

     Alchemy believes that its long-term business prospects will be no more adversely affected than those of its competitors due to changes in air emission standards for marine engines. In the short term there may be certain adverse effects do to initial price resistance by customers and a lag in the time it takes to quantify increased costs and reflect them in Alchemy's price structure.

Liquidity and Capital Resources

     Alchemy had cash on hand in the amount of $322,462 at June 30, 1998 compared to $12,857 at June 30, 1997. At June 30, 1998 there was a working capital balance of $308,202.

     Alchemy was obligated to retire at November 1, 1991, $405,000 principal amount of its 11% secured promissory notes issued to a group of private investors in October 1988. On April 16, 1992, Alchemy agreed to enter into settlement agreements with the note holders pursuant to which the participants who accepted the terms of the settlement agreement would receive a cash payment equal to 86% of their entire investment. The holders of 10 units in the private placement (representing $337,500 of notes) accepted Alchemy's settlement offer. In order to finance the settlement agreement, Alchemy borrowed $200,000 from three private investors.

     Alchemy made the first payment to the note holders in April 1992. However, due to insufficient cash flow, Alchemy was unable to make the August 15 installment pursuant to the settlement agreements. On October 8, 1992, Alchemy made a partial payment of $9,026 to certain note holders who had initiated litigation. In September, 1994, Alchemy made another partial payment of $5,000 to the note holders, leaving a balance of $53,673 pursuant to the settlement. Alchemy, subsequent to year end, has reached an agreement with said note holders for retirement of such promissory notes for the sum of $50,000.

     In September 1995, Alchemy paid $5,000 to the note holders. Subsequently, both parties agreed pursuant to the settlement agreement dated May 4, 1998, that a final payment of $45,000 would satisfy all liabilities to such noteholders. On May 29, 1998, Alchemy made such $45,000 payment to the noteholders in full satisfaction of all liabilities to such noteholders. In exchange for such payment, the noteholders released all security interests that they held on any Alchemy collateral.

           CIGARETTE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     For the nine month period ended June 30, 1998, Cigarette reported net sales of $4,978,665. This compared to net sales of $949,909 for the same period in the 1997 fiscal year. The cost of sales for the first nine months of fiscal year 1998 was $4,362,276 as compared to $1,568,170 for the same period in fiscal 1997. The gross margin for the nine month period ended June 30, 1998 was $616,389 as compared to a loss of $618,261 for the same period in the 1997 fiscal year. Selling, general and administration expenses for the first nine months of fiscal year 1998 was $1,388,461 as compared to selling, general and administrative expenses of $561,800 for the same time period in fiscal 1997. The interest expense was $394,114 and $331,042 in the first nine months of fiscal years 1998 and 1997, respectively. Cigarette incurred net losses of $1,032,853 and $1,511,103 for the nine month periods ended June 30, 1998 and June 30, 1997, respectively.

     For fiscal year ended September 30, 1997, Cigarette reported net sales of $2,158,406. This compared to net sales of $5,010,125 for fiscal year ended September 30, 1996. Cigarette's cost of sales for fiscal year 1997 was $3,403,644, as compared to $4,561,714 for 1996 fiscal year. The gross margin for fiscal years 1997 and 1996 was a loss of $1,245,238 and a gain of $448,411, respectively. Selling, general and administrative expenses for fiscal year 1997 were $905,566, while the same expenses for the fiscal year 1996 were $2,343,006. Interest expense for the 1997 and 1996 fiscal years was $449,723 and $426,786, respectively. The net losses for the fiscal years 1997 and 1996, were $2,085,421 and $2,560,606, respectively.

     The 56.9% decrease in sales in fiscal 1997 was due to substantial discounting of prices as Cigarette was in critical need of cash to survive. Unit volume decreased substantially as well. Cigarette operated at a gross loss in fiscal 1997 due to the reduction in volume and the significant discounting required to keep Cigarette in business. Management does not anticipate the continuation of such trend. Cigarette earned substantial gross profit in the first nine months of fiscal 1998.

Liquidity and Capital Resources

     Cigarette had cash on hand in the amount of $415,006 at June 30, 1998 compared to $3,329 at June 30, 1997. At June 30, 1998 there was a working capital deficit of $8,684,213.

     For the first nine months of fiscal 1998 Cigarette raised $1,087,500 from private placements of common stock.

                                LEGAL PROCEEDINGS

Paramount Pictures Corporation

     Cigarette was a party to an Opposition to its Application for Registration in the United States Patent and Trademark Office (the "Opposition"). Paramount Pictures Corporation ("Paramount") filed the Opposition. The Opposition was filed before the Trademark Trial and Appeal Board. Both parties to the Opposition applied to register various rights associated with the term "Top Gun" in the United States Patent and Trademark Office. A settlement agreement between the parties was executed on June 24, 1998 and a Withdrawal of Opposition With Prejudice was entered with the Trademark Trial and Appeal Board immediately thereafter.

HRH Tunku Abraham Ismail

     On January 23, 1997, a judgment was entered against Cigarette and in favor of HRH Tunku Abraham Ismail ("HRH") in the amount of $981,000. Pursuant to a previous agreement HRH has been calculating interest on that judgement at the rate of 8.5%. Cigarette has tendered 10 payments totaling $69,789.59, the last payment of which was received on October 5, 1998.

     On March 11, 1998, Cigarette delivered a 46' Cigarette and 20' Cigarette in partial satisfaction of the final judgement, leaving a balance due of $305,000.00. Thus, as of October 31, 1998, Cigarette continues to owe to HRH approximately $348,000.00 with additional interest accruing daily from October 31, 1998. Cigarette expects, but no way guarantees, the satisfaction of this debt within 120 days after the Effective Time.

Mr. Fredy Link

     On May 27, 1998, a judgement was entered against Cigarette and in favor of Mr. Fredy Link ("Link") in the amount of $198,632.93 bearing interest at 10% per annum After application of 15 previous payments by Cigarette, the debt remains approximately $89,000.00 with additional interest accruing daily from October 31, 1998. Cigarette expects, but in no way guarantees, the satisfaction of this debt within 120 days after the Effective Time.

Magnum Marine

     On  September  2, 1998,  Cigarette  was named as a  defendant  in Case No.:
98-1123 Civ-Hoeveler in United States District Court for the Southern District of Florida. The defendant/third party plaintiff in the suit is Magnum Marine
Corporation ("Magnum"). In its complaint, Magnum asserts that Cigarette purchased trade secrets from Giancarlo Rampezotti, the plaintiff, in exchange for a license to Cigarette thereby allowing Rampezotti to produce boats under the Cigarette name using Magnum designs. Although Cigarette has not yet answered the complaint, it expects to deny all allegations made thereunder.

Tomas Arencibia

     In 1996, Tomas Arencibia, as the plaintiff, filed a complaint with the United States District Court of the Southern District of Florida alleging that during his employment with Cigarette, Mr. Arencibia was subject to discrimination and harassment based upon his age. Cigarette subsequently answered such complaint and a Revised Joint Pretrial Stipulation was entered into on September 21, 1998. Cigarette expects to go to trial on the above complaint either in the fourth quarter of 1998 or the first quarter of 1999.

Mark Donato and Steven Donato

     On July 22, 1998 Mark and Steven Donato (the "Donatos"), as the plaintiffs filed a complaint with the Untied States District Court of the District of Massachusetts (the "Donato Action"). The Donatos allege that Cigarette failed to deliver a boat pursuant to a contract with the Donatos. Presently, the parties are in settlement negotiations.

                               ALCHEMY MANAGEMENT

     The following table sets forth certain information concerning directors and executive officers of Alchemy as of the date hereof. Officers and Directors are elected on an annual basis.

     The present term for each Director is in staggered one year periods. Executive officers are elected annually and except to the extent governed by employment contracts, serve at the discretion of the Board of Directors.

       NAME                    POSITIONS(S)                          AGE
       ----                    ------------                          ---

     Craig Barrie              President/Director                     48

     Berton Lorow              Vice President/Director                42

     Adam Schild               Secretary/Director                     28

CRAIG BARRIE - PRESIDENT/DIRECTOR

     Between 1968 and 1985, Mr. Barrie was employed by Faberge, Inc., a manufacturer and distributor of cosmetics and other beauty products. He served in various executive capacities, including executive vice president - advertising, and was a member of the Board of Directors of that company. Mr. Barrie currently races powerboats for Cigarette which are powered by Hawk engines. Mr. Barrie has been a Director of Hawk Marine Power, Inc. ("Hawk") since August 1987 and President of Hawk since November 1990. Mr. Barrie was elected to the position of President of Cigarette Racing Team, Inc., Miami, Florida during 1992. From 1985 to 1992, Mr. Barrie was the Director of Sales of Cigarette's predecessor.

BERTON LOROW - VICE PRESIDENT/DIRECTOR

     Mr. Lorow has been employed by Alchemy or its predecessors since January 1984 in various technical capacities. He was elected a Director of Hawk in 1990 and Vice President one year prior, in May 1989 and has been employed in the marine industry since 1982, acquiring experience in boat building, rigging and engine assembly.

ADAM SCHILD - SECRETARY/DIRECTOR

     Mr. Schild is Secretary and a Director of Alchemy and has held such positions since July, 1997. Also in July, 1997 Mr. Schild was appointed Secretary and Director of Cigarette. From November 1994 through October 1993, Mr. Schild was a stock-broker in training at Stratton Oakmont, Inc. During his training period and two years prior, Mr. Schild was a senior partner in Alcott Simpson & Co., Inc., a management consulting firm specializing in crisis management and mergers and acquisitions. Also during that time frame Mr. Schild was a marketing assistant with Eckert Schild Productions, Inc. From 1987 to 1994 Mr. Schild was employed by a corporate communications company specializing in Fortune 500 companies. Mr. Schild began his tenure in the finance department and was promoted to Director of Finance.

     Mr. Lorow and Mr. Schild are full time employees of Alchemy. Mr. Barrie devotes approximately 20 hours a week to Alchemy's operations. It is not anticipated any Directors will receive an annual fee or other compensation for their directors duties. Directors will be reimbursed for reasonable expenses incurred in connection with their attendance at meetings.

                             EXECUTIVE COMPENSATION

     Total cash compensation paid to all executive officers as a group for services provided to Alchemy and its subsidiaries in all capacities during the fiscal year ended September 30, 1998 aggregated $74,340. Set forth below is a summary compensation table prepared in accordance with the applicable rules of the Securities and Exchange Commission.

Summary Compensation Table - Alchemy

             Annual Compensation                                         Long Term Compensation
                                                           Resid.
Name and                                     Other         Stock                                           All
Principal                                    Annual        Compensa-                       LTIP            Other
Position           Year        Salary        Bonus         tion              Awards        Options         Payouts
--------           ----        ------        -----         ----              ------        -------         -------
Craig              1998        $25,000       none          none              none          none            none
Barrie
                   1997         26,000       none          none              none          none            none

                   1996         26,200       none          none              none          none            none

Berton             1998        $54,340       none          none              none          none            none
Lorow
                   1997         55,000       none          none              none          none            none

                   1995         33,385       none          none              none          none            none

Compensation Pursuant to Plans

     Hawk Marine, Inc. (Alchemy's predecessor) adopted an Employee Stock Option Plan in August of 1988. Such plan has a term of 10 years and thus expired in August of 1998 with no options being issued thereunder. Alchemy anticipates adopting a new Employee Stock Option Plan at the next meeting of Alchemy Shareholders.

                              CIGARETTE MANAGEMENT

     The following table sets forth certain information concerning directors and executive officers of Cigarette as of the date hereof. Officers and Directors are elected on an annual basis. The present term for each Director is a staggered one year term. Executive officers are elected annually and except to the extent governed by employment contracts, serve at the discretion of the Board of Directors.

        NAME                    POSITIONS(S)                     AGE
        ----                    ------------                     ---

      Craig Barrie              President                        48

      Adam Schild               Secretary/Director               28

CRAIG BARRIE - PRESIDENT

     Mr. Barrie has been a Director and President since its inception. SEE "ALCHEMY MANAGEMENT" for further information.

ADAM SCHILD - SECRETARY/DIRECTOR

     Mr. Schild serves as the Secretary and Director of Cigarette, offices he has held since 1997. See "ALCHEMY MANAGEMENT" for further information.

                             EXECUTIVE COMPENSATION

Summary Compensation Table - Cigarette

             Annual Compensation                                         Long Term Compensation
                                                           Resid.
Name and                                     Other         Stock                                           All
Principal                                    Annual        Compensa-                       LTIP            Other
Position           Year         Salary       Bonus         tion              Awards        Options         Payouts
--------           ----         ------       -----         ----              ------        -------         -------
Adam Schild        1998        $106,403      none          none              none          none            none

                   1997          26,000      none          none              none          none            none

                   1996          26,200      none          none              none          none            none

Craig Barrie       1998        $106,403      none          none              none          none            none

                   1997         107,801      none          none              none          none            none

                   1996         102,876      none          none              none          none            none

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sales to Cigarette

     In fiscal 1997 and fiscal 1996, Alchemy had sales to Cigarette Racing Team, Inc. of $176,197 and $242,332 representing 17% and 24% of total sales for the year, respectively. Mr. Adam Schild is Cigarette's Secretary and Mr. Craig Barrie is Cigarette's President.

Alchemy's and its Affiliates' Potential Conflicts with Mr. Craig Barrie

     There are no potential conflicts of interest with regards to Alchemy and its affiliates and Mr. Craig Barrie.

Offshore's Holdings of Alchemy's Common Stock and its Licensing Agreement With Alchemy

     Offshore owns 2,000,000 shares of Alchemy Common Stock which it received as a result of the May 12, 1996 Licensing Agreement between Offshore and Hawk Marine Power, Inc. ("Hawk") (Alchemy's predecessor). The term of the Licensing Agreement is ten years. Pursuant to the Licensing Agreement, Hawk, as the user of the license, agreed to pay to Offshore, as the owner, a royalty equal to between 2.5% and 10% of the gross revenue generated by the use of the rights defined therein. Such royalty is determined by Offshore's particular use of rights granted in the Licensing Agreement. The Licensor grants to the Licensee an exclusive, world-wide right to use the Licensor's marks in connection with all goods and services other than the use of said marks on any form of water craft for a period of 120 months. The Licensee has the option to renew the License Agreement for two additional periods of 60 months each. As consideration for the above, the Licensee shall pay to the Licensor either: (i)2.5% of the gross royalties in the event that the Licensee manufactures, sells or distributes products or services using the Licensor's mark; or (ii)10% of the gross royalties in the event that the Licensee sublicenses the rights to the mark.

     As a result of the Merger and in exchange for the retirement of 2,000,000 shares of Alchemy Common Stock and the receipt of $1,000,000 of Alchemy Preferred Stock, Series B, Offshore shall relinquish all rights, title and interest, created by the May 12, 1997 Licensing Agreement.

Alchemy's Lack of Chief Financial Officer

     As of the date of this Registration Statement Alchemy does not employ a Chief Financial Officer. However, management is also searching for an individual to fill such a position on a permanent basis and anticipates hiring such by December 31, 1998.

Interested Directors

     Cigarette's sole Director is also a Director of Alchemy. Therefore, any transaction between Cigarette and Alchemy must be scrutinized closely by any interested party.

Relationships With Jeffrey Friedman and Central Manufacturing

     Mr. Jeffrey Friedman is the beneficial owner of 3025 NE 188th Street, the property on which Alchemy and Cigarette are located. Mr. Friedman is also a creditor of Cigarette's and is in negotiations with Alchemy for a settlement of that debt. It is expected by Alchemy Management that Mr. Friedman and/or Central Manufacturing, Inc. will receive 1,000,000 shares of Alchemy Common Stock and $1,000,000 of Alchemy Preferred Stock, Series A in exchange for the retirement of Cigarette's debt to him. Thus, in the event that negotiations between Mr. Friedman and Cigarette fail to result in a settlement, a conflict of interest may arise between Alchemy, Cigarette and Mr. Friedman.

     Mr. Adam Schild is the general partner in Winchester Partners, L.P. ("Winchester"), the majority shareholder of Cigarette.

OTAM Licensing Agreement

     Cigarette and OTAM SpA, a foreign corporation ("OTAM"), entered into a licensing agreement dated October 28, 1997 wherein OTAM Licensed from Cigarette Mark in connection with its exclusive, world-wide right to use such Mark in the production and marketing of a 45' and 55' boat, respectively (the "OTAM Licensing Agreement"). The term of the OTAM Licensing Agreement is 24 months. In exchange for OTAM's use of the Mark, Cigarette received a one time payment of $400,000 as an advance on any royalties earned during the term of the OTAM Licensing Agreement.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

     The following table sets forth the number of shares Cigarette's common stock beneficially owned by each officer and director of Cigarette and each shareholder who holds more than 5% of the outstanding common stock of Cigarette as of October 31, 1998. At such date there were 3,641,000 shares of common stock issued and outstanding. Unless specifically indicated otherwise, all such ownership interest are direct.

                                                                 Amount and
                      Name and Address of                        Nature of
Title of Class        Beneficial Owner                           Beneficial Owner       Percent of class
--------------        ----------------                           ----------------       ----------------

Common Stock          Craig Barrie                                  25,000                    .69%
                      3025 NE 188th St.
                      Aventura, Florida 33180

                      Berton Lorow                                     153                  .0042%
                      3025 NE 188th Street
                      Aventura, Florida 33180

                      Adam Schild                                        0                      0%
                      3025 NE 188th Street
                      Aventura, Florida 33180

                      Masada I, L.P.(1)                          1,000,000                   27.5%
                      Boca Corporate Center
                      2101 Corporate Blvd. - Suite 204
                      Boca Raton, Florida 33431

                      Winchester Partners, L.P.                  1,601,000                   44.0%
                      3594 S. Ocean Blvd
                      Highland Beach, Florida 33487

                      Glen Laken(2)                                425,000                   11.7%
                      30 SO. Whacker, Suite 1606
                      Chicago, IL 62454

Preferred             Central Manufacturing, Inc.                      100                    100%
                      5025 Swetland Court
                      Richmond Heights, Ohio 44143

(1) Does not include 180,000 warrants held by Masada which are exercisable at a price of $2.00.

(2) Includes 50,000 shares of common stock held by Ms. Lane Lakin who is Mr. Glen Lakin's wife.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----
ANNUAL FINANCIAL STATEMENTS:

ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES:
Report of Independent Auditor                                           F-1
Consolidated Balance Sheet as of September 30, 1997                     F-2
Consolidated Statement of Operations for the Years Ended
   September 30, 1997 and 1996                                          F-3
Consolidated Statement of Changes in Stockholders' Equity
   for the Years Ended  September 30, 1997 and 1996                     F-4
Consolidated Statement of Cash Flows for the Years Ended
   September 30, 1997 and 1996                                          F-5
Notes to Consolidated Financial Statements                          F-6 to F-11

CIGARETTE RACING TEAM, INC.:
Reports of Independent Auditors                                     F-12 to F-13
Balance Sheet as of September 30, 1997                                  F-14
Statement of Operations for the Years Ended
   September 30, 1997 and 1996                                          F-15
Statement of Changes in Stockholders' Equity for
   the Years Ended  September 30, 1997 and 1996                         F-16
Statement of Cash Flows for the Years Ended
   September 30, 1997 and 1996                                          F-17
Notes to Financial Statements                                       F-18 to F-23

INTERIM FINANCIAL STATEMENTS (UNAUDITED):

ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES:
Condensed Consolidated Balance Sheet as of June 30, 1998                F-24
Condensed Consolidated Statement of Operations for the
   Nine Months Ended June 30, 1998 and 1997                             F-25
Condensed Consolidated Statement of Cash Flows for the
   Nine Months Ended June 30, 1998 and 1997                             F-26
Notes to Condensed Consolidated Financial Statements                    F-27

CIGARETTE RACING TEAM, INC.:
Condensed Balance Sheet as of June 30, 1998                             F-28
Condensed Statement of Operations for the
   Nine Months Ended June 30, 1998 and 1997                             F-29
Condensed Statement of Cash Flows for the Nine
   Months Ended June 30, 1998 and 1997                                  F-30
Notes to Condensed Financial Statements                             F-31 to F-32

PRO-FORMA FINANCIAL STATEMENTS (UNAUDITED):                             F-33
Pro-Forma Consolidated Balance Sheet as of June 30, 1998                F-34
Pro-Forma Consolidated Statement of Operations for the
   Nine Months Ended June 30, 1998                                      F-35
Pro-Forma Consolidated Statement of Operations for the
   Year Ended September 30, 1997                                        F-36
Notes to Pro-Forma Consolidated Financial Statements                F-37 to F-38

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Alchemy Holdings, Inc. and Subsidiaries
3025 N.E. 188 Street
Aventura, Florida 33180

I have audited the accompanying consolidated balance sheet of Alchemy Holdings, Inc. (F/K/A Hawk Marine Power, Inc.) and Subsidiaries as of September 30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion of these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alchemy Holdings, Inc. and Subsidiaries as of September 30, 1997 and the results of its operations, stockholders' equity and cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.

The consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the liquidity of the Company has been adversely affected by losses from operations and the Company is past due on its obligations to certain note holders pursuant to a settlement agreement. (See Note 6). All of the foregoing raises substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ Jere J. Lane, C.P.A.
------------------------

Coral Springs, Florida
January 15, 1998

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                                    Restated
                                                                    (Note 12)
                                                                   -----------
                                     ASSETS
Current Assets:
     Cash                                                          $    44,753
     Accounts receivable                                                53,931
     Inventory                                                         165,994
     Prepaid expenses                                                    1,810
                                                                   -----------

Total Current Assets                                                   266,488

Property and Equipment, Net of Accumulated
   Depreciation of $213,775                                             20,965

Licensing Agreement, Net of Accumulated
   Amortization of $8,103                                              211,750
                                                                   -----------

TOTAL ASSETS                                                       $   499,203
                                                                   ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                                              $    63,640
     Accrued expenses                                                   17,507
     Customer deposits                                                  51,725
     Notes payable, including accrued interest thereon                 232,296
                                                                   -----------
Total Current Liabilities                                              365,168
                                                                   -----------
Stockholders' Equity:
     Common stock, $.001 par value, 20,000,000 shares
          authorized; 2,237,394 issued and outstanding                   2,237
     Additional paid-in capital                                      1,824,798
     Accumulated deficit                                            (1,693,000)
                                                                   -----------
Total Stockholders' Equity                                             134,035

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $   499,203
                                                                   ===========


         The accompanying notes are an integral part of the consolidated financial statements.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996


                                                        Restated - Note 12
                                                    --------------------------
                                                       1997            1996
                                                    -----------    -----------
NET SALES                                           $ 1,059,498    $ 1,003,446

Cost of Sales                                           901,725        845,958
                                                    -----------    -----------
GROSS MARGIN                                            157,773        157,488
                                                    -----------    -----------
Selling, General and
  Administrative Expenses                               231,125        409,707

Interest Expense, Net of Interest
  Income of $178 in 1996                                 19,410         14,413
                                                    -----------    -----------
TOTAL EXPENSES                                          250,535        424,120
                                                    -----------    -----------

NET LOSS                                            $   (92,762)   $  (266,632)
                                                    ===========    ===========
Net Loss Per Share                                  $      (.11)   $     (7.13)
                                                    ===========    ===========
Weighted Average Number of
  Common Shares Outstanding                             851,093         37,394
                                                    ===========    ===========


         The accompanying notes are an integral part of the consolidated financial statements

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996
                              (Restated - Note 12)

                                                                                     Addi-                                 Total
                                                    Common Stock                    tional             Accum-              Stock-
                                                   $.001 Par Value                  Paid-In            ulated             holders'
                                               Shares            Amount             Capital            Deficit             Equity
                                             -----------        -----------        -----------       -----------        -----------
Balances, October 1,
  1995, as previously
  reported                                     2,990,198        $     2,990        $ 1,604,045       $(1,320,515)       $   286,520

Adjustment attributable
 to prior period                                    --                 --                 --             (13,091)           (13,091)
                                             -----------        -----------        -----------       -----------        -----------

Balances, October 1,
  1995, as restated                            2,990,198              2,990          1,604,045        (1,333,606)           273,429

Net loss for the year ended
  September 30, 1996                                --                 --                 --            (266,632)          (266,632)
                                             -----------        -----------        -----------       -----------        -----------
Balances,
  September 30, 1996                           2,990,198              2,990          1,604,045        (1,600,238)            6 ,797

Effect of reverse stock
  split                                       (2,952,821)            (2,953)             2,953              --                 --

Adjustment for fractional
  shares                                              17               --                 --                --                 --

Issuance of common
  shares                                       2,200,000              2,200            217,800              --              220,000

Net loss for the year ended
  September 30, 1997                                --                 --                 --             (92,762)           (92,762)
                                             -----------        -----------        -----------       -----------        -----------
Balances,
  September 30, 1997                           2,237,394        $     2,237        $ 1,824,798       $(1,693,000)       $   134,035
                                             ===========        ===========        ===========       ===========        ===========


         The accompanying notes are an integral part of the consolidated financial statements.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996


                                                           Restated - Note 12
                                                        ------------------------
                                                           1997          1996
                                                        ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                             $ (92,762)    $(252,041)
    Adjustments to Reconcile Net Loss to Net
       Cash Used by Operating Activities:
     Depreciation and Amortization                         10,159         7,509
     Accrued Interest Unpaid                               19,410        14,591
     Decrease in Provision for Bad Debts                   (2,046)       (1,162)
     Decrease (Increase) in Accounts Receivable           (43,564)      159,855
     Decrease in Inventory                                 81,616        48,105
     Decrease in Prepaid Expenses                           1,158         1,172
     Decrease in Purchase Deposits                           --          38,525
     Decrease in Other Current Assets                        --           3,519
     Increase (Decrease) in Accounts Payable              (19,529)       14,177
     Increase (Decrease) in Accrued Expenses                3,549        (8,297)
     Decrease in Customer Deposits                        (69,975)      (14,356)
                                                        ---------     ---------
   Net Cash Used by Operating Activities                 (111,984)       (2,994)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of Equipment                                     --            (282)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds of Notes Payable                               71,000          --
                                                        ---------     ---------
DECREASE IN CASH                                          (40,984)       (3,276)

CASH, BEGINNING OF YEAR                                    85,737        89,013
                                                        ---------     ---------
CASH, END OF YEAR                                       $  44,753     $  85,737
                                                        =========     =========
Supplemental Cash Flow Information:
   Interest Paid During the Year                        $    --       $    --
                                                        ---------     ---------
   Income Taxes Paid During the Year                    $    --       $    --
                                                        ---------     ---------
Non-Cash Investing and Financing Activities:
   Licensing Agreement Acquired by Issuance of
       Common Stock                                     $ 220,000     $    --
                                                        =========     =========


        The accompanying notes are an integral part of the consolidated financial statements.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION

Alchemy Holdings, Inc. (the Company) is engaged in managing the business affairs of its subsidiaries. Hawk Marine Power, Inc. (HMP) and Cigarette Licensing, Inc.(CRI). HMP is engaged in the design, production and sale of high performance marine engines for installation in high speed recreational powerboats and offshore racing boats. HMP engines are custom designed and hand built from component parts and sold primarily to premium boat manufacturers. CRI engaged in the world-wide licensing of trademarks and service marks.

During the fiscal year ended September 30, 1997 the Company adopted a proposal to amend the Articles of Incorporation of the Company and change the name of the Company from Hawk Marine Power, Inc. to Alchemy Holdings, Inc. Subsequent to the change of the Company's name from Hawk Marine Power, Inc. to Alchemy Holdings, Inc., the Company formed a new corporation under the laws of the State of Delaware, a wholly owned subsidiary of the Company known as "Hawk Marine Power, Inc." to operate its high performance engine manufacturing business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)  Principles of Consolidation:

The consolidated financial statements include the accounts of Alchemy Holdings, Inc. and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

(B)  Cash and Cash Equivalents:

The Company considers all highly liquid debt instruments purchased with a maturity of ninety days or less to be the equivalent of cash for financial statement purposes.

(C)  Financial Instruments and Concentration of Credit Risk:

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and temporary investments and accounts receivable. The Company invests its excess cash in high quality short-term liquid money market instruments with major financial institutions and the carrying value approximates market value. No losses have been incurred thereon.

(D)  Inventory:

Inventory consists of merchandise held for sale and includes finished goods as well as work in process and is valued at lower of cost (first-in, first-out) or market.

(E)  Property and Equipment:

Property and Equipment are stated at cost. Depreciation is calculated on the various asset classes over their estimated useful lives, which range from five to ten years, except leasehold improvements which are depreciated over their lease term. Expenditures for maintenance and repairs are charged against operations as incurred.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(F)  Licensing Agreement and Amortization:

The licensing agreement is being amortized over its ten-year term. The original valuation ascribed to this agreement has been revised. (See Notes 10B and 12).

(G)  Warranties:

The Company's products are generally under warranty against defects in material and workmanship for a period of ninety days to one year from date of sale. The Company has established an accrual for these anticipated future warranty costs.

(H)  Revenue and Cost Recognition:

Sales and the associated cost of sales are recognized upon delivery of finished goods to the customer. Service revenue is recognized when the service is performed.

(I)  Income Taxes:

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109. Under such standard, deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The principal item resulting in such difference is depreciation. Deferred income taxes are determined based upon the difference between the financial statement carrying amount and the tax basis of assets and liabilities using tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets and/or liabilities are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting purposes, or on the expected reversal date for deferred taxes that are not related to an asset or liability. A valuation allowance is provided for deferred tax assets that do not meet a more likely than not criterion.

(J)  Earnings (Loss) Per Share:

Earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share are reported to reflect the effect of outstanding common share equivalents. Such common share equivalents are excluded from loss per share calculations as their effect would be anti-dilutive.

(K)  Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual results could vary from those estimates.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - GOING CONCERN

The Company's consolidated financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $92,762 and $266,632, as restated, for the years ended September 30, 1997, and 1996, respectively, and has cumulative losses since inception of $1,693,000. In addition, the Company's has a working capital deficit of $98,680 at September 30, 1997. As a result of such losses the Company's financial position has been significantly impaired. The Company is past due on its obligations to certain note holders pursuant to a settlement agreement dated April 16, 1994. The Company's ability to continue as a going concern is dependent upon its ability to attain a satisfactory level of profitability and to obtain suitable, adequate financing or the restructuring of existing obligations. The Company has sought to implement cost-saving measures, reduce other operating costs, utilize deposits from customers in connection with firm purchase orders to help finance operating costs. and to convert some of its debt to equity in connection with a merger with one of its principal customers, Cigarette Racing Team. There is no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result if the Company is unable to continue as a going concern.

NOTE 4 - INVENTORY
                                                    September 30, 1997
                                                    ------------------
Parts and Accessories                                    $ 94,700
Work-In-Process                                            71,294
                                                         --------
Total Inventory                                          $165,994
                                                         ========

NOTE 5 - PROPERTY AND EQUIPMENT
                                                    September 30, 1997
                                                    ------------------
Office Furniture and Equipment                           $ 40,193
Shop Equipment                                            166,026
Leasehold Improvements                                     28,521
                                                         --------
                                                          234,740
Less: Accumulated Depreciation                            213,775
Property and Equipment, Net                              $ 20,965
                                                         ========


Depreciation expense was $1,909 and $7,509 for the 1997 and 1996 fiscal years, respectively.

NOTE 6 - NOTES PAYABLE

The Company is delinquent on a 11% note payable in the amount of $162,498, including accrued interest originally due November 1991, collateralized by all of the Company's assets. The note is currently being renegotiated and management expects a settlement at a gain during fiscal 1998. Additionally, the Company has a new demand note payable for $65,000 plus $2,874 of accrued interest at two points over the Chase Manhattan Bank prime rate. Finally, the Company has a loan payable with an officer in the amount of $6,000 plus accrued interest of $273. In previously issued financial statements, interest on the note due in 1991 had not been accrued subsequent to fiscal 1994. The Company has restated its interest expense for the applicable years. (See Note 12).

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - LITIGATION

In April 1991, the Company was named in a lawsuit arising from the sale of two engines. In Mark Donato, et al v. Highway Service Connecticut, Inc. d/b/a Ocean Performance, Hawk Marine Power, and Cigarette Racing Team, Inc. a suit filed the Superior Court Department of the Trial Court Civil Action in the Commonwealth of Massachusetts, the plaintiff is seeking damages in connection with alleged breach of contract, breach of express warranty, breach of implied warranty, negligence, revocation of acceptance and breach of a written agreement of compromise and settlement. The lawsuit pertains to the sale of a Cigarette powerboat equipped with two Hawk engines purchased by the plaintiffs in 1989. The plaintiffs contend the boat's engines were defective and did not operate properly. The Company intends to vigorously contest the complaint. Based upon information presently available to the Company, management believes the outcome of this litigation will not have a material adverse effect on the consolidated financial position of the Company.

In January 1992, The Company was named as a defendant in a lawsuit by certain note holders (which represents $27,080 of the outstanding balance) of the Company who had participated in the Company's private financing undertaken in September 1988. In Petrocelli Electric Company, Inc., et al v. Hawk Marine Power, Inc. a suit filed in the 11th Judicial Circuit for Dade County, Florida, the plaintiffs are requesting repayment of such promissory notes together with interest and attorneys' fees. Effective April 16, 1992, the Company entered into settlement agreements and made initial payments to these plaintiffs. In October 1992 a second payment of $9,027 was made towards effecting this settlement. A third payment of $5,000 was made in September 1995. The note holders retain a security interest in various collateral of the Company until the amounts due per the settlement agreements and notes payable are paid.

NOTE 8 - COMMITMENTS

(A)  Lease Commitments:

The Company leases its facilities in Aventura, Florida pursuant to an operating lease. As of September 30, 1997 the Company is paying rent on a month-to-month basis. Rent expense, excluding common overhead, for the years ended September 30, 1997 and 1996 amounted to $94,800 and $94,800 respectively.

(B)  Compensation Plans:

a. An agreement with an officer provides for compensation of $25,000 per year for three years and incentive compensation equal to 1.5% of sales generated by the officer. The agreement automatically renews on a year to year basis unless written notice of termination is delivered by either party to the other no later than thirty days prior to any renewal term. The agreement was renewed for the year ended September 30, 1997.

b. The Company has created a management bonus pool for key management personnel equal to 15% of the income in excess of $250,000 up to a maximum yearly bonus of $300,000.

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - COMMITMENTS (Continued)

(B)  Compensation Plans (Continued):

c. In August 1988, the Company adopted the 1988 Incentive Stock Option Plan (the "Plan") under which 100,000 pre-reverse split shares of common stock have been reserved for issuance to employees of the Company upon exercise of options designated as "Incentive Stock Options" within the meaning of Section 422A of the Internal Revenue Code of 1986. The exercise price of any stock option granted under the Plan to an eligible employee must be equal to the fair market value of the shares on the date of grant and, with respect to persons owning more than 10% of the outstanding common stock, the exercise price may not be less than 110% of the fair market value of the shares underlying such option on the date of grant. The Board will determine the term of each option and the manner in which it may be exercised provided that no option may be exercisable more that ten (10) years after the date of grant except for optionees who own more than 10% of the Company's common stock, in which case the option may not be for more than five (5) years. Further, a director of the Company will not be eligible to receive benefits unless such director is also an employee of the Company. The Company has not awarded any options to date under the Plan.

NOTE 9 - MAJOR CUSTOMER AND RELATED PARTY TRANSACTIONS

Of the Company's total sales for the years ended September 30, 1997, and 1996, $176,197 and $242,332 or 17% and 24%, respectively , were to one customer, Cigarette Racing Team, Inc. A principal shareholder and President of the Company is also an officer of this customer.

NOTE 10 - CAPITAL STOCK TRANSACTIONS

(A)  Stock Split:

On May 12, 1997 the Board of Directors approved a 1 for 80 reverse split of the Company's common stock. Such reverse split has been given full retroactive effect in the accompanying financial statements.

(B)  Issuance of Shares to Acquire Licensing Agreement:

The Company issued 2,000,000 post-split restricted shares of the Company's common stock to Offshore Racing, Inc., in exchange for the exclusive world-wide right and license to use the trademarks, and service marks of "Cigarette Racing Team, Inc.", for all goods and services other than the use of the trademarks and service marks on any form of watercraft. In conjunction with the purchasing of the licensing agreement, the Company formed a corporation under the laws of the State of Delaware, organized as a wholly owned subsidiary of the Company known as "Cigarette Licensing, Inc." to operate the Company's licensing business. In connection therewith, the Company issued 200,000 post-split shares of the Company's common stock to the professionals responsible for the various services related to and for negotiating, arranging and brokering the licensing and other related transactions described herein on behalf of the Company. The Company has revised its original accounting for the valuation of the license. (See Note 12).

                     ALCHEMY HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES

Income taxes are computed at statutory rates on pretax income. Deferred taxes would be recorded based on differences in financial statements and taxable income. To date, the Company has incurred tax operating losses and therefore, has generated no income tax liabilities. As of September 30, 1997, the Company has generated net operating loss carry forwards totaling approximately $1,556,210 which are available to offset future taxable income through 2012. As utilization of such an operating loss for tax purposes is not assured, the deferred tax asset has been fully reserved through the recording of a 100% valuation allowance at both September 30, 1997 and 1996..

The components of the gross deferred tax as of September 30, 1997 are as follows:

Net Operating Loss Carryforward           $529,111
Investment Credit                            7,712
                                          --------
Net Deferred Tax                          $536,823
                                          ========

Net operating loss carry forwards totaling $1,556,210 are scheduled to expire as follows: 2003: $80,900; 2004: $20,300; 2005: $357,400; 2006: $333,000; 2007:
$259,500; 2008: $179,000; 2010: $8,820; 2011: $252,041; and 2012: $65,249

The Company also has investment credit carry forwards of $7,712 expiring September 30, 2001.

NOTE 12 - RESTATEMENT

The Company has restated its prior year financial statements to record interest on certain past due indebtedness and to correct the valuation of the licensing agreement. (See Notes 6 and 10B). The opening balance of the accumulated deficit at October 1, 1995 has been increased by $13,091 for interest on the applicable debt for fiscal 1995. Interest expense in fiscal 1996 and 1997 has been increased by $14,591 and $19,410, respectively. The original valuation ascribed to the licensing agreement was equal to the $2,200 par value of the new common stock used to acquire it. The Company has corrected such valuation to reflect a then fair value of the common stock of $.10 per share or $220,000 in the aggregate. Additional amortization expense of $8,103 has been reflected on the statement of operations for fiscal 1997. The effect on the September 30, 1997 balance sheet was to increase net intangible assets, accrued interest payable, additional paid-in capital and accumulated deficit by $209,697, $47,092, $217,800 and $55,195, respectively. Net loss was increased by $14,591 in fiscal 1996 and by $27,513 in 1997. Net loss per common share was increased by $.39 in 1996 and by $.03 in 1997.

The statements of cash flows for both years were restated as applicable.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders' of Cigarette Racing Team, Inc.
Aventura, FL.


I have audited the accompanying balance sheet of Cigarette Racing Team, Inc. as of September 30, 1997, and the related statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion of these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly in all respects the financial position of Cigarette Racing Team, Inc. as of September 30, 1997 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Jere J. Lane
----------------

January 15, 1998
Coral Springs, Florida

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders' of Cigarette Racing Team, Inc.
Aventura, FL.

We have audited the statements of operations, stockholders' equity, and cash flows of Cigarette Racing Team, Inc. for the year ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and cash flows of Cigarette Racing Team, Inc. for the year ended September 30, 1996, in conformity with generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Callaghan Nawrocki LLP
--------------------------

December 13, 1996
Melville, New York

                           CIGARETTE RACING TEAM, INC.
                                  BALANCE SHEET
                               SEPTEMBER 30, 1997



                                     ASSETS

Current Assets:
     Cash                                                           $    33,741
     Inventory                                                          398,168
     Prepaid Expenses                                                    69,962
                                                                    -----------
Total  Current Assets                                                   501,871

Property and Equipment, Net of Accumulated
   Depreciation of $635,981                                             405,118

Cost in Excess of Fair Value of Net Assets Acquired,
   Net of Accumulated Amortization of $1,337,035                      4,679,619

Trademarks, Net of Accumulated Amortization of $80,886                  283,112

Deposits                                                                 10,000
                                                                    -----------
TOTAL ASSETS                                                        $ 5,879,720
                                                                    ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
     Note payable and related obligations due to seller, including
       accrued interest of $910,109 and accrued rent of $694,332    $ 4,884,441
     Loans payable                                                    1,337,167
     Accounts payable                                                 1,278,904
     Accrued expenses                                                 1,185,924
     Customer deposits                                                  205,000
     Stockholder loans                                                  856,429
                                                                    -----------
Total Current Liabilities                                             9,747,865

Redeemable Preferred Stock, Series A, Cumulative, No Par
   Value; 1000 Shares Authorized, 100 Shares Issued and
   Outstanding, Including Cumulative Dividends of $166,667            1,166,667
                                                                    -----------

Stockholders' Equity (Deficit):
     Common Stock, $.01 Par Value; 10,000,000 Shares
       Authorized, 2,976,000 Shares Issued and Outstanding               29,760
     Additional Paid-In Capital                                       1,577,086
     Accumulated Deficit                                             (6,641,658)
                                                                    -----------
Total Stockholders' Equity (Deficit)                                 (5,034,812)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                $ 5,879,720
                                                                    ===========


    The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.
                             STATEMENT OF OPERATIONS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996



                                                        1997           1996
                                                    -----------    -----------
NET SALES                                           $ 2,158,406    $ 5,010,125

Cost of Sales                                         3,403,644      4,561,714
                                                    -----------    -----------
GROSS MARGIN                                         (1,245,238)       448,411

Selling, General and Administrative Expenses            905,566      2,343,006

Interest Expense                                        449,723        426,786

Other Income                                            (39,921)      (235,960)
                                                    -----------    -----------
NET LOSS                                            $(2,560,606)   $(2,085,421)
                                                    ===========    ===========
Net Loss Per Share                                  $     (0.91)   $     (0.80)
                                                    ===========    ===========
Weighted Average Number of
   Common Shares Outstanding                          2,819,562      2,601,000
                                                    ===========    ===========


    The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996


                                                                                            Total
                                                               Addi-                         Stock-
                                     Common Stock              tional          Accum-        holders'
                                    $.001 Par Value           Paid-In         ulated         Equity
                                 Shares        Amount         Capital         Deficit       (Deficit)
                               -----------   -----------    -----------    -----------    -----------
Balances, October 1,
  1995                           2,601,000   $    26,010    $   907,323    $(1,995,631)   $(1,062,298)

Dividends accrued on
  mandatorily redeemable
  cumulative preferred stock          --            --         (50,000)          --           (50,000)

Imputed interest expense on
 stockholder loans                    --            --           7,054           --             7,054

Net loss for the year ended
  September 30, 1996                  --            --            --        (2,085,421)    (2,085,421)
                               -----------   -----------    -----------    -----------    -----------
Balances,  September 30,
  1996                           2,601,000        26,010        864,377     (4,081,052)    (3,190,665)

Private placement on
  December 1, 1996 at
  $2 per share,  net of
  costs of $35,000                 250,000         2,500        462,500          --           465,000

Private placement in
 August and September
 of 1997 at $2 per share,
 net of costs of  $32,500          125,000         1,250        216,250          --           217,500

Dividends accrued on
  mandatorily redeemable
  cumulative preferred stock          --            --         (50,000)          --           (50,000)

Imputed interest expense on
 stockholder loans                    --            --          83,959           --            83,959

Net loss for the year ended
  September 30, 1997                  --            --            --        (2,560,606)    (2,560,606)
                               -----------   -----------    -----------    -----------    -----------
Balances,  September 30,
  1997                           2,976,000   $    29,760    $ 1,577,086    $(6,641,658)   $(3,868,145)
                               ===========   ===========    ===========    ===========    ===========


     The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.
                             STATEMENT OF CASH FLOWS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996


                                                           1997         1996
                                                       -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                            $(2,560,606) $(2,085,421)
   Adjustments to Reconcile Net Loss to Net
     Cash Used by Operating Activities:
     Depreciation and Amortization                         617,996      615,406
     Imputed Interest Expense                               83,959        7,054
     Decrease in Accounts Receivable                        22,770       38,645
     Decrease (Increase) in Inventory                     (281,019)     400,277
     Decrease (Increase) in Prepaid Expenses               (69,962)     260,415
     Decrease in Deposits                                   48,590         --
     Increase (Decrease) in Accounts Payable                54,086     (298,535)
     Increase in Accrued Expenses                        1,466,033      631,756
     Increase (Decrease) in Customer Deposits           (1,340,695)      61,329
                                                       -----------  -----------
   Net Cash Used by Operating Activities                (1,958,848)    (369,074)
                                                       -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures                                    (18,811)        --
                                                       -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase (Decrease) in Loans Payable                  1,165,434     (356,581)
   Advances from Shareholder                               160,546      695,883
   Proceeds from Stock Transactions                        682,500         --
                                                       -----------  -----------

   Net Cash Provided by Financing Activities             2,008,480      339,302
                                                       -----------  -----------
NET INCREASE (DECREASE) IN CASH                             30,821      (29,772)

CASH AT BEGINNING OF YEAR                                    2,920       32,692
                                                       -----------  -----------
CASH AT END OF YEAR                                    $    33,741  $     2,920
                                                       ===========  ===========
Supplemental Cash Flow Information:
     Cash Paid During the Year for Interest            $   224,119  $    99,672
                                                       ===========  ===========
Non-Cash Investing and Financing Activities:
     Cumulative Dividends Accrued on Preferred Stock   $    50,000  $    50,000
                                                       ===========  ===========
      Imputed Interest Expense Credited to Additional
         Paid-In Capital                               $    83,959  $     7,054
                                                       ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                           CIGARETTE RACING TEAM, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - ORGANIZATION AND BASIS OF PRESENTATION

A. Organization:

Cigarette Racing Team, Inc. (the Company) was incorporated in the State of Florida on April 28, 1994 under the name, New CRT, Inc. The Company is engaged in the design, production and sale of high performance recreational powerboats and offshore racing boats. Such vessels are custom designed and hand built from component parts and sold primarily to premium boat dealers.

On May 26, 1994, New CRT, Inc. entered into an asset purchase and contribution agreement with the predecessor Cigarette Racing Team, Inc. (the Seller) whereby the Company acquired substantially all of the net assets of the Seller used in the business. In consideration for the purchase of certain assets including accounts receivable, inventory, intangible assets and intellectual property, the Company issued the Seller a promissory note in the amount of $3,600,000 and assumed all of the liabilities and obligations of the Seller. In consideration for the contribution of certain machinery, equipment, molds and other tangible personal property having an estimated fair market value of approximately $1,000,000, the Company issued 100 shares of series A, redeemable, no par value, cumulative preferred stock. As a result of this transaction, the Company recorded goodwill in the amount of $6,016,654, and incurred $128,056 of expenses. In addition, as part of the agreement, the Company entered into a lease with the Seller for the operating facilities used in the business. In June 1, 1994, the Company changed its name from New CRT, Inc. to Cigarette Racing Team, Inc.

B. Basis of Presentation - Going Concern:

The Company's financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $2,560,606 and $2,085,421 for the fiscal years ended September 30, 1997 and 1996, respectively, and cumulative losses since inception of $6,717,312. At September 30, 1997, the Company has a net stockholder's equity deficiency of $3,868,145 and a working capital deficit of $9,245,994. In addition, the Company was in arrears on total indebtedness to the Seller of $4,884,441 including $3,280,000 of note principal, $910,109 of accrued interest thereon and $694,332 of unpaid rent. Such amounts do not include $1,166,667 of redeemable preferred stock and accrued cumulative dividends. The Company's continuation as a going concern is dependent upon its ability to control costs and attain a satisfactory level of profitability, obtain suitable, sufficient financing or equity investment and restructure its debt to the seller. The Company has entered into negotiation with the Seller to restructure the applicable debt. If such an agreement is consummated, the Company would substantially reduce its outstanding obligations to the Seller. The Company has reduced factory and corporate overhead and has plans to reduce other operating and overhead costs, including, but not limited to reduction in production costs (direct labor and raw materials) through increased labor and purchasing efficiencies.

There is no assurance that the Company will be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Subsequent to the balance sheet date, the Company completed a private placement of common stock that provided an additional capital infusion to the Company of $1,087,500.

                           CIGARETTE RACING TEAM, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. Cash:

The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be the equivalents of cash for financial statements purposes.

     B. Inventory:

Inventory consists of raw materials, parts and accessories which are valued at the lower of cost (first-in, first-out method) or market. At September 30, 1997 there were no other components of inventory on hand.

     C. Property and Equipment:

Property and equipment are stated at cost. Depreciation of the various classes of assets is provided on the straight-line method over estimated useful lives us follows:

        Molds and Tooling                          5   years
        Machinery and Equipment                    5-7 years
        Furniture and Fixtures                     5   years

     D. Costs In Excess Of Fair Market Value Of Net Assets Of Business Acquired (Goodwill):

Goodwill arose in connection with the asset purchase and contribution agreement discussed above, accounted for as a purchase. Amortization thereon is computed using the straight-line method over 15 years. Statement of Financial Accounting Standards No 121, "Accounting for Long -Lived Assets to Be Disposed of," established financial accounting and reporting standards for long -lived assets and was effective for the Company's fiscal year beginning October 1, 1996. Adoption of this standard did not have a material effect on the Company's financial position or results of operations.

     E. Trademarks:

Trademarks are reflected at the estimated fair market value as of the date of acquisition. Amortization thereon is computed using the straight-line method over 15 years.

     F. Warranties:

The Company's products are generally under warranty against defects in material and workmanship for a period of 90 days to one year from the date of sale. An estimated warranty liability was established at the date of purchase, as well as for subsequent balance sheet dates.

     G. Revenue Recognition:

Sales and associated cost of sales of products are recognized upon shipment to the customer. Service revenue is recognized when the service is performed.

                           CIGARETTE RACING TEAM, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     H. Imputed Interest Expense:

Indebtedness of $856,429 to the Company's majority stockholder is, by its terms, non-interest bearing and due on demand. The Company has imputed interest thereon at 10.25 % per annum with an equivalent offset to additional paid in-capital.

     I. Income Taxes:

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under such standard, deferred taxes are computed based on the tax liability or benefits in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. The principal items resulting in the difference are depreciation and amortization and the net operating loss carryforward. The net difference, if any, between the provision for taxes and taxes currently payable is reflected in the balance sheet as deferred income taxes. Deferred tax assets and/or liabilities are classified as current or non-current based on the classification of the related asset or liability for financial reporting purposes, or on the expected reversal date for deferred taxes that are not related to an asset or liability. A valuation allowance is provided for deferred tax assets that do not meet a "more likely than not" criterion.

     J. Earnings (Loss) Per Share:

Earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share are reported to reflect the effect of outstanding common share equivalents. Such common share equivalents are excluded from loss per share calculations as their effect would be anti-dilutive.

     K. Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual results could vary from those estimates.

Note 3 - PROPERTY AND EQUIPMENT

Property and Equipment consists of the following as of September 30, 1997:

        Molds and Tooling                $  750,000
        Machinery and Equipment             225,699
        Furniture and Fixtures               65,400
                                         ----------
        Total Property and Equipment      1,041,099
        Less: Accumulated Depreciation      635,981
                                         ----------
        Property and Equipment           $  405,118
                                         ==========

                           CIGARETTE RACING TEAM, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 4 - NOTES PAYABLE AND RELATED OBLIGATIONS DUE TO SELLER

In connection with the asset purchase and contribution agreement of May 26, 1994, the Company issued the Seller a promissory note in the amount of $3,600,000. The note bears interest at the prime rate plus 1.75% and was to be repayable in 12 monthly principal installments of $40,000, followed by 62 monthly principal installments of $50,000, with a final principal payment due on September 3, 2001. The debt is secured by substantially all assets of the Company, as well as the Company's outstanding common stock. The Company may not pay any dividends on, issue new shares of, or redeem its common stock, merge into or consolidate with any other entity, unless control of the new entity remains with the Company's founder, make dispositions of its assets not in the ordinary course of business, pay annual compensation to any one individual in excess of $150,000, or enter into transactions with affiliates without the prior written consent of the note holder.

The Company is in default of the note. The outstanding principal balance as of September 30, 1997 is $3,280,000. As such, this balance has been reflected as a current liability in the accompanying balance sheet. In addition, accrued interest payable on this loan totals $910,109 as of September 30, 1997. The Seller has the right to impose a default interest rate of 5.75% over the prime rate, but has not yet done so. The Company is also in arrears on $694,332 of unpaid rent owed to the Seller. As discussed, the Company is in the process of renegotiating its obligations to the Seller.

Note 5 - LOANS PAYABLE

In February 1996, the Company entered into a settlement agreement with a supplier with respect to indebtedness which was assumed by the Company under the asset purchase and contribution agreement. In connection therewith, the Company agreed to pay the supplier $300,000 of the $350,000 due as of the date of the settlement, as well as $5,000 in legal fees. A first installment of $30,000 was paid at closing and the balance of the loan was to be repaid in nine monthly installments of $30,000 beginning in February 1996. Interest on all unpaid balance accrues at the prime rate. The Company is in default of this settlement agreement, which has a balance outstanding as of September 30, 1997 totaling $171,253, including accrued interest thereon of $1,253.

Note 6 - ACCRUED EXPENSES

Accrued expenses consist of the following as of September 30, 1997:

        Interest                         $  910,109
        Rent                                694,332
        Production and Deferred Profit      624,853
        Property Taxes                      225,914
        Professional Fees                    86,257
        Bonus                                67,971
        Vacation                             64,611
        Warranty                             35,446
        Payroll and Payroll Taxes            31,163
        Other                                49,709
                                         ----------
        Total Accrued Expenses           $2,790,365
                                         ==========

                           CIGARETTE RACING TEAM, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 7 - CAPITAL STOCK TRANSACTIONS

     A. Mandatorily Redeemable Cumulative Preferred Stock:

In connection with the asset purchase and contribution agreement of May 26, 1994, the Company issued 100 shares of Series A, no par value, cumulative, redeemable preferred stock in exchange for the contribution of certain machinery, equipment, molds and other tangible personal property having an estimated fair market value of $1,000,000. The preferred stock was accordingly recorded at a stated value of $1,000,000.

The preferred stock bears a dividend rate of $500 per share per annum. Dividends are payable quarterly unless the Company elects not to pay the dividend in which event such dividend shall be cumulative and shall accrue (regardless of whether declared) without interest. No dividend shall be declared or paid on the Company's common stock unless all preferred stock dividends have been paid in full. As of September 30, 1997, cumulative dividends accrued on preferred stock totaled $166,667. In the event of any involuntary liquidation, the amount to be paid to preferred stockholders shall be $10,000 per share plus all cumulative dividends accrued.

The preferred stock may be repurchased at any time at the option of the Company. The holders of the preferred stock may require the Company to repurchase their shares at such time as the Company has paid at least $3,500,000 of the principal amount of the promissory note issued in connection with the asset purchase and contribution agreement of May 26, 1994. The purchase price for the preferred stock shall be $10,000 per share plus all dividends payable at the time of repurchase.

     B. Split of Common Shares:

On November 1, 1996 the Board of Directors approved a 1,000-for-1 split of the Company's common stock effective as of that date for stockholders of record on November 1, 1996. The weighted average number of shares outstanding for loss per share calculations for the fiscal year ended September 30, 1996 have been retroactively adjusted for the split.

     C. Private Placement:

The Company raised $682,500 by selling 375,000 new shares of its $.01 par value common stock at $2.00 per share in two separate private placements, net of $67,500 of placement costs.

     D. Change in Control of the Company:

On June 30, 1997 the Company's majority shareholder sold his entire interest in Cigarette Racing Team, Inc., 2,601,000 shares then constituting 91.23% of the Company to a foreign corporation.

     E. Subsequent Event:

During the three months ended December 31,1997 the Company completed a private placement of its $.01 par value common stock and raised $1,087,500 of capital through the sale of 625,000 new shares, all at $2.00 per share, net of placement costs of $162,500.

                           CIGARETTE RACING TEAM, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 8 - INCOME TAXES

The Company neither incurred an expense for nor realized a benefit from any current or deferred income taxes for the fiscal years ended September 30, 1997 and 1996. The Company has approximately $6,000,000 of loss carry forwards to offset future taxable income expiring in the years 2009 through 2012. The following is a reconciliation of the federal statutory tax rate with the effective tax rate:
                                              Year Ended September 30,
                                                1997           1996
                                             ----------    -----------
        Statutory tax rate                      (34)%         (34)%
        Net operating loss carry-forward
           resulting in no current benefit       34            34
                                             ----------    -----------
        Effective rate                            0%            0%
                                             ==========    ===========

Note 9 - COMMITMENTS AND CONTINGENCIES

     A. Facilities Lease:

In connection with the asset purchase and contribution agreement of May 26, 1994, the Company entered into an agreement with the Seller for the lease of its facilities. Under the terms of the original agreement, the Company was subject to rent during the initial term of $336,000 per annum, subject to adjustment for changes in the prime interest rate as defined in the lease, plus real estate taxes. The initial lease term was to expire on the later to occur of May 31, 2002 or the date on which the Company fully repaid all principal and interest on its $3,600,000 promissory note to the Seller and repurchased all outstanding shares of the Company's preferred stock. The lease provides for three five year renewal options.

The Company is currently in default on this lease. As of September 30, 1997, unpaid rent totals $694,332. As disclosed previously, the Company is in the process of renegotiating its obligations to the Seller. In addition, the Company is delinquent on real estate tax payments of $225,914. Rent expense for the years ended September 30, 1997 and 1996 was $388,318 and $389,235 respectively.

     B. Litigation:

In October of 1996, a customer of the Company brought a lawsuit relating to an order for certain boats placed with the Company's predecessor. In July 1997, the Company entered into a settlement agreement with the customer whereby the Company agreed to complete and deliver by March 31, 1998, two boats for which the customer had made deposits of approximately $981,000. This settlement was subsequently amended wherein the Company agreed to complete and deliver two boats and return $305,000. One of the boats has since been delivered and the other was in production as of September 30, 1997. The $305,000 debt is included in the loans payable reported on the accompanying balance sheet.

The Company is currently involved in other lawsuits arising in the normal course of business. In management's opinion, based on the advise of legal counsel, the ultimate outcome of such lawsuits will not have a material adverse effect on the Company's financial statements.

                             ALCHEMY HOLDINGS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  JUNE 30, 1998


                                                                     Restated
                                                                     (Note C)
                                     ASSETS                         -----------

CURRENT ASSETS
     Cash                                                           $   322,462
     Accounts Receivable, Net                                           146,630
     Inventory                                                          297,906
     Other Current Assets                                                 2,623
                                                                    -----------
 TOTAL CURRENT ASSETS                                                   769,621

PROPERTY AND EQUIPMENT, Net of Accumulated
  Depreciation of $215,205                                               19,535

LICENSING AGREEMENT, Net of Accumulated
   Amortization of $24,273                                              193,527
                                                                    -----------
TOTAL ASSETS                                                        $   982,683
                                                                    ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts Payable                                               $    23,395
     Accrued Expenses                                                    15,384
     Customer Deposits                                                  169,140
     Notes Payable                                                      253,500
                                                                    -----------
TOTAL CURRENT LIABILITIES                                               461,419

SHAREHOLDERS' EQUITY
     Common Stock - $.001 par value; Authorized: 50,000,000
        shares; Issued and Outstanding: 2,437,394 shares                  2,437
     Additional Paid in Capital                                       2,224,598
     Accumulated Deficit                                             (1,705,771)
                                                                    -----------

TOTAL SHAREHOLDERS' EQUITY                                              521,264

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $   982,683
                                                                    ===========


           See notes to condensed consolidated financial statements.

                             ALCHEMY HOLDINGS, INC.
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                    NINE MONTHS ENDED JUNE 30, 1998 AND 1997


                                                         Restated - Note C
                                                    --------------------------
                                                       1998            1997
                                                    -----------    -----------
Net Sales                                           $   501,919    $   602,309

Cost of Sales                                           387,498        513,314
                                                    -----------    -----------
Gross Margin                                            114,421         88,995

Selling, General and
   Administration Expenses                              107,863        165,203

Interest Expense, Net of Interest
   Income of $253 in 1997                                19,329         13,050
                                                    -----------    -----------
NET LOSS                                            $   (12,771)   $   (89,258)
                                                    ===========    ===========
Loss Per Common Share                               $      (.01)   $      (.23)
                                                    ===========    ===========
Weighted Average Number of
  Common Shares Outstanding                           2,241,790        383,914
                                                    ===========    ===========


           See notes to condensed consolidated financial statements.

                             ALCHEMY HOLDINGS, INC.
           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                    NINE MONTHS ENDED JUNE 30, 1998 AND 1997


                                                          Restated - Note C
                                                          1998         1997
                                                       ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss                                               $ (12,771)   $ (89,258)
Adjustments to Reconcile Net Loss to Net
   Cash Used by Operating Activities:
    Depreciation and Amortization                         17,601        4,145
    Accrued Interest Unpaid                               19,329       13,303
    Increase in Accounts Receivable                      (92,699)     (16,362)
    Increase in Inventory                               (131,912)     (25,089)
    Decrease in Other Current Assets                       1,240        2,968
    Increase (Decrease) in Accounts Payable              (40,246)       8,508
    Decrease in Accrued Expenses                          (2,123)      (5,232)
    Increase in Customer Deposits                        117,415       70,310
                                                       ---------    ---------
Net Cash Used by Operating Activities                   (124,166)     (36,707)
                                                       ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:                       --           --
                                                       ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) in Notes Payable                       1,875      (36,173)
Proceeds of Stock Issuance                               400,000         --
                                                       ---------    ---------
Net Cash Provided (Used) by Financing Activities         401,875      (36,173)
                                                       ---------    ---------
NET INCREASE (DECREASE) IN CASH                          277,709      (72,880)

CASH, BEGINNING OF PERIOD                                 44,753       85,737
                                                       ---------    ---------
CASH, END OF PERIOD                                    $ 322,462    $  12,857
                                                       =========    =========


           See notes to condensed consolidated financial statements.

                             ALCHEMY HOLDINGS, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE A - BASIS OF PRESENTATION

The accompanying financial statements of Alchemy Holdings, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information, and in conformity with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) considered to be necessary for a fair presentation have been included. Operating results for the nine months ended June 30, 1998 are not necessarily indicative of the expected results for the year ending September 30, 1998. For further information, refer to the annual audited financial statements for the year ended September 30, 1997 and footnotes thereto included elsewhere herein.

NOTE B - GOING CONCERN

The Company's financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported cumulative losses since inception of $1,705,771.

The Company's ability to continue operations is dependent upon reducing costs and increasing its current level of business.

NOTE C - RESTATEMENT

The Company has restated its previously issued interim financial statements to record interest on certain past due indebtedness and to correct the valuation of the licensing agreement. Interest expense for the nine months ended June 30, 1997 and 1998 has been increased by $13,303 and $19,329, respectively. The original valuation ascribed to the licensing agreement has been increased by $217,800 and additional amortization thereon of $2,713 in 1997 and $16,170 in 1998 has been taken. The effect on the June 30, 1998 balance sheet was to increase net intangible assets, accrued interest payable, additional paid-in capital and accumulated deficit by $193,527, $66,421, $217,800 and $90,694, respectively. Net loss was increased by $16,016 in 1997 and by $35,499 in 1998. Net loss per common share was increased by $.09 in 1997 and by $.01 in 1998.

The statements of cash flows for both periods were restated as applicable.

                           CIGARETTE RACING TEAM, INC.
                       CONDENSED BALANCE SHEET (UNAUDITED)
                                  JUNE 30, 1998

                                     ASSETS

CURRENT ASSETS:
     Cash                                                           $   415,006
     Inventory                                                          670,678
     Prepaid expenses                                                   206,059
                                                                    -----------
TOTAL CURRENT ASSETS                                                  1,291,743

PROPERTY AND EQUIPMENT, Net of Accumulated
   Depreciation of $783,036                                             282,854
                                                                    -----------
OTHER ASSETS:
   Costs in Excess of Fair Value of Net Assets Acquired,
      Net of Accumulated Amortization of $1,637,868                   4,378,786
   Trademarks, Net of Accumulated Amortization of $99,086               264,913
   Deposits                                                              10,000
                                                                    -----------
TOTAL OTHER ASSETS                                                    4,653,699

TOTAL ASSETS                                                        $ 6,228,296
                                                                    ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Note payable and related obligations due to seller, including
       accrued interest of $906,159 and accrued rent of $919,198    $ 5,105,357
     Loans payable                                                    1,410,877
    Accounts payable                                                  1,306,697
    Accrued expenses                                                    334,705
    Customer deposits                                                   695,224
    Stockholder loans                                                   856,429
    Deferred Income                                                     266,667
                                                                    -----------
TOTAL CURRENT LIABILITIES                                             9,975,956
                                                                    -----------
Redeemable Preferred Stock, Series A, Cumulative, No Par
   Value; 1000 Shares Authorized, 100 Shares Issued and
   Outstanding, Including Cumulative Dividends of $204,667            1,204,167
                                                                    -----------

STOCKHOLDERS' EQUITY (DEFICIT):
   Common Stock, $.01 Par Value: 10,000,000 Shares
      Authorized; 3,601,000 Shares Issued and Outstanding                36,010
   Additional Paid-In Capital                                         2,686,674
   Accumulated Deficit                                               (7,674,511)
                                                                    -----------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                 (4,951,827)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)                 $ 6,228,296
                                                                    ===========

                  See notes to condensed financial statements.

                           CIGARETTE RACING TEAM, INC.
                  CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                    NINE MONTHS ENDED JUNE 30, 1998 AND 1997



                                                       1998           1997
                                                    -----------    -----------
NET SALES                                           $ 4,978,665    $   949,909

Cost of Sales                                         4,362,276      1,568,170
                                                    -----------    -----------
GROSS MARGIN                                            616,389       (618,261)

Selling, General and Administrative Expenses          1,388,461        561,800

Interest Expense                                        394,114        331,042

Licensing Income                                       (133,333)          --
                                                    -----------    -----------
NET LOSS                                            $(1,032,853)   $(1,511,103)
                                                    ===========    ===========
Net Loss Per Share                                  $     (0.29)   $     (0.54)
                                                    ===========    ===========
Weighted Average Number of
   Common Shares Outstanding                          3,568,950      2,795,139
                                                    ===========    ===========


                  See notes to condensed financial statements.

                           CIGARETTE RACING TEAM, INC.
                  CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                    NINE MONTHS ENDED JUNE 30, 1998 AND 1997


                                                          1998         1997
                                                      -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                           $(1,032,853)  $(1,511,103)
   Adjustments to Reconcile Net Loss to Net
       Cash Used by Operating Activities:
     Deferred Licensing Income                            266,667          --
     Depreciation and Amortization                        466,087       463,284
     Imputed Interest Expense                              65,838        62,013
     Decrease in Accounts Receivable                         --          22,770
     Increase in Inventory                               (272,510)     (719,316)
     Decrease (Increase) in Prepaid Expenses             (136,097)        4,000
     Increase (Decrease) in Accounts Payable               27,793      (114,867)
     Increase (Decrease) in Accrued Expenses             (630,303)    1,215,232
     Increase (Decrease) in Customer Deposits             490,224      (998,695)
                                                      -----------   -----------
Net Cash Used by Operating Activities                    (755,154)   (1,576,682)
                                                      -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures                                   (24,791)       (6,646)
                                                      -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds of Loans Payable                               73,710     1,118,737
   Proceeds from Common Stock Private Placements        1,087,500       465,000
                                                      -----------   -----------
Net Cash Provided by Financing Activities               1,161,210     1,163,737
                                                      -----------   -----------
NET INCREASE (DECREASE) IN CASH                           381,265        (2,920)

CASH, BEGINNING OF PERIOD                                  33,741         2,920
                                                      -----------   -----------
CASH, END OF PERIOD                                   $   415,006   $     3,329
                                                      ===========   ===========
Supplemental Cash Flow Information:
     Cash Paid During the Period for Interest         $    65,926   $     6,218
                                                      ===========   ===========
Non-Cash Investing and Financing Activities:
     Cumulative Dividends Accrued on Preferred Stock  $    37,500   $    37,500
                                                      ===========   ===========
     Imputed Interest Expense Credited to Additional
         Paid-In Capital                              $    65,838   $    62,013
                                                      ===========   ===========


                  See notes to condensed financial statements.

                           CIGARETTE RACING TEAM, INC.
               NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited)

Note A - Basis of Presentation

The accompanying financial statements of Cigarette Racing Team, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information, and in conformity with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) considered to be necessary for a fair presentation have been included. Operating results for the nine months ended June 30, 1998 are not necessarily indicative of the expected results for the year ending September 30, 1998. For further information, refer to the annual audited financial statements for the year ended September 30, 1997 and footnotes thereto included elsewhere herein.

Note B - Going Concern

The Company's financial statements have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $1,032,853 for the nine months ended June 30, 1998, and cumulative losses since inception of $7,674,511. At June 30, 1998, the Company has a net stockholder's equity deficiency of $4,951,827 and a working capital deficit of $8,684,213. In addition, the Company was in arrears on total indebtedness to the Seller of $5,105,357 including $3,280,000 of note principal, $906,159 of accrued interest thereon and $919,198 of unpaid rent. Such amounts do not include $1,204,167 of redeemable preferred stock and accrued cumulative dividends. The Company's continuation as a going concern is dependent upon its ability to control costs and attain a satisfactory level of profitability, obtain suitable, sufficient financing or equity investment and restructure its indebtedness to the seller. The Company has entered into negotiation with the Seller to restructure the applicable debt and its premises lease. If such an agreement is consummated, the Company would substantially reduce its outstanding obligations to the Seller. The Company has reduced factory and corporate overhead and has plans to reduce other operating and overhead costs, including, but not limited to reduction in production costs (direct labor and raw materials) through increased labor and purchasing  efficiencies.  There  is no  assurance  that  the  Company  will  be successful in these endeavors. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note C - Property and Equipment

Property and equipment consists of the following as of June 30, 1998:


        Molds and Tooling                $  750,000
        Machinery and Equipment             250,490
        Furniture and Fixtures               65,400
                                         ----------
        Total Property and Equipment      1,065,890
        Less: Accumulated Depreciation      783,036
                                         ----------
        Property and Equipment, Net      $  282,854
                                         ==========

                           CIGARETTE RACING TEAM, INC.
               NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited)


Note D - Loan Payable

In February 1996, the Company entered into a settlement agreement with a supplier with respect to indebtedness which was assumed by the Company under the asset purchase and contribution agreement. In connection therewith, the Company agreed to pay the supplier $300,000 of the $350,000 of indebtedness outstanding as of the date of the settlement, as well as $5,000 in legal fees. A first installment of $30,000 was paid at closing and the balance of the loan was to be repaid in nine monthly installments of $30,000 beginning in February 1996. Interest on all unpaid balance accrues at the prime rate. The Company is in default of this settlement agreement, which has a balance outstanding as of June 30, 1998 totaling $164,579.

Note E - Accrued Expenses

Accrued expenses consist of the following as of June 30, 1998:

        Property Taxes                   $   90,945
        Bonuses                              67,971
        Vacation Pay                         64,611
        Insurance                            62,137
        Payroll                              27,195
        Warranty                             12,743
        Payroll Taxes                         9,193
                                         ----------
        Total Accrued Expenses           $  334,705
                                         ==========

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC. PRO-FORMA UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

The following pro-forma consolidated financial information of Cigarette Racing Team, Inc. and Alchemy Holdings, Inc. is based on and should be read in conjunction with the selected financial information and the annual and interim financial statements of each Company included elsewhere in this Proxy Statement.

The pro-forma balance sheet as of June 30, 1998 gives effect to (i) the Merger Agreement and exchange of common stock described in this Proxy Statement, whereby it is expected that all or substantially of Cigarette's common stock will be acquired by Alchemy. However from a financial reporting standpoint, since the stockholders of Cigarette will immediately after the merger own 87% of the Combined Company's outstanding common shares, Cigarette will be deemed to be the accounting acquiror in what is commonly called a reverse acquisition; (ii) the effectuation and close of the "Settlement Agreement" between Cigarette and the Seller as more fully described elsewhere in this Proxy Statement, and the conversion of certain other debt to equity; and (iii) the retirement of certain outstanding mandatorily redeemable cumulative preferred stock and the issuance of two new series of preferred stock, each with a stated value of $1,000,000.

The pro-forma consolidated statements of operations for the year ended September 30, 1997 and the nine months ended June 30, 1998 give effect to each of the above three transactions as if they had all occurred on the first day of the respective period.

The pro-forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances. The pro-forma financial statements should be read in conjunction with the notes thereto. The pro-forma statements of operations do not purport to be indicative of the results of operations which may be expected to occur in the future.

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC.
                          PRO-FORMA CONSOLIDATED SHEET
                                  JUNE 30, 1998

                                                             CIGARETTE          ALCHEMY         ADJUSTMENTS           PRO-FORMA
                                                             ---------          -------         -----------           ---------
ASSETS

Current Assets:
Cash                                                        $   415,006       $   322,462       $      --            $   737,468
Accounts Receivable                                                --             146,630              --                146,630
Inventory                                                       670,678           297,906              --                968,584
Other Current Assets                                            206,059             2,623              --                208,682
                                                            -----------       -----------       -----------          -----------

Total Current Assets                                          1,291,743           769,621              --
                                                                                                                       2,061,364

Property and Equipment                                          282,854            19,535              --                302,389
Cost in Excess of Fair Value
   of Net Assets Acquired                                     4,378,786              --           1,883,524(A)         6,262,310
Other Intangibles                                               264,913           193,527              --                458,440
Other Assets                                                     10,000              --                --                 10,000
                                                            -----------       -----------       -----------          -----------

TOTAL ASSETS                                                $ 6,228,296       $   982,683       $ 1,883,524          $ 9,094,503
                                                            ===========       ===========       ===========          ===========

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Due to Seller                                               $ 5,105,357       $      --         $(5,105,357)(B)             --
Notes and Loans Payable                                       1,410,877           253,500              --              1,664,377
Trade and Accrued Payables                                    1,641,402            38,779          (156,900)(C)        1,523,281
Deposits and Deferred Income                                    961,891           169,140              --              1,131,031
Stockholder Loans                                               856,429              --                --                856,429
                                                            -----------       -----------       -----------          -----------

Total Current Liabilities                                     9,975,956           461,419        (5,262,257)           5,175,118
                                                            -----------       -----------       -----------          -----------

Redeemable Preferred Stock                                    1,204,167              --          (1,204,167)(D)             --
                                                            -----------       -----------       -----------          -----------

Stockholders' Equity (Deficit):
Preferred Stock Series A                                           --                --           1,000,000(D)         1,000,000
Preferred Stock Series B                                           --                --           1,000,000(E)         1,000,000
Common Stock                                                     36,010             2,437           (33,025)(F)            5,422

                                                                                                    204,167(G)
Additional Paid In Capital                                    2,686,674         2,224,598         1,437,813(H)         6,483,117
                                                                                                    (70,135)(I)

                                                                                                  1,705,771(J)
Accumulated Deficit                                          (7,674,511)       (1,705,771)        3,105,357(K)        (4,569,154)
                                                            -----------       -----------       -----------          -----------

Total Stockholders'
   Equity (Deficit)                                          (4,951,827)          521,264         8,349,948            3,919,385
                                                            -----------       -----------       -----------          -----------

TOTAL LIABILITIES AND
   STOCKHOLDERS'
   EQUITY (DEFICIT)                                         $ 6,228,296       $   982,683       $ 1,883,524          $ 9,094,503
                                                            ===========       ===========       ===========          ===========

See notes to pro-forma financial statements.

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC.
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1998


                                                 CIGARETTE                  ALCHEMY             ADJUSTMENTS               PRO-FORMA
                                                 ---------                  -------             -----------               ---------
NET SALES                                       $ 4,978,665              $   501,919           $  (108,075)(1)          $ 5,372,509

Cost of Sales                                     4,362,276                  387,498              (108,075)(1)            4,641,699
                                                -----------              -----------           -----------              -----------

GROSS MARGIN                                        616,389                  114,421                  --                    730,810

Selling, General and
  Administrative                                                                                    94,176 (2)
  Expenses                                        1,388,461                  107,863              (252,000)(3)            1,338,500

Interest Expense                                    394,114                   19,329              (246,050)(4)              167,393

Licensing Income                                   (133,333)                    --                    --                   (133,333)
                                                -----------              -----------           -----------              -----------

NET LOSS                                        $(1,032,853)             $   (12,771)          $   403,874              $  (641,750)
                                                ===========              ===========           ===========              ===========

Loss Per Common
 Share                                          $     (0.29)             $     (0.01)                                   $     (0.12)
                                                ===========               ===========                                   ===========

Weighted Average
 Number of Common
 Shares Outstanding                               3,568,950                2,241,790                                      5,421,844
                                                ===========               ===========                                   ===========


                                   See notes to pro-forma financial statements.

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC.
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1998


                                                 CIGARETTE                 ALCHEMY             ADJUSTMENTS              PRO-FORMA
                                                 ---------                 -------             -----------              ---------
NET SALES                                       $ 2,158,406              $ 1,059,498           $  (180,115)(1)          $ 3,037,789

Cost of Sales                                     3,403,644                  901,725              (180,115)(1)            4,125,254
                                                -----------              -----------           -----------              -----------

GROSS MARGIN                                     (1,245,238)                 157,773                  --                 (1,087,465)

Selling, General and
  Administrative                                                                                   125,568(2)
  Expenses                                          905,566                  231,125              (336,000)(3)              926,259

Interest Expense                                    449,723                   19,410              (336,200)(4)              132,933

Other Income                                        (39,921)                    --                    --                    (39,921)
                                                -----------              -----------           -----------              -----------

NET LOSS                                        $(2,560,606)             $   (92,762)          $   546,632              $(2,106,736)
                                                ===========              ===========           ===========              ===========

Loss Per Common
 Share                                          $     (0.91)             $     (0.11)                                   $     (0.39)
                                                ===========              ===========                                    ===========

Weighted Average
 Number of Common
 Shares Outstanding                               2,819,562                  851,093                                      5,421,844
                                                ===========              ===========                                    ===========


                                   See notes to pro-forma financial statements.

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC.
                    NOTES TO PRO-FORMA FINANCIAL STATEMENTS

NOTES TO PRO-FORMA BALANCE SHEET

A. This adjustment records the goodwill or cost in excess of the net assets acquired by Cigarette, the accounting acquiror in the transaction. The consideration for the acquisition of Alchemy is the fair value of the Alchemy common shares outstanding prior to the merger, 2,702,394, less the 2,000,000 million shares being surrendered by Offshore, or 702,394 times the fair value of the Alchemy stock, $2.00, as determined by the Company's Board of Directors. To this value of $1,404,788 is added the stated and redemption value of $1,000,000 of the new Series B Preferred Stock being issued to Offshore. (See Note E). The total consideration for the acquisition of Alchemy therefore equals $2,404,788. Alchemy's liabilities of $461,419 are fairly valued on their June 30, 1998 balance sheet; accordingly the total of consideration paid and liabilities assumed equals $2,866,207. Alchemy's assets of $982,683 were also fairly valued on their June 30, 1998 balance sheet; as a result the goodwill arising from the acquisition equals $2,866,207 less $982,683 or $1,883,524. Such goodwill will be amortized over fifteen years.

B. This adjustment reflects the total indebtedness to the Seller being extinguished in exchange for equity. (See Note K).

C. This adjustment reflects certain Alchemy trade debt being extinguished at par for 78,450 new Cigarette shares issued subsequent to September 30, 1998. Such issuance is not separately reflected since Cigarette is the acquiror in the transaction, but the legal structure of Alchemy's capital stock survives the merger. (See Note I).

D. This adjustment reflects the cancellation of the original Series A mandatorily redeemable cumulative preferred stock in exchange for the issuance of new Series A Preferred Stock. (See Note G).

E. This adjustment records the issuance of the new Series B Preferred Stock to Offshore.

F. This adjustment reduces the aggregate value of the 5,421,844 Alchemy $.001 par value common shares outstanding after the merger to $5,422. (See Note
     H).

G. The cumulative unpaid dividends on the old Series A Preferred Stock, which were charged against additional paid-in capital, are reversed against that account. After the conversion to the new preferred, there is no obligation to pay the old cumulative dividends.

H. This adjustment reflects the excess of new additional paid-in capital over the par value of the 702,394 common shares of Alchemy retained by Alchemy's stockholders. Since such shares have an aggregate fair value of $1,404,788, such amount plus the adjustment of $33,025, which reduced aggregate par value in Adjustment F, or $1,437,813 in the aggregate is credited to additional paid in capital.

             CIGARETTE RACING TEAM, INC. and ALCHEMY HOLDINGS, INC.
                     NOTES TO PRO-FORMA FINANCIAL STATEMENTS

NOTES TO PRO-FORMA BALANCE SHEET (Continued)

I. This adjustment balances additional paid-in capital for all entries applicable to the capital accounts. It is comprised of the following:

     Alchemy common stock eliminated                                $     2,437
     Alchemy additional paid-in capital eliminated                    2,224,598
     Fair value of new Cigarette stock issued to Seller              (2,000,000)
     Fair value of new Cigarette stock issued in exchange
        for certain other debt (See Note C)                            (156,900)
                                                                    -----------
     Net balancing adjustment to additional paid in capital         $   (70,135)
                                                                    ===========

J.   For  financial  reporting  purposes,   Alchemy  is  the  acquired  company.
     Accordingly this adjustment eliminates Alchemy's accumulated deficit.

K. This entry records the gain on extinguishment of troubled debt. Such gain is measured by the excess of the debt extinguished, $5,105,357, over the fair value of the equity exchanged therefor, $2,000,000 in new Cigarette common stock. (See Note I). As with the new Cigarette stock issued to satisfy certain other debt at par (See Note C) the issuance of the new Cigarette shares is not separately reflected since the legal structure of Alchemy's capital survives the merger, even though Cigarette is the accounting acquiror.

NOTES TO PRO-FORMA STATEMENT OF OPERATIONS


(1) This adjustment eliminates from sales and cost of sales the inter-company sales from Alchemy to Cigarette.

(2) This adjustment reflects amortization of the goodwill resulting from the acquisition amortized over nine months and one year, respectively, for the pro-forma periods.

(3) This adjustment reflects the recurring savings of rent expense directly related to the lease renegotiation undertaken as part of the Settlement Agreement with the Seller.

(4) This adjustment reflects the recurring savings of interest expense on the indebtedness extinguished as part of the Settlement Agreement with the Seller.

                                  UNDERTAKINGS

     Alchemy hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Alchemy pursuant to the foregoing provisions, or otherwise, Alchemy has been advised that in the opinion of the Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  EXHIBIT INDEX


Exhibit No.   Description
-----------   -----------

    2         Agreement and Plan of Merger
    3.1       Articles of Incorporation of Hawk Marine Power, Inc. (a Utah
              corporation), as Amended(1)
    3.1.2     Articles of Incorporation of Hawk Marine Power, Inc. (a
              Florida corporation), as Amended(1)
    3.1.3     Certificate of Amendment of the Articles of Incorporation of
              Hawk Marine Power, Inc.(1)
    3.2.1     By-Laws of Hawk Marine Power, Inc. (a Utah corporation)(1)
    3.2.2     By-Laws of Hawk Marine Power, Inc. (a Florida corporation)(1)
    5         Form of Opinion and Consent of Beckman, Millman & Sanders,
              LLP regarding the legality of the securities being
              registered(2)
    8         Opinion re: Tax Matters(2)
    10.1      Offshore License Agreement dated May 1997
    10.2      OTAM License Agreement
    13.1      Form 10KSB (filed: 08/04/1998)(3)
    13.2      Form 10QSB (filed: 05/01/1998)(3)
    13.3      Form 10QSB (filed: 03/11/1998)(3)
    13.4      Form 10QSB (filed: 08/19/1997)(3)
    13.5      Form 10QSB (filed: 05/22/1997)(3)
    13.6      Form 10QSB (filed: 05/14/1997)(3)
    13.7      Form 10QSB (filed: 08/14/1996)(3)
    13.8      Form 10QSB (filed: 05/21/1996)(3)
    13.9      Form 10KSB (filed: 04/30/1998)(3)
    13.10     Form 10KSB (filed: 05/14/1997)(3)
    23.1      Consent of Beckman, Millman & Sanders, LLP (included in Exhibit
              5.1).
    23.2      Consents of Jere Lane, CPA(2)
    23.3      Consent of Callaghan Nawarocki, LLP(2)
    24        Power of Attorney(2)
    99.1      Selected Sections of the Florida Business Corporation Act(2)
------------

(1) Filed as the same encumbered exhibit to the Registrant's Registration Statement (File No. 33-30906-A) previously filed.

(2)  To be filed by amendment.

(3) Previously filed with the Securities and Exchange Commission as separate filings.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-4 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida, on May 4, 1998.

                                       ALCHEMY HOLDINGS, INC.


                                       By: /S/ Craig N. Barrie
                                       ----------------------------
                                       Craig N. Barrie, President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Name                    Title                               Date
----                    -----                               ----
Craig N. Barrie*        President/Director                  November 11, 1998
Berton Lorow*           Vice President/Director             November 11, 1998
Adam C. Schild*         Secretary/Director                  November 11, 1998
Adam C. Schild*         Principal Financial Officer         November 11, 1998
                        Principal Accounting Officer        November 11, 1998

     * Craig N. Barrie, pursuant to a Power of Attorney, executed by each of the Directors and Officers noted above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Form S-4 Registration Statement on behalf of each of the persons noted above and designated by an asterisk, in the capacities understood and does hereby sign and execute this Form S-4 Registration Statement on his own behalf as President.